Exhibit 10.31

DATED 6 February 2006

(1) DAVID HAMILTON FOX AND OTHERS

- and -

(2) KLEINWORT CAPITAL TRUST PLC

- and -

(3) HOWITZER ACQUISITION LIMITED

- and -

(4) CIRCOR INTERNATIONAL, INC

AGREEMENT

relating to

the sale and purchase of the entire issued

share capital of Hale Hamilton Holdings

Limited and 60,000 B ordinary shares of the

issued share capital of Hale Hamilton

Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	SALE AND PURCHASE OF SHARES	14
3.	CONSIDERATION	16
4.	JOINT ACCOUNT	17
5.	COMPLETION	19
6.	WARRANTIES	19
7.	UNDERTAKINGS AND INDEMNITIES	21
8.	ENVIRONMENTAL INDEMNITY	23
9.	LIMITATION ON THE VENDORS’ LIABILITY	28
10.	TAXATION	28
11.	FURTHER ASSURANCE AND ATTORNEY	28
12.	ANNOUNCEMENTS AND CONFIDENTIALITY	28
13.	COSTS	30
14.	SUCCESSORS ASSIGNMENT AND GUARANTEE	31
15.	ENTIRE AGREEMENT	31
16.	TIME FOR PERFORMANCE	32
17.	VARIATIONS	32
18.	WAIVER	32
19.	AGREEMENT CONTINUES IN FORCE	32
20.	SEVERABILITY	32
21.	NOTICES	32
22.	COUNTERPARTS	35
23.	THIRD PARTY RIGHTS	35
24.	GOVERNING LAW AND JURISDICTION	35
25.	VENDORS’ REPRESENTATIVES	36

SCHEDULE 1	37
Details of the Vendors, the Shares and the Consideration	37
Part 1	37
Holdings Vendors	37
Part 2	40
HHL Vendor	40

SCHEDULE 2	41
Part 1	41
Holdings	41
Part 2	43
HHL	43
Part 3	45
Subsidiaries	45
Hale Hamilton Valves Limited	45
Fluid Systems International Limited	47
Cambridge Fluid Systems Limited	49
CFS Technology Pte Ltd.	51

1

SCHEDULE 3	53
The Holdings Warranties	53
Part 1	53
Holdings Title Warranties	53
Part 2	55
General	55

SCHEDULE 4	61
The HHL Warranties	61
Part 1	61
HHL Title Warranties	61
Part 2	62
General	62
Part 3	83
Properties and environmental matters	83
Properties	83
Part 4	91
Pensions	91

SCHEDULE 5	95
Holdings Taxation	95
Part 1	95
Definitions and interpretation	95
Part 2	98
Tax Warranties	98
Part 3	102
Tax Covenant	102
Part 4	104
Limitations and Procedure	104

SCHEDULE 6	115
HHL Taxation	115
Part 1	115
Definitions and interpretation	115
Tax Warranties	118
Part 3	123
Tax Covenant	123
Part 4	125
Limitations and Procedure	125

SCHEDULE 7	136
Completion	136

SCHEDULE 8	138
The Properties	138
Part 1	138
Freehold	138
Part 2	138
Leasehold	138

2

SCHEDULE 9	139
Limitations on the Vendors’ liability	139
Completion Net Asset Statement	147
Part 1	147
Determination and confirmation of Completion Net Worth	147
Part 2	152
Pro forma Completion Net Asset Statement	152

Agreed Form Documents

1.	Completion Board Minutes of Holdings, HHL and the Subsidiaries

2.	Holdings Management Accounts

3.	HHL Management Accounts

4.	Resignations of Directors and Secretary

5.	Resignation of Auditors

6.	Deed of Termination of Shareholders Agreement

7.	Letter of Instructions

8.	Quotation and Terms of Business

3

THIS AGREEMENT is made on 6 February 2006

BETWEEN

(1)	THE PERSONS whose names and addresses are set out in part 1 of schedule 1 (“Holdings Vendors”);

(2)	THE PERSON whose name and address is set out in part 2 of schedule 1 (“HHL Vendor”);

(3)	HOWITZER ACQUISITION LIMITED a company registered in England and Wales with number 05684497 whose registered office is at 20 Black Friars Lane, London EC4V 6HD (“Purchaser”); and

(4)	CIRCOR INTERNATIONAL, INC a company registered in Delaware, the United States of America whose registered agent is at 1209 Orange Street, Wilmington, Delaware, United States of America (“Circor”).

BACKGROUND

A	Hale Hamilton Holdings Limited (“Holdings”) and Hale Hamilton Limited (“HHL”) are both private companies limited by shares. Further information relating to Holdings, HHL and its Subsidiaries is set out in schedule 2.

B	The Holdings Vendors are the legal owners or are otherwise able to procure the transfer of the numbers of Holdings Shares set opposite their respective names in column (2) of part 1 of schedule 1.

C	The HHL Vendor is the beneficial owner of the number of HHL Shares set opposite its name in column (2) of part 2 of schedule 1.

D	The Holdings Vendors have agreed to sell and the Purchaser has agreed to purchase the Holdings Shares, and the HHL Vendor has agreed to sell and the Purchaser has agreed to purchase the HHL Shares, each for the consideration and upon the terms and conditions set out in this agreement. Circor is entering into this agreement to guarantee to the Holdings Vendors, the Warrantors and the HHL Vendor the obligations of the Purchaser hereunder.

IT IS HEREBY AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“1985 Act” means the Companies Act 1985;

“1989 Act” means the Companies Act 1989;

“Accounts Date” means 30 September 2005;

“Approved” means exempt approved by the Board of Inland Revenue for the purposes of either chapter I or chapter IV of part XIV of the Taxes Act and references to “Approval” shall be construed accordingly;

“Asset Confirmation Date” means the date upon which, pursuant to schedule 10, part 1, paragraph 4.6, the final confirmation of Completion Net Worth shall be issued;

“Balancing Payment Date” means the date falling five Business Days after the Asset Confirmation Date;

“Business Day” means a day other than a Saturday or Sunday on which banks are open for commercial business in the City of London and New York;

“Business Intellectual Property” means all Intellectual Property owned by any member of the Hale Group;

“Claim” means any Holdings Warranty Claim or any HHL Warranty Claim;

“Companies Acts” means the 1985 Act, the 1989 Act and the Companies Consolidation (Consequential Provisions) Act 1985;

“Completion” means the performance of all the obligations of the parties to this agreement set out in clause 5;

“Completion Board Minutes” means minutes of meetings of the boards of directors of Holdings, HHL and the Subsidiaries in the agreed form;

“Completion Date” means the date of this agreement;

“Completion Net Asset Statement” means the statement of assets and liabilities of HHL and the Subsidiaries as at the close of business on 31 January 2006, on a consolidated basis, which shall be drawn up in the form shown in schedule 10, part 2 and prepared, reviewed and confirmed in accordance with schedule 10, part 1;

“Completion Net Worth” means the sum computed in accordance with schedule 10, part 1, paragraph 3;

“Compliance Liability” means a breach of Environmental Laws and/or Environmental Permits at or prior to Completion;

“Computer Systems” means the hardware, software and information and communication technology used by or for the benefit of any member of the Hale Group at the date hereof or in the preceding 12 months, or computer processors, associated and peripheral equipment, computer programs, technical and other documentation and data entered into or created by the foregoing;

“Confidential Information” means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Hale Group details of which are not in the public domain including, without limitation, information concerning or relating to:

(a)	the Business Intellectual Property and any other property used or owned by or licensed to the Hale Group in the nature of Intellectual Property;

(b)	any technical processes, future projects, business development or planning, commercial relationships and negotiations; and

(c)	the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, sales targets, sales statistics, market share statistics, market research reports and surveys and advertising or other promotional materials and details of contractual arrangements and any other matters concerning the clients or customers of or other persons having dealings with the Hale Group;

“Confirmation” has the meaning given in schedule 10, part 1, paragraph 4.1;

“Connected Person” has the meaning given to that expression in s839 ICTA;

“Consideration” means the consideration for the Shares set out in clause 3 and as adjusted pursuant to clause 3.2;

“Defective Products” means Products delivered to customers prior to Completion which are defective. For the purposes of this definition, “defective” means (a) in respect of claims or complaints raised by customers, a failure to meet the terms and conditions as to quality and specification under which the Products were sold to such customers, or (b) in respect of claims raised by ultimate consumers, a failure to meet the standards of care reasonably required in the manufacture of Products of the same nature as the Products which results in death or personal injury;

“Defective Services” means Services provided to customers prior to Completion which are defective. For the purposes of this definition, “defective” means in respect of claims or complaints raised by customers, a failure to meet the terms and conditions as to quality and specification under which the Services were sold to such customers;

“Disclosed” means disclosed by the Disclosure Letter with sufficient particularity to enable a reasonable person in the position of the Purchaser to make an assessment of the extent to which the relevant matter, fact or circumstance disclosed qualifies the warranty and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter of even date with this agreement from the Warrantors to the Purchaser relating to the Holdings Warranties and the HHL Warranties together with any documents annexed to it;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security; or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption); or any agreement or arrangement to create any of the same;

“Environment” means any of the following media namely air, water or land including without limitation those media within buildings or other natural or man made structures above or below ground;

“Environmental Claim” means a claim under the provisions of clause 8.1;

“Environmental Condition” means pollution or contamination of the Environment in existence on or before Completion (including, without limitation, pollution or contamination of the Environment at, on, under, arising or transported from the Properties);

“Environmental Insurance Policy” means the Pollution Legal Liability Insurance Policy issued by AIG Europe (UK) Limited on the date hereof;

“Environmental Law” means any applicable law, including without limitation any common law, statute, statutory instrument, treaty, regulation, directive, decision, by-law, circular, code, guidance, order, notice, demand, injunction, resolution or judgment which relates to Environmental Matters to the extent they are legally binding and enforceable in England at or prior to Completion;

“Environmental Matters” means any of the following:

(a)	protection, pollution or contamination of the Environment;

(b)	the production, generation, manufacture, processing, handling, keeping, possession, presence, storage, distribution, use (including as a building material), treatment, supply, receipt, sale, purchase, removal, transport, importation, exportation, disposal, release, spillage, deposit, escape, discharge, leak, emission, leaching or migration of any Hazardous Substance;

(c)	the creation of any noise, vibration, radiation, common law or statutory nuisance, which has or may have an impact on the Environment; and/or

(d)	any other matter relating to the protection, maintenance, restoration or remediation of the Environment or any part of it.

“Environmental Permits” means all those authorisations, certificates, approvals, permits, licences, registrations, notifications, or consents (and all conditions attaching thereto) required at or prior to Completion under any Environmental Law for the operation of the business of the Hale Group and/or the occupation or use of any of Properties for the purposes for which they are occupied or used at or prior to Completion;

“Escrow Release Date” means the second anniversary of Completion;

“Hale Group” means Holdings, HHL and the Subsidiaries and references to a “member of the Hale Group” or a “Hale Group member” shall be construed accordingly;

“Hale Hamilton Germany” means Hale Hamilton Gastechnology GmbH;

“Hazardous Substance” means any substance (whether in solid, liquid or gaseous form and whether alone or in combination with any other substance) which is capable of causing harm to the Environment (including without limitation genetically modified organisms, radioactive substances, asbestos and biocides) and any electricity, heat and any waste material;

“HHL Accounts” means the audited consolidated accounts of HHL comprising (inter alia) the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon;

“HHL Group” means HHL and the Subsidiaries and references to a “member of the HHL Group” or a “HHL Group member” shall be construed accordingly;

“HHL Management Accounts” means the unaudited consolidated balance sheets and the profit and loss accounts of HHL and the Subsidiaries as at the Management Accounts Date for the period from 1 October 2005 to the Management Accounts Date, in the agreed form;

“HHL Shares” means the 60,000 B ordinary shares of £1 each in the issued share capital of HHL registered in the name of the HHL Vendor;

“HHL Share Warranties” means the warranties contained in parts 2, 3 and 4 of schedule 4;

“HHL Tax Covenant” means the covenant set out in parts 3 of schedule 6;

“HHL Tax Warranties” means the warranties contained in parts 2, of schedule 6;

“HHL Title Claim” means any claim for breach of or non-compliance with any of the HHL Title Warranties;

“HHL Title Warranties” means the warranties set out in part 1 of schedule 4;

“HHL Vendor’s Representative” has the meaning given to it in clause 24;

“HHL Warranties” means the HHL Share Warranties and to the extent that they pertain to HHL and/or the Subsidiaries the Tax Warranties;

“HHL Warranty Claim” means any claim for breach of or non-compliance with any of the HHL Share Warranties;

“Holdings Accounts” means the audited consolidated accounts of Holdings comprising (inter alia) the audited consolidated balance sheet as at the Accounts Date and the audited consolidated profit and loss account for the period ended on the Accounts Date, the notes and the cash flow statement relating thereto and the reports of the directors and auditors thereon;

“Holdings Management Accounts” means the unaudited balance sheet as at the Management Accounts Date and the profit and loss accounts of Holdings for the period from 1 October 2005 to the Management Accounts Date, in the agreed form;

“Holdings Shares” means the 32,463 A ordinary shares of £1 each and the 87,093 B ordinary shares of £1 each in the capital of Holdings, comprising the whole of the issued share capital of Holdings;

“Holdings Share Warranties” means the warranties contained in part 2 of schedule 3;

“Holdings Tax Covenant” means the covenant set out in part 3 of schedule 5;

“Holdings Tax Warranties” means the warranties set out in part 2 of schedule 5;

“Holdings Title Warranties” means the warranties set out in part 1 of schedule 3;

“Holdings Vendors Escrow” means 20 per cent of the Consideration as adjusted pursuant to clause 3.2;

“Holdings Vendor Warranties” means the HHL Share Warranties, the Holdings Title Warranties, the Holdings Share Warranties and the Tax Warranties;

“Holdings Vendors’ Representative” has the meaning given to it in clause 24.5;

“Holdings Warranties” means the Holdings Share Warranties and, to the extent that they pertain to Holdings, the Tax Warranties;

“Holdings Warranty Claim” means any claim for breach of or non-compliance with any of the Holdings Share Warranties;

“ICTA” means the Income and Corporation Taxes Act 1988;

“Indemnity Claims” means a claim under the provisions of clause 7;

“Insurance Policies” means each current insurance and indemnity policy in respect of which the members of the HHL Group have an interest (including any active historic policies which provide cover on a losses occurring basis);

“Insured Benefits” means the benefits to be obtained upon HHL entering into an agreement with Legal & General Assurance Society Limited to provide the benefits as set out in the Quotation and Terms of Business;

“Intellectual Property” includes patents, inventions, know-how, trade secrets and other confidential information, registered designs, copyrights, data, database rights, design rights, rights affording equivalent protection to copyright, database rights and design rights, semiconductor topography rights, trade marks, service marks, logos, domain names, business names, trade names, moral rights, and all registrations or applications to register any of the aforesaid items, rights in the nature of any of the aforesaid items in any country or jurisdiction, rights in the nature of unfair competition rights and rights to sue for passing-off;

“Joint Account” means the interest bearing joint account opened with The Royal Bank of Scotland Plc in the names of the Vendors’ Solicitors and the Purchaser’s Solicitors and operated in accordance with the provisions of clause 4;

“Kleinwort Capital” means Kleinwort Capital Limited of 10 Bedford Street, Covent Garden, London WC2E 9HE;

“Leases” means the leases listed in Part 2 of Schedule 8;

“Letter of Instructions” means the letter of instructions relating to the operation of the Joint Account from the Vendors and the Purchaser to the Vendors’ Solicitors and the Purchaser’s Solicitors, in the agreed form;

“Losses” in respect of any matter, event or circumstance means all awards, damages, payments, losses, costs, reasonable fees and expenses (including reasonable professional and legal fees, costs and expenses) or other liabilities;

“Main Scheme” has the meaning given in part 4 of Schedule 4;

“Management Accounts Date” means 31 December 2005;

“Non HHL Vendors’ Shares” means the 400,000 A ordinary shares of £1 each in the issued share capital of HHL registered in the name of Holdings;

“Pre-Completion Distribution” means any distribution made since the Accounts Date at or prior to Completion by any member of the Hale Group to its shareholders, whether by way of dividend, redemption or otherwise;

“Proceedings” means any proceedings, suit or action arising out of or in connection with this agreement;

“Product” means any product, item of equipment, hardware, software, micro-processor or embedded control system (or other item containing, using or dependent on any of the foregoing) designed, manufactured and/or sold by any member of the Hale Group;

“Properties” means the freehold and leasehold land and premises described in schedule 8 and any part or parts thereof;

“Purchaser’s Accountants” means KPMG LLP of 1 Puddle Dock, London EC4V 3PD;

“Purchaser’s Group” means the Purchaser and its subsidiary undertakings or parent undertakings for the time being or a subsidiary undertaking for the time being of a parent undertaking of the Purchaser and includes, for the avoidance of doubt, and with effect from Completion each member of the Hale Group and references to a “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Solicitors” means Mayer, Brown, Rowe & Maw LLP of 11 Pilgrim Street, London EC4V 6RW;

“Quotation and Terms of Business” means the quotation issued on 20 January 2006 by Legal and General Assurance Society Limited and the terms of business referred to therein in the agreed form which provides for Legal and General Assurance Society Limited to take over responsibility for the payment of certain benefits as set out therein upon payment of the quotation price (as adjusted);

“Relevant Accounting Standard” means, in relation to the HHL Accounts, the Holdings Accounts or the Completion Net Asset Statement, United Kingdom Generally Accepted Accounting Principles, Statements of Standard Accounting Practice and Financial Reporting Standards in force on the relevant Accounts Date or Completion as the case may be;

“Relevant Authority” means any government, government agency, local authority or any other person or entity having regulatory authority under Environmental Law and/or any court of law or tribunal and, in relation to each of the Leases, includes any person having rights or powers under that Lease;

“Remediation” means:

(a)	investigating, surveying, sampling, monitoring, assessing, analysing, removing, remedying, cleaning up, ameliorating, abating, containing or controlling an Environmental Condition; and/or

(b)	measures to ensure that the conduct of the business of the Hale Group as carried on at Completion and/or the condition, use or occupation of the relevant Property as it was at Completion is in compliance with all Environmental Law and Environmental Permits.

“Resultant Health and Safety Liability” means any harm to human health caused by a Compliance Liability and/or an Environmental Condition;

“Service” means any service provided by any member of the Hale Group;

“Shares” means any or all of the Holdings Shares or the HHL Shares, as the case may be, which are set out against the Vendors’ names in part 1 and part 2 of schedule 1;

“Subsidiaries” means all the subsidiary undertakings of HHL at the date hereof further details of which are set out in part 3 of schedule 2 and “Subsidiary” shall mean any of them;

“Tax Claim” means any claim for breach of or non-compliance with any of the Tax Warranties and any claim under or pursuant to the Tax Covenants;

“Tax Covenants” means the HHL Tax Covenant and the HHH Tax Covenant;

“Tax Warranties” means the HHL Tax Warranties and the HHH Tax Warranties;

“Trigger Condition” means (i) any lawful direction, claim or action of any Relevant Authority relating to any Compliance Liability and/or any Environmental Condition (including in respect of any Remediation); or (ii) any claim made by a third party in respect of any Compliance Liability and/or any Environmental Condition; or (iii) in respect of any Compliance Liability and/or Environmental Condition, any Remediation that, if not carried out, would prevent the continued use or occupation of the relevant Property as it was at Completion, in compliance with Environmental Law and Environmental Permits;

“Trusts” means the IF Hamilton 1962 Settlement Trust and the JD Hamilton 1957 Settlement Trust;

“Unsatisfied Relevant Holdings Claims” means at the Escrow Release Date (save in relation to clause 7.6, where it shall be as at 15 March 2007) an amount equal to the aggregate of:

(a)	the whole or relevant part of a Claimed Amount pursuant to a Notice of Claim made before that date for which the Warrantors have accepted liability or for which it has been finally decided the Warrantors are liable but which liability has not in either case been satisfied by payment out of the Joint Account or otherwise; and

(b)	any remaining Claimed Amount pursuant to a Notice of Claims made before that date which the Purchaser has not withdrawn and for which the Warrantors have not accepted liability and in respect of which it shall not have been finally decided whether or not the Warrantors are liable;

“Uxbridge Site” means the freehold land described in part 1 of schedule 8;

“VAT” means value added tax as provided for by Council Directive 77/388/EEC of 17 May 1997 as amended together with any Tax Statute which implements the provisions of that directive in any jurisdiction or any similar sales or other Tax in any jurisdiction;

“Vendors” means each and any of the Holdings Vendors and the HHL Vendor;

“Vendors’ Accountants” means Horwath Clark Whitehill LLP of Kennet House, 80 Kings Road, Reading, Berkshire RG1 3BL;

“Vendors’ Solicitors” means DLA Piper Rudnick Gray Cary UK LLP of 3 Noble Street, London EC2V 7EE; and

“Warranties” means the Holdings Title Warranties, the Holdings Share Warranties, the HHL Title Warranties, the HHL Share Warranties and the Tax Warranties and “Warranty” shall be construed accordingly;

“Warrantors” means David Hamilton Fox and Charles Ouin as trustees of the IF Hamilton 1962 Settlement Trust and David Hamilton Fox and Charles Ouin as trustees of the J D Hamilton 1957 Settlement Trust.

1.2	In this agreement where the context admits:

1.2.1	words and phrases which are defined or referred to in or for the purposes of the Companies Acts have the same meanings in this agreement (unless otherwise expressly defined in this agreement);

1.2.2	sections 5, 6 and 8 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

1.2.3	reference to a statutory provision includes reference to:

1.2.3.1	any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

1.2.3.2	any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement except to the extent that any modification, amendment, consolidation, re-enactment or replacement made after the date of this agreement would increase the liability of any of the parties hereto;

1.2.4	reference to statutory obligations shall include obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union as well as United Kingdom acts of Parliament and subordinate legislation;

1.2.5	reference to a clause, schedule or paragraph is to a clause, schedule or a paragraph of a schedule of or to this agreement respectively;

1.2.6	reference to the parties to this agreement includes their respective successors, permitted assigns and personal representatives;

1.2.7	reference to any party to this agreement comprising more than one person includes each person constituting that party;

1.2.8	reference to any gender includes the other genders;

1.2.9	the index and headings are for ease of reference only and shall not affect the construction or interpretation of this agreement;

1.2.10	this agreement incorporates the schedules to it;

1.2.11	a person shall be deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

1.2.12	unless otherwise expressly provided, all covenants, warranties, representations, undertakings and indemnities given or made by the Warrantors in their capacity as Warrantors in this agreement are given or made jointly. For the avoidance of doubt, joint liability means that all the Warrantors shall be joined in any action by the Purchaser, but notwithstanding the foregoing, each Warrantor may be liable for the full amount of any such claim by the Purchaser;

1.2.13	unless otherwise expressly provided, all covenants, warranties, representations, undertakings and indemnities given or made by the Holdings Vendors (other than those who are Warrantors in their capacity as Warrantors) and the HHL Vendor are given or made severally;

1.2.14	in clause 6 and schedules 4 and 6 references to “HHL” shall, in addition to HHL, include every Subsidiary to the intent and effect that the provisions of clause 6 and the Warranties set out in schedule 4 and schedule 6 shall apply to and be given in respect of each Subsidiary as well as HHL;

1.2.15	where any statement is qualified by the expression “to the best of the knowledge information and belief of the Warrantors” or “so far as the Warrantors are aware” or any similar expression each Warrantor shall be deemed to have knowledge of:

1.2.15.1	anything of which the other Warrantor has knowledge or is deemed by clause 1.2.15.2 to have knowledge; and

1.2.15.2	anything of which he would have had knowledge had he made reasonable enquiry immediately before giving the Holdings Vendor Warranties of Peter Wayte, Barry Dean, Allan Goodbrand, Philip Hunter, Stephen Hales, Graham Johnson, Bill Dormer, Ian Davies, Chris Wazynski and the Vendors’ Accountants;

1.2.16	the “agreed form” in relation to any document means the form agreed between the parties to this agreement and, for the purposes of identification only, initialled by or on behalf of such parties;

1.2.17	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things; and

1.2.18	reference to indemnity and to indemnifying any person against any Losses by reference to an event or circumstance means indemnifying and keeping him indemnified against all Losses from time to time, suffered or incurred by that person which are either a direct consequence of, or an indirect consequence which at the date of the event or circumstances is reasonably foreseeable of, that event or circumstance.

2.	SALE AND PURCHASE OF SHARES

2.1

Each of the Vendors shall sell or procure the sale of with full title guarantee those Shares set opposite his name in column (2) of part 1 or column (2) of part 2 of schedule 1 (as the case may be) and the Purchaser shall purchase the Shares free from all Encumbrances and together with all rights of any nature which are now or which may at any time hereafter become attached to them or accrue in respect of them including all dividends and distributions declared paid or made in respect of them after Completion.

2.2	The HHL Vendor covenants that:

2.2.1	it has full power and the right to transfer the legal and beneficial title in the Shares set opposite its name in column (2) of part 2 of Schedule 1;

2.2.2	the HHL Shares shall on Completion be free from all Encumbrances and from all other rights exercisable by third parties; and

2.2.3	it will at Completion execute at its own cost and expense such documents as the Purchaser considers necessary to transfer the legal and beneficial ownership in the HHL Shares to the Purchaser and secure to the Purchaser the rights attaching to the HHL Shares.

2.3	Each of the Holding Vendors severally covenants that:

2.3.1	he has full power and the right to transfer the legal title in the Holdings Shares set out opposite his name in column (2) of part 1 of schedule 1 free from the interests of the beneficiaries under any trust;

2.3.2	the Holdings Shares set out opposite his name in column (2) of part 1 of schedule 1 shall on Completion be free from all Encumbrances and from all other rights exercisable by third parties; and

2.3.3	he will at Completion execute at his own cost and expense such documents as the Purchaser considers necessary to transfer the legal and beneficial ownership in the Holdings Shares set out opposite his name in column (2) of part 1 of schedule 1 to the Purchaser and secure to the Purchaser the rights attaching the Holdings Shares set out opposite his name in column (2) of part 1 of schedule 1 .

2.4	Each of the Holdings Vendors hereby waives any right of pre-emption or other restriction on transfer in respect of the Holdings Shares or any of them conferred on him under the articles of association of Holdings or otherwise and agrees to procure before Completion the irrevocable waiver of any such right or restriction conferred on any other person.

2.5	The HHL Vendor shall (and the Holdings Vendors shall procure that Holdings shall) irrevocably waive any right of pre-emption or other restriction on transfer in respect of the HHL Shares or any of them conferred on Holdings or the HHL Vendor (as the case may be) under the articles of association of HHL or otherwise and the HHL Vendor and the Holdings Vendors agree to procure before Completion the irrevocable waiver of any such right or restriction conferred on any other person.

3.	CONSIDERATION

3.1	The Consideration for the sale and purchase of the Shares shall be the sum of £28,500,000, adjusted in accordance with clause 3.2. The Consideration shall be satisfied on Completion, by the transfer of funds through a UK clearing bank:

3.1.1	as to £22,800,000 (the “Initial Payment”) to the Vendors’ Solicitors which shall be received by the Vendors’ Solicitors on behalf of the Vendors in the amounts set opposite their names in column (3) of part 1 and part 2 of schedule 1; and

3.1.2	as to £5,700,000 into the Joint Account,

in each case in accordance with the provisions of schedule 6.

3.2	Notwithstanding any other provision of this agreement, if the Completion Net Worth is less than £7,075,000, the Warrantors shall be liable to pay to the Purchaser out of the Joint Account, by the Balancing Payment Date, the full amount of the shortfall and the parties shall procure that the Vendors’ Solicitors and the Purchaser’s Solicitors are instructed to instruct The Royal Bank of Scotland Plc to release such amount from the Joint Account to the Purchaser. In the event that the amount of any such shortfall is not paid on or before the earlier of the date Joint Resolution is issued and the date on which the Independent Accountants are engaged, in each case pursuant to schedule 10, interest shall accrue on such amount for the period beginning from such date and ending on the date of actual payment (both before and after judgment) at the rate of 2% per annum above the base rate from time to time of The Royal Bank of Scotland Plc. Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed and shall accrue from day to day.

3.3	Receipt by the Vendors’ Solicitors of any monies or completed documentation to be provided by the Purchaser in satisfaction of any of the obligations of the Purchaser under this agreement shall be accepted by the Vendors as a receipt by them and the Purchaser shall not be concerned with the basis upon which those monies or documents are distributed between the Vendors by the Vendors’ Solicitors.

4.	JOINT ACCOUNT

4.1	The Joint Account shall be operated jointly by the Vendors’ Solicitors and the Purchaser’s Solicitors in accordance with the Letter of Instructions.

4.2	The Vendors and the Purchaser agree that upon either or both of them becoming entitled in accordance with the agreement to payment of any amount out of the Joint Account they each shall within seven days after the date the entitlement arises give joint written instructions to the Vendors’ Solicitors and the Purchaser’s Solicitors to release such amount from the Joint Account in accordance with the terms of this agreement.

4.3	No amount (including interest) shall be paid out of the Joint Account save as expressly permitted under this agreement or the Letter of Instructions. Interest shall be paid out to and amongst the Vendors upon it being credited and the Letter of Instruction shall provide the instructions in regard to interest shall be given by the Warrantors alone.

4.4	On each occasion that the Purchaser wishes to make any Claim, Indemnity Claim, Environmental Claim, Tax Claim or any claim under clause 3.2 of this agreement (“Relevant Holdings Claim”) the Purchaser shall serve notice on the Holdings Vendors’ Representative (copied to the Vendors’ Solicitors) (“Notice of Claim”) setting out the Purchaser’s genuine pre-estimate of the Warrantors’ liability in respect of a Relevant Holdings Claim (including the Purchaser’s reasonable costs and expenses in connection with enforcing the Relevant Holdings Claim) (“Claimed Amount”). For the avoidance of doubt, the Purchaser may serve a Notice of Claim even where required to pursue a third party (including any insurer) pursuant to paragraph 3 of Schedule 9.

4.5	The parties shall procure that the Vendors’ Solicitors and the Purchaser’s Solicitors are instructed to instruct The Royal Bank of Scotland Plc to release from the Joint Account to the Warrantors on the Escrow Release Date the principal amount standing to the credit of the Joint Account less the aggregate amount of all Unsatisfied Relevant Holdings Claims in respect of any Claimed Amounts.

4.6	Upon a Notice or Notices of Claim being served, the Claimed Amount shall be retained in the Joint Account until such time as any Relevant Holdings Claim then asserted has been settled. Following settlement of any Relevant Holdings Claim, the parties shall procure that the Vendors’ Solicitors and the Purchaser’s Solicitors are instructed to instruct The Royal Bank of Scotland Plc to make a payment out of the Joint Account to the Purchaser of an amount equal to the amount due to it in respect of the settlement of the Relevant Holdings Claim.

4.7	If at or at any time after the Escrow Release Date the amount standing to the credit of the Joint Account exceeds the aggregate amount of all Unsatisfied Relevant Holdings Claim in respect of any Claimed Amounts the excess shall be paid to the Warrantors from the Joint Account and shall belong to them in the proportions in which they are entitled to the Consideration.

4.8	Any interest earned on the sums standing to the credit of the Joint Account from time to time shall belong to the Warrantors in the proportions in which they are entitled to the Consideration and shall be paid to them as soon as practicable after the same shall be credited to the Joint Account.

4.9	A Relevant Holdings Claim shall be treated as settled or finally decided for the purposes of this clause if:

4.9.1	the Holdings Vendors and the Purchaser shall so agree in writing; or

4.9.2	a court of competent jurisdiction has awarded judgment in respect of the Relevant Holdings Claim and no right of appeal lies in respect of such judgment or the parties are debarred by passage of time or otherwise from making any appeal.

4.10	Other than as set out in clause 6 and schedule 9 neither the amount of the Holdings Vendors Escrow nor the other provisions of this clause shall be regarded as imposing:

4.10.1	any limit on the amount of any Claim, Indemnity Claim, Environmental Claim, Tax Claim or any other claim under clause 3.2 of this agreement;

4.10.2

any restriction on the remedies available to the Purchaser insofar as following exhaustion of the Holdings Vendors Escrow there remain unsatisfied liabilities in relation to any Claim, Indemnity Claim,

Environmental Claim, Tax Claim or any other claim under clause 3.2 of this agreement.

4.11	When the Joint Account is used in settlement of a claim pursuant to clause 3.2 of this agreement the Warrantors shall procure that there is paid into the Joint Account forthwith following such settlement such sum as is necessary to make the principal amount standing to the credit of the Joint Account 20% of the Consideration as adjusted pursuant to clause 3.2 (ignoring for these purposes any other Claimed Amounts), which sum shall be deemed to be part of the Holdings Vendors Escrow and dealt with in accordance with this clause 4.

4.12	Any amount due to the Purchaser to satisfy any Claimed Amount shall first be satisfied by payment out of the principal amount (but not any interest) standing to the credit of the Joint Account. For the avoidance of doubt the Warrantors shall not be liable to make any payment to the Purchaser to satisfy any Claimed Amount unless and until the principal amount standing to the credit of the Joint Account has been exhausted and no funds in the Joint Account shall be utilised to satisfy any HHL Title Claim.

5.	COMPLETION

5.1	Completion shall take place at the offices of the Vendors’ Solicitors on the Completion Date when each of the parties shall comply with the provisions of schedule 6.

5.2	The Purchaser shall not be obliged to complete the purchase of the Shares under this agreement unless the Vendors comply fully with their obligations under schedule 6 and unless the purchase of all the Shares is completed simultaneously (but so that completion of the purchase of some of the Shares will not affect the rights of the Purchaser with respect to the others).

6.	WARRANTIES

6.1	The Warrantors warrant to the Purchaser as at the date of this agreement that each of the Holdings Vendor Warranties are, save as Disclosed, true and accurate in all respects.

6.2	The HHL Vendor warrants to the Purchaser as the date of this agreement that each of the HHL Title Warranties are true and accurate in all respects.

6.3	Each of the Warranties shall be construed as a separate and independent warranty and (except where this agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty, as the case may be.

6.4	The Vendors agree that the rights and remedies of the Purchaser in respect of any breach of any of the Warranties, as the case may be, shall not be affected or limited by Completion.

6.5	Each of the Vendors:

6.5.1	waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Hale Group member or their officers or employees in enabling the Warrantors to give the Holdings Vendor Warranties and the HHL Vendor to give the HHL Title Warranties or to prepare the Disclosure Letter; and

6.5.2	agrees that each member of the Hale Group and their respective officers, employees, advisers and agents may enforce the provisions of this clause 6.5 pursuant to the Contracts (Rights of Third Parties) Act 1999 provided that:

6.5.2.1	this agreement (other than this clause) may be varied from time to time without the consent of all or any of those persons; and

6.5.2.2	none of those persons may assign any of their respective rights under this clause 6.5 either in whole or in part.

6.6	Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages for breach of contract in the event of any breach of any of the Warranties, the Warrantors shall indemnify the Purchaser for itself and as trustee for each member of the Hale Group for:

6.6.1	the amount by which the value of an asset (including one warranted to exist but not in fact existing) or contract of any member of the Hale Group is less than its value would have been if the Holdings Vendor Warranties had not been breached;

6.6.2	the amount of any liability or increase in any liability which any member of the Hale Group has incurred and which it would not have incurred or which would not have increased if the Holdings Vendor Warranties had not been breached;

6.6.3	the amount by which the profits of any member of the Hale Group are less or its losses are greater than would have been the case if Holdings Vendor Warranties had not been breached ;

6.6.4	an amount equal to any Losses incurred as a result of any deficiency or diminution in value of any asset or contract or any liability or increased liability, as the case may be, referred to in clause 6.6.1 or 6.6.2; and

6.6.5	any other amount necessary to put any member of the Hale Group into the position it would have been had the Holdings Vendor Warranties not been breached,

provided that the Purchaser (for itself and as trustee of each member of the Hale Group) shall not be entitled to recover more than once in respect of the same loss.

6.7	Any liability of the Warrantors to the Purchaser and/or to any member of the Hale Group and/or any right of the Purchaser under this agreement may, in whole or in part, be released, compounded or compromised or time or indulgence may be given by the Purchaser in respect of it without in any way prejudicing or affecting either its rights under this agreement against the Warrantors concerned in respect of any other liability of those Warrantors or right of the Purchaser or any member of the Hale Group or its rights under this agreement against any other Warrantors in respect of the same or any other liability of those Warrantors or right of the Purchaser or any member of the Hale Group.

7.	UNDERTAKINGS AND INDEMNITIES

7.1	The Warrantors undertake to indemnify the Purchaser against, or as the case may be, covenant to pay the Purchaser a sum equal to, any Losses suffered by the Purchaser or any member of the Hale Group in connection with Hale Hamilton Germany or any subsidiary undertakings of Hale Hamilton Germany, other than any Losses arising from the trading relationship between the Hale Group and Hale Hamilton Germany since its disposal by the Hale Group.

7.2	The Warrantors undertake to indemnify the Purchaser against, or as the case may be, covenant to pay the Purchaser a sum equal to, any Losses suffered by the Purchaser or any member of the Hale Group in connection with the manufacture and supply of Defective Products and/or Defective Services but only to the extent such Losses are not recovered by the Purchaser or any member of the Hale Group from insurers.

7.3	The Warrantors undertake to indemnify the Purchaser against, or as the case may be, covenant to pay the Purchaser a sum equal to, any Losses suffered by the Purchaser or any member of the Hale Group as a result of any Pre-Completion Distribution but such indemnity shall not include the loss to any member of the Hale Group of the cash the subject of any Pre-Completion Distribution.

7.4	The Warrantors undertake to indemnify the Purchaser against, or as the case may be, covenant to pay the Purchaser a sum equal to, the full cost (less any Corporation Tax relief obtainable by any member of the Hale Group) of obtaining the Insured Benefits over and above that accrued or otherwise reflected in the Completion Net Asset Statement or paid prior to Completion.

7.5	Notwithstanding any other provision of this agreement, only those limitations set out in paragraphs 1.1, 1.6, 2.2, 2.3, 3, 4 and 5 of Schedule 9 shall apply to limit or exclude, as the case may be, the liability of the Warrantors in respect of any claims pursuant to clauses 7.1 and 7.4.

7.6	The Warrantors covenant and undertake to the Purchaser that they will retain in the Trusts:

7.6.1	until midnight on 15 March 2007 an amount equal to twenty per cent. of the Consideration as adjusted pursuant to clause 3.2 less any payments made by the Warrantors (other than out of the Joint Account) to satisfy any claims under this agreement, for the period from the Completion Date until midnight on 15 March 2007; and

7.6.2

after 15 March 2007 an amount equal to the aggregate of Unsatisfied Relevant Holdings Claims at that date for which they may be liable and which exceed the principal amount standing to the credit of the Joint Account at that date and in the two years from the second anniversary of the Completion Date to the fourth anniversary of the Completion Date £1,000,000 less any payments made by the Warrantors in that period to satisfy any Tax Claims for the period of two years from the second anniversary of the Completion Date to the fourth anniversary of the Completion Date.

8.	ENVIRONMENTAL INDEMNITY

8.1	The Warrantors undertake to indemnify the Purchaser against, or as the case may be, covenant to pay the Purchaser a sum equal to, any Losses (including without limitation the full cost of Remediation from time to time) suffered by the Purchaser or any member of the Hale Group after Completion as a result of any Compliance Liability and/or Environmental Condition (including without limitation any Resultant Health and Safety Liability) in connection with the ownership or the occupation of the Properties and/or carrying on of the operations of any member of the Hale Group, whether or not such Compliance Liability and/or Environmental Condition are known to the Warrantors, any member of the Hale Group or the Purchaser at the date hereof, but in circumstances only where the Trigger Condition has been satisfied and only to the extent that such Losses are not recovered by the Purchaser or any member of the Hale Group under the Environmental Insurance Policy.

8.2	Notwithstanding any other provision of this agreement, only those limitations and provisions set out in paragraphs 1.1, 1.6, 2.2, 2.3, 3 and 5 of Schedule 9 shall apply to limit or exclude, as the case may be, the liability of the Warrantors in respect of any Environmental Claims.

8.3	The Purchaser undertakes not to and shall procure that no member of the Purchaser’s Group shall attempt to vary the terms and conditions of the Environmental Insurance Policy without the written consent of the Warrantors, such consent not to be unreasonably withheld or delayed if the matter has no adverse impact on the Warrantors. Once the Warrantors have no further liabilities under clause 8.1, the Warrantors consent shall not be required should the Purchaser or any member of the Purchaser’s Group wish to vary the terms and conditions of the Environmental Insurance Policy, so long as such variation does not increase any liability or obligation of the Warrantors pursuant to such Environmental Insurance Policy.

8.4	The deductibles in relation to the Environmental Insurance Policy shall be the sole and exclusive liability of the Warrantors and the Warrantors shall indemnify the

Purchaser against, or as the case may be, covenant to pay the Purchaser a sum equal to, any deductible due to the insurer under the Environmental Insurance Policy.

8.5	The Purchaser shall keep the Warrantors informed of the progress of any claim under the Environmental Insurance Policy and shall provide reasonable access to and copies of any reports, correspondence, documents or other information in the possession of the Purchaser that is relevant to the subject matter of the claim.

8.6	All monies paid under the Environmental Insurance Policy in respect of any claim shall be applied towards meeting or reimbursement of the liability incurred in respect of any Environmental Claim.

8.7	The Purchaser shall comply and the Purchaser shall procure that the members of the Hale Group following Completion shall comply with the terms and conditions of the Environmental Insurance Policy. Where the Purchaser vitiates the Environmental Insurance Policy or payment of a claim is refused due to the failure of the Purchaser or any member of the Hale Group following Completion to comply with the terms and conditions of the Environmental Insurance Policy, to the extent that monies which would otherwise be payable under the Environmental Insurance Policy are not recovered, the Warrantors shall not be liable to that extent in respect of any Environmental Claims. Where due to the failure of any member of the Hale Group or its directors, officers or other employees to accurately complete the application form for the Environmental Insurance Policy (including the failure to disclose any matters required to be disclosed to the insurers under the Environmental Insurance Policy) any monies which would otherwise be payable under the Environmental Insurance Policy are not recovered, the Warrantors shall be liable for an Environmental Claim.

8.8	The Warrantors shall not be liable for an Environmental Claim to the extent that the liability is attributable to the Purchaser or any member of the Purchaser’s Group or any director, employee, agent or consultant of the Purchaser or of any member of the Purchaser’s Group volunteering information concerning any actual or potential Environmental Condition to a Relevant Authority or other third party (other than to insurers or their agents pursuant to any claim or potential claim under any applicable insurance policy and other than to the legal or other professional advisers of the insured or the insurer under the Environmental Insurance Policy and the Purchaser or any member of the Purchaser’s Group) except:

(i)	where imminent significant harm or damage to health or the Environment is likely to result; or

(ii)	where disclosure is required by a Relevant Authority or under any Environmental Laws or under the Environmental Insurance Policy; or

(iii)	where the Warrantors have given their prior written consent to the disclosure of the information.

8.9	The Warrantors shall not be liable for an Environmental Claim to the extent that the liability is attributable to or otherwise caused by:

8.9.1	any voluntary act or omission of the Purchaser or any member of the Purchaser’s Group after Completion which is not in the ordinary course of the business of the Hale Group as carried on at the date hereof and which the Purchaser knew would give rise to an Environmental Claim, other than in respect of any failure to act in relation to any Environmental Condition and/or Compliance Liability in existence at or prior to Completion or an act or omission required by any applicable law or done or omitted to be done pursuant to a binding obligation in force at the date of this agreement or required under the Environmental Insurance Policy; or

8.9.2	any failure on the part of the Purchaser or any member of the Purchaser’s Group to maintain the state of repair of the structure of any building and hardstanding of the relevant Property, and of the banks of the River Fray at the relevant Property, in each instance, to a standard equivalent to that at the date hereof;

8.9.3	a change of use or redevelopment of any of the Properties for a purpose other than the purpose for which that Property was used immediately prior to Completion or a proposed change of use or redevelopment of the relevant Property for a purpose other than the purpose for which that Property was used immediately prior to Completion and as a result there is either a requirement for Remediation which would not otherwise have arisen or for Remediation of a higher standard than would have been required if that Property had continued to be used for the same purpose as it was used immediately prior to Completion.

8.10	The Purchaser shall have the right (but not the obligation) at any time to conduct any Remediation the subject of an Environmental Claim. The Purchaser shall notify the Holdings Vendors’ Representative in writing if the Purchaser determines that it requires the Warrantors to undertake any such Remediation and the Warrantors shall commence such Remediation in accordance with the provisions of clause 8.11 in a timely manner.

8.11	The person having conduct of any Remediation as provided for above (the “Conduct Party”) shall ensure that (subject to appropriate arrangements to maintain confidentiality and privilege):

8.11.1	upon the request of the other party, three cost quotes are obtained from relevant consultants or engineers for any material Remediation and that the consultant or engineer providing the average cost quote of the three cost quotes shall be contracted to undertake the Remediation;

8.11.2	reasonably frequent and detailed reports shall be provided to the other party regarding the progress of such Remediation;

8.11.3	copies of all relevant correspondence and documents in relation to such Remediation shall be provided to the other party;

8.11.4	reasonable instructions and requests of the other party in relation to such Remediation are given due consideration;

8.11.5	the other party is allowed a reasonable opportunity to review and comment in advance on formal documents to be prepared and provided to the Relevant Authority or third party;

8.11.6	the other party is invited to attend all relevant meetings with the Relevant Authority or third party as an observer (if such attendance is permitted by the Relevant Authority or third party);

8.11.7	where the Warrantors are the Conduct Party, reasonable efforts shall be made to avoid any adverse effect on the carrying on of business at the relevant Property.

The other party shall provide or procure the provision to the Conduct Party of all such information and assistance (including access to the relevant Property) as the Conduct Party may reasonably request.

8.12	In the circumstances whereby the Warrantors may have a liability to the Purchaser in respect of a claim under the provisions of clause 8.1, the Warrantors shall have the right (insofar as permitted by the Relevant Authority) to be involved in any agreement that may be reached with any Relevant Authority acting under and in accordance with Part IIA of the Environmental Protection Act 1990 (“Part IIA”) as to Remediation required under Part IIA at any of the Properties and the Purchaser shall procure that no member of the Hale Group shall agree with any such Relevant Authority to any such Remediation for which the Warrantors are liable under the terms of this clause 8 without the consent of the Warrantors, such consent not to be unreasonably withheld or delayed. Should the Warrantors fail to agree with such Relevant Authority as to the Remediation required under Part IIA and the Relevant Authority serves a remediation notice or the Relevant Authority serves a remediation notice irrespective of agreement, for the avoidance of doubt, the provisions of this clause 8 shall apply to the Remediation lawfully required under such remediation notice.

8.13	In respect of any claim by a third party (excluding the conduct of any Remediation) in respect of which the Warrantors may have a liability to the Purchaser under the provisions of clause 8.1, the Purchaser shall keep the Warrantors fully and promptly informed of all material developments and not settle or compromise any such claim on terms that involve the Warrantors in any liability or obligation to the third party claimant or under this agreement without the prior written consent of the Warrantors (such consent not to be unreasonably withheld or delayed). Without prejudice to the foregoing, the Purchaser shall fully and promptly consult with the Warrantors as to the most effective way to approach the conduct of negotiations and/or proceedings relating to the third party claim (including how to avoid, contest, dispute, resist, appeal, compromise or defend the same), and take reasonable account of its proposals and suggestions.

8.14

The provisions of clauses 8.8, 8.9.1, 8.10, 8.11, 8.12 and 8.13 are subject to the rights of the insurer under the terms of the Environmental Insurance Policy and failure to comply with the provisions of clauses 8.8, 8.9.1, 8.10, 8.11, 8.12 and 8.13 caused by such insurer invoking its rights under the Environmental Insurance Policy shall not be deemed to be a breach of this agreement.

9.	LIMITATION ON THE VENDORS’ LIABILITY

Subject to the provisions of clauses 7.5 and 8.2 of this agreement, the provisions of schedule 9 shall apply to limit or exclude, as the case may be, the liability of the Vendors and the Warrantors in respect of any claims under this agreement but only to the extent therein stated. For the avoidance of doubt, the limitations contained in Schedule 9 shall not apply to any claims under this agreement against a Warrantor which arise as the consequence of fraud on the part of that Warrantor.

10.	TAXATION

The provisions of schedule 5 shall apply with respect to the matters contained or referred to therein in respect of HHH and the provisions of schedule 6 shall apply with respect to the matters contained or referred to therein in respect of the HHL Group.

11.	FURTHER ASSURANCE AND ATTORNEY

11.1	On and after Completion, the Vendors shall at the request of the Purchaser, execute such deeds and documents as may be necessary to give effect to the transfer of the Shares as provided for by this agreement.

11.2	On and after Completion, at the request of the Purchaser, the Vendors shall execute or procure the execution under seal or as a deed of a power of attorney in the agreed form in favour of the Purchaser or such person as may be nominated by the Purchaser generally in respect of the Shares and in particular to enable the Purchaser (or its nominee) to attend and vote at general meetings of Holdings and/or HHL during the period prior to the name of the Purchaser (or its nominee) being entered on the register of members of Holdings and HHL in respect of the Shares.

12.	ANNOUNCEMENTS AND CONFIDENTIALITY

12.1	Subject to clause 12.2, no press or public announcements, circulars or communications relating to this agreement or the subject matter of it shall be made or sent by any of the parties without the prior written approval of the Purchaser, the Holdings Vendors’ Representative and the HHL Vendor’s Representative, such approval not to be unreasonably withheld or delayed.

12.2	Any party may make press or public announcements or issue a circular or communication concerning this agreement or the subject matter of it if required by law or by any securities exchange or regulatory or governmental body to which that party is subject (including without limitation the New York Stock Exchange and the Securities and Exchange Commission) provided that the party making it shall use all reasonable endeavours to consult with, as relevant, the Purchaser, the Holdings Vendors’ Representative and the HHL Vendor’s Representative, prior to its making or despatch.

12.3	Nothing in this agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of any member of the Hale Group informing it that the Purchaser has purchased the Shares (but not any further details of such purchase).

12.4	Subject to clause 12.5, all of the parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this agreement which relates to:

12.4.1	the provisions of this agreement, or any document or agreement entered into pursuant to this agreement; or

12.4.2	the negotiations relating to this Agreement.

Subject to clause 12.5 the Vendors shall also treat as strictly confidential all Confidential Information and all other information received or obtained by them regarding the Hale Group as a result of being the owner of the Shares and all know-how comprised in the Intellectual Property.

12.5	Any of the parties may disclose information referred to in clause 12.4 which would otherwise be confidential if and to the extent the disclosure is:

12.5.1	required by the law of any relevant jurisdiction;

12.5.2	required by any securities exchange or regulatory or governmental body to which any of the parties is subject or reasonably submits, wherever situated, including (without limitation) the New York Stock Exchange and the Securities and Exchange Commission, whether or not the requirement for disclosure has the force of law;

12.5.3	required to vest in that party the full benefit of this agreement;

12.5.4	disclosed to the professional advisers, auditors or bankers of that party or any other any member of the Purchasers’ Group (in the case of the Purchaser);

12.5.5	disclosed to the officers or employees of that party or any other member of the Purchasers’ Group (in the case of the Purchaser), does not include the details of this agreement and is subject to the condition that the party making the disclosure shall procure that those persons comply with clause 12.4 as if they were parties to this agreement;

12.5.6	of information that has already come into the public domain through no fault of that party; or

12.5.7	approved by all of the other parties in writing in advance.

12.6	The restrictions contained in this clause shall continue to apply following Completion.

13.	COSTS

13.1	Each of the parties shall bear and pay its own legal, accountancy, actuarial, investment banking, corporate finance and other fees and expenses incurred in and incidental to the preparation and implementation of this agreement and of all other documents in the agreed form (save that the costs associated with the operation of the Joint Account shall be dealt with in accordance with the Letter of Instructions).

13.2	The parties acknowledge and agree that the fees of Horwarth Clark Whitehill (in the amount of up to £11,775), Environ (in the amount of up to £23,750), Heath Lambert Consulting and Cartwright Consulting Limited (in the amount of up to £13,100) and Cavendish Corporate Finance (in the amount of £40,000), in each case net of VAT and paid or payable in connection with the sale and purchase the subject of this agreement and borne by HHH and/or HHL are properly payable by and have been paid by HHH and/or HHL.

14.	SUCCESSORS ASSIGNMENT AND GUARANTEE

14.1	Except as otherwise expressly provided, all rights and benefits under this agreement are personal to the parties and may not be assigned at law or in equity without the prior written consent of each other party.

14.2	Circor hereby guarantees to the Vendors and the Warrantors all the obligations of the Purchaser under this agreement. If the Purchaser fails to comply with any of the provisions of this agreement, then Circor shall forthwith upon written demand by any of the Vendors or the Warrantors either procure that the Purchaser shall perform its obligations hereunder or shall perform them in its place.

15.	ENTIRE AGREEMENT

15.1	This agreement (including the schedules to it) and any documents in the agreed form and the Disclosure Letter (“Acquisition Documents”) constitute the entire agreement between the parties with respect to the subject matter of this agreement.

15.2	Except for any misrepresentation or breach of warranty which constitutes fraud:

15.2.1	the Acquisition Documents supersede and extinguish all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Acquisition Documents;

15.2.2	each party acknowledges to the other (and shall execute the Acquisition Documents in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties contained in such documents;

15.2.3	each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this agreement or any of the other Acquisition Documents by reason of any misrepresentation and/or warranty not set forth in any such document.

15.3	The Purchaser agrees that it shall have no right to rescind this agreement.

15.4	Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this clause 15 are reasonable.

16.	TIME FOR PERFORMANCE

Time shall not be of the essence of this agreement but following failure by any party to comply with any provision of this agreement time may be made of the essence by any other party giving to the party in default two Business Days’ notice to that effect.

17.	VARIATIONS

No variation of this agreement or any of the Acquisition Documents shall be valid unless it is in writing and signed by or on behalf of each of the parties to such Acquisition Document.

18.	WAIVER

No waiver by the Purchaser of any breach or non-fulfilment by the Vendors of any provisions of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision and no failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the Purchaser provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.

19.	AGREEMENT CONTINUES IN FORCE

This agreement shall remain in full force and effect so far as concerns any matter remaining to be performed at Completion even though Completion shall have taken place.

20.	SEVERABILITY

The invalidity, illegality or unenforceability of any provisions of this agreement shall not affect the continuation in force of the remainder of this agreement.

21.	NOTICES

21.1

Any notice to be given pursuant to the terms of this agreement shall be given in writing to the party due to receive such notice at the address set out below or such other address as may have been notified to the Holdings Vendors’ Representative, the

HHL Vendor’s Representative or the Purchaser (as the case may be) in accordance with this clause 21.

Party :	HHL Vendor’s Representative

Address :	c/o Kleinwort Capital Trust Plc
10 Fenchurch Street
London
EC3M 3LB

Facsimile No :	020 7632 8201

Email Address:	ian.grant@kleinwortcapital.com

Marked for the Attention of : Ian Grant

Party :	Holdings Vendors’ Representative

Address :	Allnuts
The Street
Brightwell-cum-Sotwell, Wallingford
Oxfordshire, OX10 ORR

Facsimile No :	01491 833 522

Email Address:	DFoxUK@aol.com

Marked for the Attention of : David Fox

Party :	Purchaser

Address :	c/o Circor International, Inc
25 Corporate Dr., Ste.130
Burlington
MA 01803

Facsimile No :	+ 1 (781) 270 1291

Email Address:	aglass@circor.com

Marked for the Attention of : Alan Glass

With a copy to the Purchaser’s Lawyers:

Address :	Mayer, Brown, Rowe & Maw LLP
11 Pilgrim Street
London
SW11 2AL

Facsimile No :	020 7782 8779

Email Address:	rhamill@mayerbrownrowe.com.

21.2	Notice shall be delivered personally or sent by first class prepaid recorded delivery or registered post (airmail if overseas), by facsimile transmission or by email transmission and shall be deemed to be given in the case of delivery personally on delivery and in the case of posting (in the absence of evidence of earlier receipt) 48 hours after posting (six days if sent by airmail) and in the case of facsimile transmission or email transmission on completion of the transmission provided that the sender shall have received printed confirmation of transmission.

21.3

Circor agrees that any notice to be given pursuant to the terms of this agreement may be sufficiently and effectively served on it in connection with any Proceedings in England by service on its agent, the Purchaser, in accordance with the provisions of clause 21. In the event of the Purchaser (or any replacement agent) ceasing so to act or ceasing to have an address in England, Circor undertakes to promptly appoint another person as its agent for that purpose and to procure that notice of that appointment is given to the Holdings Vendors’ Representative in accordance with the provisions of clause 21.

21.4	If any of the parties (being an individual) dies, then until receipt by the other parties of a certified copy of the grant of representation to the estate of the deceased, any notice or other communication addressed to the deceased or to his personal representatives and sent or delivered in accordance with this clause 21 shall for all purposes be deemed sufficient service of that communication on the deceased and his personal representatives and shall be effectual as if the deceased were still living.

22.	COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

23.	THIRD PARTY RIGHTS

Other than as provided in clause 6.5, a person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

24.	GOVERNING LAW AND JURISDICTION

24.1	This agreement shall be governed by and construed in accordance with the laws of England.

24.2	Save as specifically provided in Schedule 10, the parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that accordingly, any Proceedings shall be brought in such courts.

24.3	The Holdings Vendors appoint David Fox and the HHL Vendor appoints Kleinwort Capital, to accept service on their behalf of any Proceedings which may be commenced pursuant to this clause in the courts of England, and of all other notices and requests for consent or approval which may be served pursuant to this agreement.

25.	VENDORS’ REPRESENTATIVES

25.1	Each Holdings Vendor hereby appoints David Fox to be his representative (the “Holdings Vendors’ Representative”) for the purposes of this Agreement.

25.2	The HHL Vendor hereby appoints Kleinwort Capital to be its representative (the “HHL Vendor’s Representative”) for the purposes of this Agreement.

25.3	The Holdings Vendors may change the Holdings Vendors’ Representative and the HHL Vendor may change the HHL Vendor’s Representative by written notice to the other parties.

IN WITNESS of which the parties or their duly authorised representatives have executed this agreement as a deed at the end of the schedules.

SCHEDULE 1

Details of the Vendors, the Shares and the Consideration

Part 1

Holdings Vendors

(1) Name and address	(2) No. and class of Holdings Shares		(3) Cash Receivable at Completion	(4) Amount of Escrow
	A Ordinary	B Ordinary
David Hamilton Fox Charles Ouin (The JD Hamilton 1957 Settlement Fund) Allnuts The Street Brightwell-cum-Sotwell Wallingford Oxfordshire OX10 0RR	17,634	47,309	£10,008,149.52	£3,453,801.00

Katrina Ormsby McCrossan Angela Ormsby Chiswell Rosemary Ormsby David (Ormsby Charitable Trust) Wasing Old Rectory Shalford Hill Aldermaston Reading Berkshire RG7 4NB	1,310	3,519	£1,000,997.17	Nil

(1) Name and address	(2) No. and class of Holdings Shares		(3) Cash Receivable at Completion	(4) Amount of Escrow
Katrina Ormsby McCrossan D P McCrossan B J McCrossan (Warwick Charitable Trust) Wasing Old Rectory Shalford Hill Aldermaston Reading Berkshire RG7 4NB	616	1,649	£469,508.92	Nil

Angela Ormsby Chiswell Nicholas John Chiswell Gilcroft Bradley’s Street Checkendon Berks	616	1,649	£469,508.92	Nil

David Hamilton Fox Charles Ouin (The IF Hamilton 1962 Settlement Trust) Allnuts The Street Brightwell-cum-Sotwell Wallingford Oxfordshire OX10 0RR	11,467	30,769	£6,508,846.85	£2,246,199.00

(1) Name and address	(2) No. and class of Holdings Shares		(3) Cash Receivable at Completion	(4) Amount of Escrow
Rosemary Ormsby David Peter David Firs House Ramsdell Nr Basingstoke Hants RG26 5ST	820	2,198	£625,597.32	Nil

Part 2

HHL Vendor

(1) Name and address	(2) No. and class of HHL Shares	(3) Cash Receivable at Completion
Kleinwort Capital Trust Plc 10 Fenchurch Street London EC3M 3LB	60,000	£3,717,391.30

SCHEDULE 2

Part 1

Holdings

1.	Registered number:	00438491

2.	Date of incorporation:	8 July 1947

3.	Place of incorporation:	London

4.	Registered office:	Kennet House, 80 Kings Road, Reading Berkshire RG1 3BL

5.	Principal business:	Holding Company

6.	Authorised share capital:	£425,000

	Description:	“A” and “B” ordinary shares of £1 each

	Number of shares:	35,802 “A” ordinary shares; and 389,198 “B” ordinary shares

7.	Issued share capital:	£119,556

	Description:	“A” and “B” ordinary shares of £1 each

	Number of shares:	32,463 “A” ordinary shares; and 87,093 “B” ordinary shares

	Amount paid up:	£119,556

8.	Issued loan capital:	N/A

9.	Directors - full names and usual residential addresses:	Angela Ormsby Chiswell Gilcroft Checkendon Reading Berks RG8 0NG

Rosemary Ormsby David Firs House Ramsdell Basingstoke Hampshire RG26 5ST

Katrina Ormsby McCrossan Wasing Old Rectory Shalford Hill Aldermaston Reading Berkshire RG7 4NB

Peter Bernard Wayte The Old Rectory Lower Gravenhurst Bedfordshire MK4 4JR

10.	Secretary - full name and usual residential address:	Katrina Ormsby McCrossan Wasing Old Rectory Shalford Hill Aldermaston Reading Berkshire RG7 4NB

11.	Accounting reference date:	30 September

12.	Auditors:	Horwath Clark Whitehill LLP

13.	Charges:	None

Part 2

HHL

1.	Registered number:	03246262

2.	Date of incorporation:	5 September 1996

3.	Place of incorporation:	Cardiff

4.	Registered office:	Frays Mill Works Cowley Road Uxbridge Middlesex UB8 2AF

5.	Principal business:	non-trading company

6.	Authorised share capital:	£507,000

	Description:	“A” ordinary shares, “B” ordinary shares and “C” ordinary shares of £1 each

	Number of shares:	400,000 “A” ordinary shares; 60,000 “B” ordinary shares and 47,000 “C” ordinary shares

7.	Issued share capital:	£460,000

	Description:	“A” ordinary shares, “B” ordinary shares and “C” ordinary shares of £1 each

	Number of shares:	400,000 “A” ordinary; and 60,000 “B” ordinary shares

	Amount paid up:	Fully paid

8.	Issued loan capital:	N/A

9.	Directors - full names and usual residential addresses:	Rosemary Ormsby David Firs House Ramsdell Basingstoke Hampshire RG26 5ST

Barry Malcolm Dean Sandpit Cottage 4 High Street Ditchling Sussex BN6 8TA

Allan John Goodbrand Flat 8 Maxwell Place Maxwell Road Beaconsfield Buckinghamshire HP9 1AQ

Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

Graham David Johnson 34 Elm Trees Long Crendon Aylesbury Buckinghamshire HP18 9DF

Stephen William Hales 10 Denmark Road Cottenham Cambridge CB4 8QS

10.	Secretary - full name and usual residential address:	Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

11.	Accounting reference date:	30 September

12.	Auditors:	Horwarth Clark Whitehill LLP

13.	Charges:	None

Part 3

Subsidiaries

Hale Hamilton Valves Limited

1.	Registered number:	01563775

2.	Date of incorporation:	26 May 1981

3.	Place of incorporation:	Cardiff

4.	Registered office:	Frays Mill Works Cowley Road Uxbridge Middlesex UB8 2AF

5.	Principal business:	non-trading company

6.	Authorised share capital:	£507,000

	Description:	“A” ordinary shares, “B”

	Number of shares:	400,000 “A” ordinary shares; 60,000 “B” ordinary shares and 47,000 “C” ordinary shares

7.	Issued share capital:	£476,500

	Description:	“A” ordinary shares, “B” ordinary shares and “C” ordinary shares of £1 each

	Number of shares:	400,000 “A” ordinary shares; 60,000 “B” ordinary shares; and 16,500 “C” ordinary shares

	Amount paid up:	Fully paid

8.	Issued loan capital:	N/A

9.	Directors - full names and usual residential addresses:	Ian Davies Chapel Lane Farmhouse Chapel Lane Thornborough Buckinghamshire MK18 2DJ

William Robert Dormer Little Silver House High Bickington Umber Leigh Devon EX37 9BG

Allan John Goodbrand Flat 8 Maxwell Place Maxwell Road Beaconsfield Buckinghamshire HP9 1AQ

Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

Graham David Johnson 34 Elm Trees Long Crendon Aylesbury Buckinghamshire HP18 9DF

Christopher Michael Skarbek-Wazynski 14 Clement Road Marple Bridge Stockport Cheshire SK6 5AF

10.	Secretary - full name and usual residential address:	Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

11.	Accounting reference date:	30 September

12.	Auditors:	Horwarth Clark Whitehill LLP

13.	Charges:	None

Fluid Systems International Limited

1.	Registered number:	02614803

2.	Date of incorporation:	6 December 1991

3.	Place of incorporation:	Cardiff

4.	Registered office:

5.	Principal business:	Holding Company

6.	Authorised share capital:	£40,625

	Description:	“A” ordinary shares of £1 each “B” ordinary shares of £1 each

	Number of shares:	40,625 A Shares

7.	Issued share capital:	£40,625

	Description:	“A” ordinary shares of £1 each and “B” ordinary shares of £1 each

	Number of shares:	32,500 “A” Ordinary Shares 8,125 “B” Ordinary Shares

	Amount paid up:	Fully paid

8.	Issued loan capital:	N/A

Description:

Principal amount:

9.	Directors - full names and usual residential addresses:	Allan John Goodbrand Flat 8 Maxwell Place Maxwell Road Beaconsfield Buckinghamshire HP9 1AQ

Stephen William Hales 10 Denmark Road Cottenham Cambridge CB4 8QS

Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

10.	Secretary - full name and usual residential address:	Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

11.	Accounting reference date:	30 September

12.	Auditors:	Horwarth Clark Whitehill LLP

13.	Charges:	None

Cambridge Fluid Systems Limited

1.	Registered number:	02129153

2.	Date of incorporation:	7 May 1987

3.	Place of incorporation:	Cardiff

4.	Registered office:

5.	Principal business:	other manufacturing

6.	Authorised share capital:	£1,000,000

	Description:	ordinary shares divided into “A”, “B”, “C” and “D” ordinary shares of £0.05

	Number of shares:	8,000,000 “A” ordinary shares; 3,000,000 “B” ordinary shares; 4,000,000 “C” ordinary shares; and 5,000,000 “D” ordinary shares

7.	Issued share capital:	£59,375

	Description:	“A”, “B” and “C” ordinary shares

	Number of shares:	700,000 “A” ordinary shares; 187,500 “B” ordinary shares and 300,000 “C” ordinary shares

	Amount paid up:	Fully paid

8.	Issued loan capital:	N/A

Description:

Principal amount:

9.	Directors - full names and usual residential addresses:	Allan John Goodbrand Flat 8 Maxwell Place Maxwell Road Beaconsfield Buckinghamshire HP9 1AQ

Stephen William Hales 10 Denmark Road Cottenham Cambridge CB4 8QS

Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

10.	Secretary - full name and usual residential address:	Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

11.	Accounting reference date:	30 September

12.	Auditors:	Horwarth Clark Whitehill LLP

13.	Charges:	None

CFS Technology Pte Ltd.

1.	Registered number:	199506454E

2.	Date of incorporation:	11 September 1995

3.	Place of incorporation:	Singapore

4.	Registered office:	18 Cross Street, # 07-04 March & McLennan Centre, Singapore 048423

5.	Principal business:	Trading in fluid control values and associated equipment, project management and the installation, repair and service of equipment

6.	Authorised share capital:	S$100,000

	Description:	Ordinary shares of S$1 each

	Number of shares:	100,000

7.	Issued share capital:	S$58,824

	Description:	Ordinary shares of S$1 each

	Number of shares:	58,824

	Amount paid up:	$58,824

8.	Issued loan capital:	N/A

Description:

Principal amount:

9.	Directors - full names and usual residential addresses:	Allan John Goodbrand Flat 8 Maxwell Place Maxwell Road Beaconsfield Buckinghamshire HP9 1AQ

Ian Davies Chapel Lane Farmhouse Chapel Lane Thornborough Buckinghamshire MK18 2DJ

Philip John Danby Hunter 18 Claremont Road Claygate Esher Surrey KT10 0PL

Tan Eng Kiam Daniel Blk 110 Leng Kong Tiga #06-227 Singapore 410110

10.	Secretary - full name and usual residential address:	Catherine Lim Siok Ching Blk 156 Toa Payoh Lorong 1# 03-1183 Singapore 310156

11.	Accounting reference date:	30 September

12.	Auditors:	Cho Lim & Associates

13.	Charges:	None

SCHEDULE 3

The Holdings Warranties

Part 1

Holdings Title Warranties

1.	CAPACITY AND OWNERSHIP OF SHARES

1.1	The Holdings Vendors have full power and authority and have taken all action necessary to execute and deliver and to exercise their rights and perform their obligations under this agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations on each of the Holdings Vendors in accordance with their terms.

1.2	The Holdings Shares constitute the whole of the allotted and issued share capital of Holdings and have been properly allotted and issued.

1.3	There is no Encumbrance on, over or affecting the Holdings Shares or any of them or any unissued shares in the capital of Holdings and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

1.4	The Holdings Vendors are entitled to sell and transfer the full legal and beneficial ownership in the Holdings Shares to the Purchaser free from the interests of the beneficiaries under the corresponding trusts and such sale will not result in any breach of or default under the documents governing the constitution of the corresponding trusts, any agreement or other obligation binding upon the Holdings Vendors or any of them or any of their respective property.

1.5	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of Holdings (including, without limitation, an option or right of pre-emption or conversion).

1.6	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against any of the Holdings Vendors in respect of the Holdings Shares or the Holdings Vendors’ entitlement to dispose of the Holdings Shares and there are no facts which might give rise to any such proceedings or any such dispute.

1.7	Holdings has not received any notice or any application or notice of any intended application under the provisions of the Companies Acts for the rectification of the register of members of Holdings.

1.8	Holdings has not exercised nor purported to exercise or claim any lien over the Holdings Shares and no call on the Holdings Shares is outstanding and all the Holdings Shares are fully paid up.

Part 2

General

1.	Holdings

1.1	The information set out in part 1 of schedule 2 is true and accurate.

2.	CONSTITUTIONAL DOCUMENTS, CORPORATE REGISTERS AND MINUTE BOOKS

2.1	Memorandum and Articles of Association

The copy of the memorandum and articles of association of Holdings annexed to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein and fully sets out all rights attaching to each class of the share capital of Holdings. Holdings was incorporated in accordance with its memorandum and articles of association and is validly existing and is entitled to carry on the business now carried on by it.

2.2	Registers of Members

The register of members of Holdings has been properly kept and contains accurate records of the members of Holdings and Holdings has not received any notice or allegation that the relevant register is incorrect or incomplete or should be rectified.

2.3	Statutory Books

The statutory books and minute books of the Holdings have been kept up to date, in its possession and are accurate in accordance with the law and Holdings has not received any notice or allegation that any of them is incorrect or should be rectified.

2.4	Filings

All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies or to any other governmental or regulatory body or to any local authority for Holdings have been properly prepared and filed.

3.	ACCOUNTS AND LIABILITIES

3.1	Holdings Accounts

3.1.1	All the accounts, ledgers and other financial records of Holdings are up to date and in its possession or under its control; there are no material inaccuracies or discrepancies contained or reflected therein.

3.1.2	The Holdings Accounts have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of Holdings for each of the last three preceding financial years of Holdings and in accordance with all Relevant Accounting Standards and give a true and fair view of the assets and liabilities and state of affairs of Holdings and the Hale Group as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

3.1.3	Except as stated in the audited balance sheets and profit and loss accounts of Holdings for each of the last three preceding financial years of Holdings ended on the Accounts Date, no changes in the policies of accounting have been made therein for any of those three financial years.

3.1.4	The profits shown by the audited profit and loss accounts of Holdings for each of the last three preceding financial years ended on the Accounts Date have not (except as disclosed therein) been affected by any exceptional item.

3.1.5	Sufficient provision has been made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges which would arise on a sale of all fixed assets at the values attributed to them in the Holdings Accounts.

3.1.6

The Holdings Management Accounts have been properly prepared in accordance with the same accounting principles and standards applied in the preparation of the Holdings Accounts and on a basis consistent with the previous quarterly management accounts of Holdings and give a true and fair view of the assets, liabilities, profits and losses of Holdings as at the Management Accounts Date and for the period ended on the Management

Accounts Date and are not affected by any exceptional or non recurring items.

3.2	Indebtedness

Except as disclosed in the Holdings Accounts and the Holdings Management Accounts Holdings does not have outstanding, nor has it agreed to create or incur any loan capital, borrowing or indebtedness in the nature of borrowing.

3.3	Other Liabilities

Except as disclosed in the Holdings Accounts and the Holdings Management Accounts there are no actual or contingent, present or future, liabilities or commitments of Holdings other than liabilities Disclosed.

4.	ASSETS

Holdings does not have any assets or property other than the Non HHL Vendors’ Shares and cash.

5.	CONTRACTS

Holdings is not a party to or subject to any contract, transaction, arrangement, understanding or obligation other than as Disclosed and does not otherwise conduct any business other than the holding of the Non HHL Vendors’ Shares.

6.	EMPLOYEES AND EMPLOYEE BENEFITS

6.1	No employees

Holdings does not have, and has not had in the last two years any employees nor made any payments to its directors (other than those referred to in the Disclosure Letter) or its secretary and there are no outstanding offers of employment with Holdings and no person has accepted an offer of employment with Holdings but not yet taken up the position accepted.

6.2	No consultancy arrangements

Holdings is not party to any consultancy arrangements and there are no outstanding offers of engagement to provide consultancy services to Holdings.

6.3	No benefit arrangements

Holdings does not participate in or contribute towards any pension scheme including personal pension schemes, individual pension arrangements or any scheme or arrangement for the provision of employee benefits such as life assurance, accident, permanent injury and medical insurance or similar arrangements.

7.	CONDUCT OF HOLDINGS’ AFFAIRS

7.1	Holdings conducts its business in material compliance with all applicable laws, bye-laws and regulations and Holdings is not in material breach of any such laws, bye-laws and regulations.

7.2	There is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against Holdings or any person for whose acts or defaults it may be vicariously liable.

7.3	Holdings has not received in the last 2 years any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, bye-law or regulation, or requiring it to take or omit any action.

8.	LITIGATION

8.1	Current Proceedings

Holdings is not involved whether as claimant or defendant in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

8.2	Pending or Threatened Proceedings

So far as the Holdings Vendors are aware, no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against Holdings and the Holdings Vendors are not aware of any circumstances which might give rise thereto.

9.	IMPORTANT BUSINESS ISSUES SINCE THE HOLDINGS ACCOUNTS DATE

Since the Accounts Date:

9.1	the business of Holdings has been continued in the ordinary course;

9.2	Holdings has not declared, made or paid any dividend or other distribution to its members except as Disclosed;

9.3	Holdings has not issued or allotted or agreed to issue or allot any share capital or any other security giving rise to a right over its capital;

9.4	Holdings has not redeemed or purchased or agreed to redeem or purchase any of its share capital except as Disclosed; and

9.5	Holdings has not incurred any additional borrowings or incurred any other indebtedness.

10.	INSOLVENCY ETC.

10.1	Holdings is not insolvent or unable to pay its debts, including its future and prospective debts within the meaning of Section 123 of the Insolvency Act 1986.

10.2	Holdings has not proposed nor intends to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

10.3	Neither Holdings nor any director, secretary or creditor of Holdings has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body, or by any director, secretary or creditor or by Holdings itself nor has any such order or relief been granted or appointment made.

10.4	No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding up Holdings or whereby the assets of Holdings are to be distributed to creditors or shareholders or other contributories of Holdings.

10.5	No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of Holdings nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

10.6	No creditor of Holdings has taken, or is entitled to take any steps to enforce, or has enforced any security over any assets of Holdings or is so far as the Holdings Vendors are aware likely to do so in the immediate future.

10.7	No action has been or is being taken by the Registrar of Companies to strike Holdings off the register under Section 652 of The Companies Act 1985.

10.8	Holdings has not entered into any transaction which was at an undervalue as defined in Section 238 of the Insolvency Act 1986 nor has it given any preference as defined in Section 239 of the Insolvency Act 1986.

SCHEDULE 4

The HHL Warranties

Part 1

HHL Title Warranties

1.	CAPACITY AND OWNERSHIP OF SHARES

1.1	The HHL Vendor has full power and authority and have taken all action necessary to execute and deliver and to exercise its rights and perform its obligations under this agreement and each of the documents in the agreed form to be executed on or before Completion which constitute valid and binding obligations of the HHL Vendor in accordance with their terms.

1.2	There is no Encumbrance on, over or affecting the HHL Shares or any of them and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

1.3	The HHL Vendor is entitled to sell and transfer the full legal and beneficial ownership in the HHL Shares to the Purchaser and such sale will not result in any breach of or default under any agreement or other obligation binding upon the HHL Vendor or any of its property.

1.4	There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against the HHL Vendor in respect of the HHL Shares or the HHL Vendor’s entitlement to dispose of the HHL Shares and there are no facts which might give rise to any such proceedings or any such dispute.

1.5	HHL has not exercised nor purported to exercise or claim any lien over the HHL Shares and no call on the HHL Shares is outstanding and all the HHL Shares are fully paid up.

Part 2

General

1.	OWNERSHIP OF SHARES

1.1	The HHL Shares and the Non HHL Vendors Shares constitute the whole of the allotted and issued share capital of HHL and have been properly allotted and issued.

1.2	There is no Encumbrance on, over or affecting the Non HHL Vendors Shares or any of them or any unissued shares in the capital of HHL and there is no agreement or commitment to give or create any Encumbrance or negotiations which may lead to such an agreement or commitment and no claim has been made by any person to be entitled to an Encumbrance in relation thereto.

1.3	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to any person of the right (whether conditional or not) to require the allotment, issue, transfer, redemption or repayment of, any shares in the capital of HHL (including, without limitation, an option or right of pre-emption or conversion).

1.4	HHL has not received any notice or any application or notice of any intended application under the provisions of the Companies Acts for the rectification of the register of members of HHL.

1.5	HHL has not exercised nor purported to exercise or claim any lien over the HHL Shares or the Non HHL Vendors Shares and no call on the Holdings Shares is outstanding and all the HHL Shares and the Non HHL Vendors Shares are fully paid up.

2.	HHL ACCOUNTS

2.1	The HHL Accounts have been prepared in accordance with the requirements of the relevant statutes and on a basis consistent with that adopted in the preparation of the audited accounts of HHL for each of the last three preceding financial years of HHL and in accordance with all Relevant Accounting Standards and give a true and fair view of the assets and liabilities and state of affairs of HHL and the HHL Group as at the Accounts Date and its profits and losses for the relevant period ended on the Accounts Date.

2.2	The rate of depreciation adopted in the HHL Accounts for each of the last three preceding financial years of HHL ended on the Accounts Date was sufficient for each of the fixed assets of HHL to be written down to nil by the end of its useful life and in the HHL Accounts each of the fixed assets is included at a value which is net of depreciation at the rate applied in the preceding three financial years of HHL ended on the Accounts Date.

2.3	All stock and inventory included in the HHL Accounts is recorded at the lower of costs and net realisable value.

2.4	Except as stated in the audited balance sheets and profit and loss accounts of HHL for each of the last three preceding financial years of HHL ended on the Accounts Date, no changes in the policies of accounting have been made therein for any of those three financial years and the method of valuing stock and work in progress and the basis of depreciation and amortisation adopted has been consistent during each of these three financial years.

2.5	The profits shown by the audited profit and loss accounts of HHL for each of the last three preceding financial years ended on the Accounts Date have not (except as disclosed therein) been affected by any exceptional item.

2.6	Sufficient provision has been made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges which would arise on a sale of all fixed assets at the values attributed to them in the HHL Accounts.

2.7	The Management Accounts have been properly prepared in accordance with the same accounting principles and standards applied in the preparation of the Accounts and on a basis consistent with the previous quarterly management accounts of HHL and give a true and fair view of the assets, liabilities, profits and losses of HHL as at the Management Accounts Date and for the period ended on the Management Accounts Date and are not affected by any exceptional items.

3.	POSITION SINCE ACCOUNTS DATE

Since the Accounts Date:

3.1	the business of the HHL Group has been carried on in the ordinary and usual course and so as to maintain the same as a going concern;

3.2	there has been no material deterioration either in turnover or in the financial or trading position of the HHL Group compared with the same period during the preceding year and the Warrantors are not aware of any matter or circumstance which has affected or is likely to affect adversely the volume or level of trading of the HHL Group;

3.3	the HHL Group has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset or assumed or acquired any material liability (including a contingent liability) otherwise than in the ordinary course of business;

3.4	the HHL Group has paid its creditors in accordance with their respective credit terms and there are no amounts owing by the HHL Group which have been due for more than 60 days;

3.5	no debtor has been released by the HHL Group on terms that he pays less than the book value of his debt and in the last twelve months, no debt owing to the HHL Group has been deferred, subordinated or written off or has proved to any extent irrecoverable;

3.6	there has not been any material change in the assets or liabilities (including contingent liabilities) of the HHL Group as shown in the HHL Management Accounts except for changes arising from routine payments and from routine supplies of goods or of services in the normal course of trading;

3.7	all payments, receipts and invoices of the HHL Group have been fully recorded in the books of the relevant HHL Group member;

3.8	there has not been any capitalisation of reserves of the HHL Group and the HHL Group has not issued or agreed to issue any share or loan capital other than that issued at the Accounts Date and has not granted or agreed to grant any option in respect of any share or loan capital and the HHL Group has not repaid any loan capital in whole or in part nor has it, by reason of any default by it in its obligations, become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

3.9	there has been no resolution of or agreement by the holders of shares in HHL or any class thereof (except as provided in this agreement or with the prior written consent of the Purchaser) relating to the capital reorganisation or other change in the capital structure of HHL;

3.10	HHL has not changed its accounting reference period;

3.11	no supplier to or customer of the HHL Group who accounted for more than five per cent of the HHL Group’s annual turnover in the last financial year has ceased to trade with the HHL Group or notified the HHL Group in writing of its intention to do so; and

3.12	except in the ordinary course, no action has been taken to accelerate collection of debts or product shipments or to delay payment of creditors or procurement of raw material.

4.	BUSINESS NAME

The HHL Group does not trade under any name for any purpose other than “Hale Hamilton (Valves) Limited”, “Cambridge Fluid Systems”, “CFS Technology PTE Ltd,” “HH Asia”, “Fluid Systems International Limited” and “Hale Hamilton Limited”.

5.	LICENCES AND CONSENTS

The HHL Group has obtained all licences, permissions, authorisations and consents required to own and operate its assets and for the proper carrying on of its business (details of which are set out in the Disclosure Letter) in the manner in which it is conducted at the date hereof. All such licences, permissions, authorisations and consents are in full force and effect.

6.	ASSETS

6.1	All the property and assets which are shown as owned by a member of the HHL Group in the HHL Accounts are:

6.1.1	legally and beneficially owned by the HHL Group with good and marketable title;

6.1.2	in the possession or under the control of the HHL Group; and

6.1.3	free from all Encumbrances and there is not any agreement or commitment to give or create, and no claim has been made by any person entitled to any Encumbrance.

6.2	So far as the Warrantors are aware, the assets owned by HHL at the Completion Date are sufficient for HHL to continue its business after Completion in the manner in which it is conducted at the date hereof.

6.3	None of the assets referred to in paragraph 6.1 is the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement.

6.4	The plant registers of the HHL Group attached to the Disclosure Letter comprise an accurate record of all the plant, machinery, equipment and vehicles having a book value of £5,000 or more and owned or used by the HHL Group and necessary for the operation of the business of the HHL Group in accordance with past practice.

6.5	All the plant, machinery, equipment and vehicles used by HHL in the conduct of its business:

6.5.1	are in a reasonable state of repair and condition commensurate with their age and having regard to their use and have been regularly maintained;

6.5.2	are, so far as the Warrantors are aware, capable of performing the function for which they are currently used; and

6.5.3	except for ordinary and routine maintenance and other than as contemplated in the annual budget of the Company contained in the Disclosure Letter are not expected to require replacement, repairs or additions within the six months following Completion.

6.6	Of the plant, machinery, equipment and vehicles included in the HHL Accounts or acquired by HHL since the Accounts Date none has been sold or disposed of other than on open market arm’s length term.

7.	STOCK AND DEBTS

7.1	All the stock of raw materials, packaging, materials and finished goods is of satisfactory quality having regard for its purpose and is capable of being sold on an arm’s-length basis in accordance with the HHL Group’s current price list without rebate or allowance.

7.2	The stock now held by HHL is adequate in relation to the current trading requirements of HHL and all stock that was unusable, unmarketable and obsolete at the Accounts Date or the Management Accounts Date was valued at zero in the HHL Accounts or the Management Accounts (as the case may be).

7.3	The HHL Group is not owed any sums other than trade debts incurred in the ordinary course of business.

7.4	The HHL Accounts contain full provision for doubtful debts and all bad debts have been written off.

7.5	The amount of the debts included in the HHL Accounts as owing to the HHL Group at the Accounts Date, less any provision for doubtful debts in the HHL Accounts, has been recovered in full.

7.6	Any debts arising since the Accounts Date and still outstanding at Completion (less the amount of any provision for doubtful debts made in the Completion Net Assets Statement) will be recoverable in full within the period of 120 days after Completion

7.7	Since the Accounts Date:

7.7.1	no credit notes have been issued to customers except in the normal course of business. The aggregate of all such credit notes issued since such date in respect of invoices raised prior to such date will not exceed £15,000; and

7.7.2	sales and commitments to sell to new customers have been made only after reasonable checks on their credit-worthiness have been effected consistent with the policy which pertained during the period covered by the HHL Accounts.

8.	INSURANCE

8.1	Details of all Insurance Policies effected by the HHL Group or by any other person in relation to any of the HHL Group’s assets have been Disclosed and all such Insurance Policies are currently in full force and effect.

8.2	There is Disclosed in the Disclosure Letter a Schedule of all claims made by any member of the Hale Group under any insurance policies during the five years prior to the date of this Agreement.

8.3	There are no claims outstanding and so far as the Warrantors are aware there are no circumstances which would or might give rise to any claim under any of such Insurance Policies.

8.4	The Warrantors are not aware of anything HHL has done or omitted to do which makes any Insurance Policies void or voidable.

8.5	No insurer under any of the Insurance Policies, or under any insurance policy under which any member of the Hale Group was covered in the five years prior to the date of this agreement (“Historical Policies”) has disputed or notified HHL of an intention to dispute, the validity of any of the Insurance Policies or Historical Policies on any grounds.

8.6	None of the Insurance Policies are terminable on a change of control of ownership of the insured.

8.7	No insurer has in the last 10 years cancelled or refused to accept or continue any insurance in relation to HHL.

8.8	So far as the Warrantors are aware, no fact or circumstance exists which might reasonably be expected to give rise to a claim under any of the Insurance Policies.

8.9	So far as the Warrantors are aware, no event, act or omission has occurred which requires notification under any of the Insurance Policies.

8.10	All premiums that are due under the Insurance Policies have been paid.

9.	RECORDS

All the accounts, books, registers, ledgers and financial and other material records of whatsoever kind of the HHL Group (including all invoices and other records required for VAT purposes) are up to date and in its possession or under its control; there are no material inaccuracies or discrepancies contained or reflected therein.

10.	CONFIDENTIAL INFORMATION

10.1	The HHL Group does not use any processes and is not engaged in any activities which involve the unlawful use of any confidential information belonging to any third party.

10.2	The HHL Group is not aware of any actual or alleged unlawful use by any person of any of its Confidential Information.

10.3	The HHL Group has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the normal course of the HHL Group’s business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the HHL Group.

11.	INTELLECTUAL PROPERTY

11.1	A member of the HHL Group is the sole unencumbered legal and beneficial owner and, where registered, the sole registered proprietor of all the Business Intellectual Property and none of the Business Intellectual Property is licensed to any third party. Details of any registered or application for registration of any Business Intellectual Property are set out in the Disclosure Letter.

11.2	The Business Intellectual Property comprises all Intellectual Property which the Purchaser will require in order fully to carry on and exploit the business of the HHL Group and deal with the assets of the HHL Group in the same manner as carried on prior to Completion. Without limiting the above, the HHL Group does not make use of any third party owned Intellectual Property under licence.

11.3	The material particulars as to ownership and registration (and applications therefor) of registrable Business Intellectual Property, including priority and renewal dates where applicable, are set out in the Disclosure Letter.

11.4	Each and every part of the Business Intellectual Property is valid, subsisting and enforceable.

11.5	The Business Intellectual Property is not the subject of any pending or threatened proceedings for opposition, cancellation, revocation or rectification or claims by any person (including, without limitation, from any employees or former employees of the HHL Group) and, so far as the Warrantors are aware, there are no facts or matters in existence (including but without limitation acquiescence in the activities of third parties) which might give rise to any such proceedings or to any threat to the validity or enforceability of the Business Intellectual Property.

11.6	All application and renewal fees and costs and charges regarding the Business Intellectual Property due on or before Completion have been duly paid in full.

11.7	None of the Business Intellectual Property is, so far as the Warrantors are aware, currently being infringed (or would be infringed if valid) or has been so infringed in the six year period preceding Completion and no third party has, so far as the Warrantors are aware, threatened any such infringement and nor is it the subject of any claim for ownership or compensation by any third party or any criminal investigation or prosecution in relation thereto.

11.8	So far as the Warrantors are aware, the conduct of the business of the HHL Group does not infringe, is not alleged to infringe and has not in the six year period before Completion infringed or been alleged to infringe the Intellectual Property of any person.

12.	COMPUTER SYSTEMS

12.1	A summary of the current Computer Systems and associated contracts is set out in the Disclosure Letter.

12.2	None of the HHL Group’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the HHL Group.

12.3	The Computer Systems have been satisfactorily maintained and have the benefit of the maintenance agreements specified in the Disclosure Letter. The Computer Systems have not suffered any material failures or breakdowns in the two year period before Completion.

12.4	Disaster recovery plans for the Computer Systems are in effect and, so far as the Warrantors are aware, are adequate to ensure that the Computer Systems can be replaced or substituted without material disruption to the business of the HHL Group.

12.5	The HHL Group is not currently in breach of the terms of any warranty (express or implied), licence, systems supply, data supply, maintenance, service or services agreement with any of its suppliers or customers and will be able to comply with ongoing obligations contained therein without recourse to external human resources.

12.6	The HHL Group is registered under the Data Protection Act 1984 and, to the extent necessary, has notified the Data Protection Commissioner under the Data Protection Act 1998 (the terms “Data Protection Act 1984” and “Data Protection Act 1998” for the purposes of paragraphs 12.5 to 12.9 inclusive include any equivalent non-UK data protection legislation to which the HHL Group may be subject) and no individual has claimed or will, so far as the Warrantors are aware, have a right to claim, compensation from the HHL Group under the Data Protection Acts 1984 and 1998.

12.7	The HHL Group has duly complied with and currently complies with all material requirements under the Data Protection Acts 1984 and 1998 including, without limitation:

12.7.1	the data protection principles set out under the Data Protection Acts 1984 and 1998;

12.7.2	requests from individuals for access to personal data held by it;

12.7.3	the requirements relating to the registration and/or notification of processing of personal data;

12.7.4	where necessary, under the Data Protection Acts 1984 and 1998, the consent of the data subjects to the processing of personal data relating to them has been obtained.

12.8	The HHL Group has not received a notice from or been subject to enquiries by the Data Protection Registrar or Information Commissioner regarding non-compliance or alleged non-compliance by the HHL Group with any provision of the Data Protection Acts 1984 and 1998 (including, without limitation, the data protection principles).

12.9	No individual has alleged that the HHL Group has failed to comply with the provisions of the Data Protection Acts 1984 and 1998 or claimed compensation from the HHL Group under that Act including for unauthorised disclosure of personal data.

12.10	The data utilised by the HHL Group in its business and/or transferred to the HHL Group’s customers and/or business partners has been lawfully obtained and the HHL

Group is entitled to use the same, transfer the same and grant such rights therein as it grants to its customers and/or business partners in respect of the use of such data.

12.11	The current Computer Systems are adequate for the current needs of the HHL Group and as contemplated in the annual budget set out in the Disclosure Letter.

13.	EMPLOYEES

13.1	None of the officers or employees of the HHL Group has given or received notice terminating his employment. No such officers or employees will be entitled to give notice as a result of the provisions of this agreement.

13.2	The sale and purchase of the Shares pursuant to this agreement will not of itself give rise to any payment or benefit, or any right to any such payment or benefit, to any officer or employee of the HHL Group for which HHL Group is or would be liable.

13.3	Full and accurate particulars of the terms and conditions of employment of all the officers or employees of the HHL Group (including, without limitation, all remuneration, incentives, bonuses, expenses, profit-sharing arrangements and other payments, share option schemes and other benefits whatsoever payable and whether contractual or discretionary) are set out in the Disclosure Letter.

13.4	Full and accurate particulars of the age, sex, hours of work and date of commencement of continuous employment and details of all applicable staff handbooks, disciplinary or grievance procedures and any procedures to be followed in the case of redundancy, severance or dismissal are set out in the Disclosure Letter.

13.5	As at Completion there are no outstanding offers of employment or offers of engagement to provide consultancy or other services to the HHL Group, and no person has accepted such an offer of employment or engagement but not yet taken up the position accepted and there are no individuals who provide services to the HHL Group either on a self-employed basis or who are supplied by any other person engaged to provide services to HHL Group.

13.6	As at Completion, there are no officers or employees who are absent from work for any reason other than normal annual leave, or who have been absent from work due to ill-health for more than 15 days in total in the 12 months prior to Completion.

13.7	There is not in existence any contract of employment with any officer or employee of the HHL Group (or any contract for services with any individual) which cannot be terminated by the HHL Group giving three months’ notice or less without giving rise to the making of a payment in lieu of notice or a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the HHL Group has a continuing obligation.

13.8	In relation to each of the officers or employees of the HHL Group, the HHL Group has:

13.8.1	maintained adequate and suitable records regarding the employment of each of its employees;

13.8.2	complied with all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

13.8.3	complied with all relevant orders and awards made under any statute affecting the conditions of service of its employees or former employees or made by any court or employment tribunal in respect of any employees or former employees of the HHL Group.

13.9	The HHL Group is not involved in any disputes and so far as the Warrantors are aware there are no circumstances which may result in any dispute involving any of the officers or employees or former employees or any trade union, staff association, works council or employee representatives of such officers or employees or former employees of the HHL Group and none of the provisions of this agreement including the identity of the Purchaser is likely to lead to any such dispute.

13.10	There is not outstanding any agreement or arrangement to which the HHL Group is party for profit sharing or for payment to any of its officers or employees or former employees of bonuses or for incentive payments or other similar matters.

13.11	There is no agreement or arrangement between the HHL Group and any of its employees or officers or former employees or officers with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment.

13.12	Since the Accounts Date, no change has been made in the terms of employment by the HHL Group (other than those required by law) of any of the officers or employees of the HHL Group and the HHL Group is not obliged to increase and has not made provision to increase the total annual remuneration payable to its officers and employees.

13.13	The HHL Group has not entered into any recognition agreement or any other understanding or arrangements or agreement with a trade union nor has it done any act which may be construed as recognition.

13.14	Within the two years preceding Completion, the HHL Group:

13.14.1	has not been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981);

13.14.2	has not failed to comply with any duty to consult with any officers or employees of the HHL Group, nor failed to give notice of any redundancies to the Department of Trade and Industry, pursuant to Sections 188 and 193 Trade Union and Labour Relations (Consolidation) Act 1992.

13.15	As at Completion, no amounts due to or in respect of any of the officers or employees or former employees of the HHL Group (including PAYE and national insurance and pension contributions) are in arrears or unpaid other than basic salary accrued for the current month.

13.16

No monies or benefits other than in respect of contractual emoluments for part of the current month and the sale bonuses set out in the Disclosure Letter are payable to any of the officers or employees of the HHL Group and there is not at present a claim, or, so far as the Warrantors are aware, occurrence or state of affairs which may hereafter give rise to a claim against the HHL Group arising out of the employment or termination of employment of any employee or former employee for compensation for loss of office or employment or otherwise and whether under the Employment Rights Act 1996, Race Relations Act 1976, Equal Pay Act 1970, Sex Discrimination Act 1975, Sex Discrimination Act 1986, Disability Discrimination Act 1995, Working Time Regulations 1998, National Minimum Wage Act 1998 and the

regulations made under such acts or regulations or any other act or otherwise and so far as the Warrantors are aware there are no enquiries or investigations or prosecutions existing, pending or threatened against the HHL Group in relation to any officer, employee or former employee by the Equal Opportunities Commission, the Commission for Racial Equity, the Disability Rights Commission or the Health and Safety Executive.

14.	CONTRACTS

14.1	There is not outstanding in connection with the business of the HHL Group:

14.1.1	any agreement or arrangement between the HHL Group and any third party which the signature or performance of this agreement will contravene or under which the third party will acquire a right of termination or any option as a result of the signature or performance of this agreement;

14.1.2	any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement pursuant to which any part of the business of the HHL Group has been carried on;

14.1.3	any agreement or arrangement between the HHL Group and any other company which is a member of the Hale Group;

14.1.4	any agreement or arrangement entered into by the HHL Group otherwise than by way of bargain at arm’s length; or

14.1.5	other than in the ordinary course of business, any sale or purchase, option or similar agreement, arrangement or obligation affecting any of the assets of the HHL Group or by which the HHL Group is bound.

14.2	As far as the Warrantors are aware, the execution of and compliance with the terms of this agreement will not:

14.2.1	cause HHL to lose the benefit of any contracted right it presently enjoys or cause any person who normally does business with HHL not to continue to do so on the same basis as previously;

14.2.2	relieve any person of any obligation to HHL or enable any person to determine such obligation; and

14.2.3	result in any indebtedness of HHL becoming due or payable or capable of being declared due and payable prior to its date of maturity.

14.3	Neither HHL nor any party with whom the HHL Group has entered into any agreement or contract is in default being a default which would have a material and adverse effect on the financial or trading position or prospects of HHL and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a default.

14.4	No breach of contract, event or omission has occurred which would entitle any third party to terminate any contract to which an HHL Group member is a party or to call in any money before the date on which payment thereof would normally or otherwise be due and the HHL Group has not received notice of intention to terminate any of such agreements or contracts.

14.5	None of the contracts, to which HHL is a party or would become a party by the acceptance by any third party of an offer or tender made by HHL:

14.5.1	is outside the ordinary course of business of HHL;

14.5.2	is of a long-term nature (that is to say, not capable of termination on six months notice or less);

14.5.3	is of a loss-making nature (that is to say, which HHL knew at the time of entering into it would result in a loss to HHL on completion of its performance); and

14.5.4	requires the supply of goods and/or services by or to HHL, the aggregate value of which exceeds ten per cent of the total value of all supplies of goods and/or services made to or by HHL in its last completed financial period.

14.6	Other than any contractual entitlement in respect of his employment, there is not outstanding any indebtedness owing by HHL to any director of HHL or any Connected Person or owing to HHL by any director of HHL or any security for any such indebtedness;

14.7	There is not outstanding and there has not at any time been outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which HHL is a party and which any director or former director of HHL or any Connected Person is or has been interested, whether directly or indirectly;

14.8	With respect to each order in the backlog of firm orders for the sale or lease of products or services, for which revenues have not been recognised by HHL, as Disclosed, HHL has not received, nor so far as the Warrantors are aware is their any reason to believe it will receive, any notice that such order shall be cancelled or materially reduced, and all sales commitments for the products of HHL are at prices not less than inventory values plus selling expenses and profit margins equivalent for those in the financial year ending on the Accounts Date.

15.	TRADING

15.1	So far as the Warrantors are aware there are no deficiencies or defects or breaches of contract which could result in any claim being made against the HHL Group in relation to any Defective Product or Defective Service for which the HHL Group has been or is or may be or become liable or responsible in the course of its business and without prejudice to the generality of the foregoing no dispute exists between the HHL Group and any customer, client, end-user or supplier thereof.

15.2	The HHL Group has not given any guarantee or warranty or made any representation in respect of goods supplied or contracted to be supplied by it save for any guarantee or warranty given in the ordinary course or in accordance with standard terms and conditions set out in the Disclosure Letter or implied by law and (save as aforesaid) has not accepted any liability or obligation in respect of any goods that would apply after any such goods have been supplied by it.

15.3	The HHL Group has not entered into an agreement or arrangement with a customer or supplier on terms materially different to its standard terms of business, a copy of which is annexed to the Disclosure Letter.

15.4	No substantial customer or supplier of HHL (that is to say a supplier or customer whose supplies to or purchases from HHL of goods or services have represented more than ten per cent in value of all supplies to or purchases from HHL in the last completed financial year of HHL) has, during the period of 12 months prior to this agreement, ceased to trade with HHL.

16.	JOINT VENTURES ETC

The HHL Group is not:

16.1	a party to any joint venture, consortium, partnership or profit-sharing arrangement or agreement; or

16.2	a member of any partnership, trade association, society or other group whether formal or informal and whether or not having a separate legal identity.

17.	BORROWINGS

Except as Disclosed in the HHL Accounts and the HHL Management Accounts, the HHL Group does not have outstanding:

17.1	any borrowing or indebtedness in the nature of borrowing including any bank overdrafts, liabilities under acceptances (otherwise than in respect of normal trade bills) and acceptance credits other than borrowing or indebtedness arising in the ordinary course of business; or

17.2	any guarantee, indemnity or undertaking (whether or not legally binding) to procure the solvency of any person or any similar obligation.

18.	LITIGATION, OFFENCES AND COMPLIANCE WITH STATUTES

18.1	Otherwise than as claimant in the collection of debts arising in the ordinary course of business, neither the HHL Group nor any person for whose acts or defaults the HHL Group may be vicariously liable is claimant, defendant or otherwise a party to any litigation, arbitration or administrative proceedings which are in progress and no such proceedings are threatened or pending by or against or concerning the HHL Group or any of its assets and, so far as the Warrantors are aware, there are no circumstances likely to lead to any such proceedings.

18.2

So far as the Warrantors are aware, neither the HHL Group nor any of its officers, agents or employees (during the course of their duties in relation to the business of the HHL Group) has committed or omitted to do any act or thing the commission or omission of which is or could be in contravention of any statutory obligation or any other law of the United Kingdom or any other country giving rise to any fine, penalty, default proceedings or other liability in relation to the business or officers of the HHL

Group or any of its assets or any judgment or decision which would materially affect the financial or trading position or prospects of the HHL Group.

18.3	The HHL Group has not done or agreed to do anything as a result of which either any investment or other grant paid to the HHL Group is liable to be refunded in whole or in part or any such grant for which application has been made by it will or may not be paid or may be reduced.

18.4	There is not outstanding any liability for industrial training levy or for any other statutory or governmental levy or charge.

18.5	Each member of the HHL Group has at all times complied with all applicable statutes relevant to import and export of goods and materials.

19.	RESTRICTIVE AGREEMENTS AND COMPETITION

19.1	Neither the HHL Group nor any of its officers or employees has been party to or involved in any agreement, understanding, arrangement, concerted practice or conduct which may infringe or have infringed:

19.1.1	the Competition Act 1998;

19.1.2	the Enterprise Act 2002;

19.1.3	Articles 81 and 82 of the Treaty establishing the European Community; or

19.1.4	any other competition or anti-trust legislation or regulations which apply or have applied in the EEA or within any jurisdiction within the EEA or any other jurisdiction in the world.

19.2	The HHL Group has received no written notice, written request, order or other communication of any kind from any authority, commission, government department, court or other public agency charged with the oversight or enforcement of any of the legislation referred to in paragraph 19.1.

19.3

The HHL Group has not given any assurance or undertaking to the Office of Fair Trading, the Director General of Fair Trading, the Competition Commission, any sector regulator, the Secretary of State for Trade and Industry, the European Commission, the Court of First Instance or the Court of Justice of the European Communities or any other court, person or body and is not subject to any act, decision, order, regulation or other instrument made by any of them under or by reference to any legislation or regulations referred to in paragraph 19.1

19.4	The HHL Group has received no complaint or threat to complain under or by reference to any of the legislation referred to in paragraph 19.1 from any person and has not received any request for information, investigation or objection under or by reference to any of the legislation referred to in paragraph 19.1 or been party to any proceedings to which this legislation (or any of it) was pleaded or relied upon.

19.5	The HHL Group has not notified any agreements or other arrangements to the European Commission for negative clearance or an exemption under Article 81(3) of the Treaty establishing the European Community.

19.6	The HHL Group has not notified any agreement or other arrangement to the Office of Fair Trading, the Director General of Fair Trading, any sector regulator or any other authority having jurisdiction under the Competition Act 1998 for a decision or guidance in relation to the Competition Act 1998.

19.7	The HHL Group has not received any state aid or other public or government grant subsidy, tax relief, exemption, privilege or indulgence that might be subject to any proceedings or process challenging the propriety or lawfulness of such government grant, subsidy, tax relief, exemption privilege or indulgence.

20.	SUBSIDIARIES

HHL has not since its incorporation had any subsidiary or subsidiary undertaking apart from the Subsidiaries and has not been the subsidiary of any other company and HHL is not the legal or beneficial owner of any shares of any other company other than the Subsidiaries listed in schedule 2.

21.	ADMINISTRATION

21.1	Every document in respect of the HHL Group required by the Companies Acts to be filed with the Registrar of Companies has been duly filed.

21.2

The copy of the memorandum and articles of association of HHL annexed to the Disclosure Letter is accurate and complete in all respects, includes copies of all resolutions and documents required to be incorporated therein and fully sets out all rights attaching to each class of the share capital of HHL and the register of members and other statutory books of HHL have been properly kept and contain an accurate record of all the matters which should be dealt with therein and no notice or allegation that any of the same is incorrect or should be rectified has been received.

21.3	HHL was incorporated in accordance with its memorandum and articles of association and is validly existing and is entitled to carry on the business now carried on by it.

21.4	The HHL Group has not within the 20 years preceding the Completion Date carried on any business other than the Business carried on at the date hereof.

22.	INSOLVENCY

22.1	No resolution has been passed nor meeting called to consider such resolution, no petition has been presented and no order has been made for the winding up of or for the appointment of a provisional liquidator to any HHL Group member.

22.2	No petition has been presented and no application has been made to court for an administration order in respect of any HHL Group member and no notice of an intention to appoint an administrator of any HHL Group member has been given or filed.

22.3	No liquidator, administrator, receiver, receiver and manager, administrative receiver or similar officer has been appointed in relation to any HHL Group member or in relation to the whole or any part of their assets, rights or revenues.

22.4	In relation to each HHL Group member:

22.4.1	no voluntary arrangement has been proposed or implemented under section 1 of the Insolvency Act 1986;

22.4.2	no scheme of arrangement has been proposed or implemented under section 425 of the Companies Act 1985;

22.4.3	no scheme for the benefit of creditors has been proposed or implemented, whether or not under the protection of the court and whether or not involving a reorganisation or rescheduling of debt; and

22.4.4	no proceedings have been commenced under any law, regulation or procedure relating to the reconstruction or adjustment of debts.

22.5	No HHL Group member has stopped or suspended payment of its debts, and no HHL Group member is unable or capable of being deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986.

22.6	No distress, execution or other process has been levied on an asset of any HHL Group member and no unsatisfied judgment, order or award is outstanding against any HHL Group member

Part 3

Properties and environmental matters

Properties

TITLE

1.	The Properties comprise:

1.1	all the land and premises of whatever tenure owned, occupied or otherwise used by the HHL Group whether in the United Kingdom or elsewhere; and

1.2	all the estate, interest, right and title whatsoever (including for the avoidance of any doubt interests in the nature of options, rights of pre-emption or other contractual relationships) of the HHL Group in respect of any land or premises.

2.	The HHL Group members listed in column 1 of part 1 and part 2 of schedule 8 are the legal and beneficial owners or (as the case may be) lessees of the Properties and all fixtures and fittings (except, in the case of leaseholds items in the nature of landlord’s fixtures and fittings) at the Properties are the absolute property of such members free from encumbrances.

3.	The HHL Group members listed in column 1 of part 1 and part 2 of schedule 8 have a good and marketable title to the Properties (which includes in the case of the freehold property all airspace at and above ground level). There is not nor has there been in force any policy relating to defective title or restrictive covenant indemnity. There is no circumstance which could render any transaction affecting the relevant HHL Group member’s title to any of the Properties liable to be set aside under the Insolvency Act 1986.

4.	The information contained in of schedule 8 as to the tenure of the Properties is true complete and accurate in all material respects.

5.	All deeds and documents necessary to prove the title of the relevant HHL Group member to the Properties are in the possession or under the control of the relevant HHL Group member.

6.	None of the Properties has been transferred or conveyed to the relevant HHL Group member within the last three years pursuant to an intra group transfer on which relief from stamp duty has been claimed pursuant to section 42 of the Finance Act 1930 (as amended), or on which relief from stamp duty land tax has been claimed pursuant to schedule 7 to the Finance Act 2003.

ENCUMBRANCES

7.	The Properties are free from any mortgage, debenture or charge (whether specific or floating, legal or equitable) rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability whether of an HHL Group member or any other party.

8.	The Properties are not subject to any liability for the payment of any outgoings other than national non-domestic rates, water and sewerage services charges and insurance premiums and, additionally, in the case of leasehold properties, rents and service charges.

9.	The Properties are not subject to any covenants, restrictions, stipulations, easements, profits à prendre, wayleaves, licences, grants, exceptions or reservations, or to any unregistered interests which override either first registration (where appropriate) or any registerable dispositions under schedules 1 and 3 respectively and schedule 12 to, and section 90(5) of, the Land Registration Act 2002, or any other such rights the benefit of which is vested in third parties nor any agreement to create the same.

10.	Where any such matters as are referred to in paragraphs 7, 8 and 9 have been disclosed in the Disclosure Letter the obligations and liabilities imposed and arising under them have been observed and performed in all material respects and all payments in respect of them due and payable have been duly paid.

11.	The Properties are not subject to any agreement or right to acquire the same nor any option, right of pre-emption or right of first refusal and there are no outstanding actions, claims or demands between an HHL Group member and any third party affecting or in respect of the Properties.

12.	The Properties are free from any local land charge, land charge, caution, caution against first registration, inhibition, restriction or notice and no matter is known to the Warrantors to exist which is capable of registration against any of the Properties.

13.	There is no person who is in occupation or who has or claims any rights of any kind in respect of the Properties adversely to the estate, interest, right or title of the HHL Group member to the Properties.

14.

The Properties benefit from all permanent and legally enforceable easements and other contractual rights (if any) necessary or appropriate for the continued use, enjoyment and maintenance by the HHL Group for the purpose of its existing business carried on at or from the Properties and for compliance with any obligations relating to the Properties (whether statutory or otherwise) and all such easements and rights are on reasonable terms which (without limitation) do not entitle any person to terminate, restrict or curtail them or impose any unusual or onerous condition.

PLANNING MATTERS

15.	For the purposes of the following paragraphs, the “ Planning Acts” means:

the Town and Country Planning Act 1990

the Planning (Listed Buildings and Conservation Areas) Act 1990

the Planning (Hazardous Substances) Act 1990

the Planning (Consequences Provisions) Act 1990

the Planning and Compensation Act 1991

the Planning and Compulsory Purchase Act 2004

as the same are from time to time varied or amended and any other statute or subordinate legislation relating to planning matters.

16.	The use of each of the Properties is the permitted or lawful use for the purposes of the Planning Acts and no such use is subject to planning conditions of an onerous or unusual nature (including any of a personal or temporary nature).

17.	Compliance in all material respects is being and has at all times been made with all planning permissions and building regulation and bye-law consents for the time being in force in relation to the Properties and with all orders, directions and regulations made under the Planning Acts and building regulations.

18.	No agreements or undertakings relating to the Properties have been entered into under the provisions of:

18.1	section 18 of the Public Health Act 1936; or

18.2	sections 38 and 278 of the Highways Act 1980;

18.3	section 106 of the Town and Country Planning Act 1990; or

18.4	any similar legislation or earlier legislation of the same nature (together “Statutory Agreements”).

19.	Compliance in all material respects is being and has at all times been made with all Statutory Agreements relating to the Properties.

20.	None of the Properties is listed as being of special historic or architectural importance or located in a conservation area nor are the Properties affected by any tree preservation orders.

21.	No planning contravention notices, breach of condition notices, enforcement notices or stop notices have been issued by any local planning authority in respect of the Properties nor has any other enforcement action (including the exercise of any right of entry) been taken by any such authority and the Vendors are not aware of any circumstances which may lead to the same.

STATUTORY OBLIGATIONS

22.	Compliance in all material respects is being made and has at all times been made with all applicable statutory and bye-law requirements with respect to the Properties and in particular (but without limitation) with requirements as to fire precautions and means of escape in case of fire and with requirements under the Public Health Acts, the Housing Acts, the Highways Acts, the Offices Shops and Railway Premises Act 1963, the Health and Safety at Work, etc. Act 1974, the Factory Acts and the London Building Acts, and the Vendors do not anticipate that it will be obliged to incur the expenditure of any substantial sum of money within the next two years in connection with such compliance.

23.	There are not in force or required to be in force any licences whether under the Licensing Act 1988 or otherwise which apply to the Properties or relate to or regulate any activities carried on therein.

ADVERSE ORDERS

24.	There are no compulsory purchase notices, orders or resolutions affecting the Properties nor are the Vendors aware of any circumstances likely to lead to any being made.

25.	There are no closing demolition or clearance orders affecting the Properties nor are the Vendors aware of any circumstances likely to lead to any being made.

CONDITION OF THE PROPERTIES

26.	There are no current disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right or means of access to the Properties.

27.	The principal means of access to the freehold property is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense.

28.	Each of the Properties enjoys the main services of water, drainage, electricity and gas; the passage and provision of such services is of a volume sufficient for the current purposes of the Business, uninterrupted and where not directly connected to mains services the necessary easements are in place for the passage of such services from the mains services to the Properties free from onerous or unusual conditions.

29.	The Properties are not subject to any rights of common.

30.	None of the Properties is affected by past or present mining activity.

LEASEHOLD PROPERTIES

31.	Cambridge Fluid Systems Limited (“CFS”) has paid the rent and observed and performed in all material respects the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Properties set out in part 2 of schedule 8 are held and the last demands for rent (or receipts if issued) were unqualified and all such leases are valid and in full force.

32.	All licences, consents and approvals required from the lessors and any superior lessors under the leases of the Properties have been obtained and the covenants on the part of the lessee contained in such licences, consents and approvals have been duly performed and observed in all material respects and, subject thereto, there are no collateral agreements, undertakings, waivers or concessions which are binding upon either the landlords or CFS.

33.	There are no notices, negotiations or proceedings pending in relation to rent reviews nor is any rent liable at the date of this agreement to be reviewed.

34.	The Vendors are not aware of any circumstances which would entitle any lessor to exercise any powers of entry or take possession or which would otherwise restrict the continued possession and enjoyment of the Properties.

35.	CFS is in actual occupation of all parts of the Properties and the security of tenure provisions of part II of the Landlord and Tenant Act 1954 are not excluded and no notices have been served or received under section 25 or 26 of such Act.

36.	The Vendors are not aware of any major item of expenditure already incurred by the lessor of any of the Properties listed in part 2 of schedule 8 or expected to be incurred by any such lessor within the next 12 months which is recoverable in whole or in part from any member of the HHL Group.

GENERAL MATTERS

37.	No HHL Group member has any continuing liability in respect of any other property formerly owned or occupied by an HHL Group member either as original contracting party or by virtue of any direct covenant having been given on a sale or assignment to the HHL Group member or as a guarantor of the obligations of any other person in relation to such property.

ENVIRONMENTAL MATTERS

38.	In this part 3 in respect of the Warranties contained in paragraphs 39 to 48 inclusive only, the following words and expressions shall have the following meanings:

“Environment” means any of the following media namely air, water or land including without limitation those media within buildings or other natural or man made structures above or below ground and any living humans, other living organisms or ecosystems.

“Environmental Laws” means any legal requirements for the protection of the Environment (including without limitation human health and amenity) applicable to the operation of the business of the Hale Group and/or the occupation or use of any of the Properties.

39.	So far as the Warrantors are aware no HHL Group member nor any of its officers, agents or employees has committed, whether by act or omission, any material breach of Environmental Laws or Environmental Permits and they have conformed to and comply with all relevant codes of practice, guidance notes, standards and other advisory material issued by any Relevant Authority.

40.	No HHL Group member has received any notice, order or other communication from any Relevant Authority or other third party in respect of the business carried on at any time by any HHL Group member or in relation to any property at any time owned, occupied or controlled by any HHL Group member alleging any breach of or failure to comply with Environmental Laws or imposing requirements, compliance with which, or bringing or anticipating a claim satisfaction of which, could be secured by further proceedings; and so far as the Vendors are aware there are no existing circumstances which might give rise to such notice, order or other communication being received; nor has there been any correspondence, communication or circumstances giving an indication of any intention on the part of a Relevant Authority to give such a notice, order or other communication.

41.	No Relevant Authority has, in relation to the property, assets or business of any HHL Group member, exercised any powers of entry, taken samples, measurements or photographs, removed, dismantled or tested any substance, article or organism, required statements (signed or otherwise) from any person in relation to any examination or investigations, required any production of data, taken any steps to seize and/or render harmless any substance, articles or organism or entered any Property or so far as the Warrantors are aware the details of any HHL Group member on any register in respect of any pollution or contamination of the Environment.

42.	No HHL Group member has received any complaint from a third party (including an employee) in respect of the business carried on by any HHL Group member or in relation to the business undertaken by any HHL Group member and/or any property at any time owned, occupied or controlled by any HHL Group member alleging any breach of Environmental Laws and so far as the Warrantors are aware no circumstances exist which might give rise to such a complaint.

43.	So far as the Warrantors are aware, all Environmental Permits as are now required are valid and subsisting and none have been suspended, revoked, cancelled, restricted, amended, varied or not renewed and the Disclosure Letter contains complete and accurate copies of all Environmental Permits.

44.

So far as the Warrantors are aware, no works are or will be necessary to secure compliance with Environmental Laws or Environmental Permits or to maintain or obtain any Environmental Permits required to carry on the business of any HHL Group Member in the same manner as it has been carried on at Completion and all necessary or appropriate action in connection with the application for, renewal or extension of any necessary or appropriate Environmental Permits has been taken.

45.	So far as the Warrantors are aware, none of the assets of any HHL Group Member (including without limitation the Properties) has been directly or indirectly affected by, and no HHL Group Member has caused or permitted any pollution or contamination of the Environment or any other liability whatsoever under Environmental Laws and there are no circumstances which may give rise to the same.

46.	So far as the Warrantors are aware, the structure of the Properties does not incorporate any hazardous substances including without limitation asbestos.

47.	So far as the Warrantors are aware, to the extent that any asbestos is present at any of the Properties, HHL has in place an operation and maintenance plan governing the treatment of such asbestos, and complies in all respects with such plan.

48.	HHL has undertaken a suitable and sufficient assessment of the matters identified by the Health & Safety Executive in their improvement notice, as set out in the Disclosure Letter, and has fully and properly implemented all actions required in respect of the same.

49.	There is no information known to the Warrantors, any member of the Hale Group or any of their employees, directors, officers, managers or supervisors that has not been provided to the insurer named under the Environmental Insurance Policy that if provided after the date hereof could vitiate or otherwise impact on the insurance provided under the terms of the Environmental Insurance Policy.

Part 4

Pensions

1.	In this part:

“Approved” means exempt approved by the Board of Inland Revenue for the purposes of either Chapter I or Chapter IV of Part XIV of the Taxes Act and “Approval” shall be construed accordingly;

“Disclosed Schemes” means the Main Scheme, the Hale Hamilton (Valves) Limited Executive Retirement Benefits Scheme established by a declaration of trust dated 28 March 1988, the stakeholder scheme with Clerical Medical and the Income Protection Policy with Friends Provident;

“Main Scheme” means the Hale Hamilton (Valves) Limited Retirement and Death Benefits Scheme established by a declaration of trust dated 16 January 1975;

“1993 Act” means the Pension Schemes Act 1993;

“1995 Act” means the Pensions Act 1995.

2.	Other than under the Disclosed Schemes, there is not and has not been in operation, and no proposal has been announced to enter into or establish, and the HHL Group does not contribute, is not bound to contribute either now or in the future and has not contributed to, any agreement, arrangement, scheme, custom or practice (whether enforceable or not, whether or not Approved and whether or not funded for in advance) for the payment of any pensions, allowances, ex gratia payments, lump sums or other benefits on death, retirement or termination of employment (whether voluntary or not), or during any period of sickness or disablement, for or in respect of any of the HHL Group’s employees or officers or former employees or officers, or any dependant of such an employee or officer, or former employee or officer.

3.	Full and accurate details of the Disclosed Schemes, including current details of the rate(s) at which the HHL Group is obliged to contribute in respect of each employee or officer who is a member of the Disclosed Schemes, are set out in the Disclosure Letter.

4.	All contributions due to or premiums due in respect of the Disclosed Schemes have been paid on or before the date on which payment falls due and in accordance with the requirements of the 1995 Act. No contribution to or premium due to any of the Disclosed Schemes in respect of a period prior to Completion is unpaid.

5.	There are no members of the Disclosed Schemes other than those whose names have been supplied to the Purchaser.

6.	No employees or officers or former employees or officers of the HHL Group have been excluded from membership of the Disclosed Schemes who would otherwise have been eligible either under the governing documentation of the Disclosed Schemes, under any applicable law or under any announcement or other contractual obligations.

7.	The Disclosed Schemes have been Approved with effect from their commencement dates and so far as the Warrantors are aware there is no reason why such Approval may be withdrawn or cease to apply.

8.	No employee or officer of the HHL Group is in contracted out employment as defined in Section 7 of the 1993 Act by reference to the Disclosed Schemes. In the case of any employee or officer of the HHL Group who has been in the past in contracted out employment by reference to the Disclosed Schemes, the Disclosed Schemes have been administered in accordance with the contracting out requirements of the 1993 Act.

9.	All benefits (other than refunds of contributions with interest where appropriate) payable under the Disclosed Schemes on the death of a member, are fully insured with an insurance company as defined in Section 659B of the Taxes Act at its normal rates and under its normal terms for people in good health.

10.	So far as the Warrantors are aware, the Disclosed Schemes are and have at all times been administered in accordance with all applicable laws (including the Data Protection Act 1998 and Article 141 of the Treaty of Rome) and regulatory requirements and the general requirements of trust law and the requirements of the Inland Revenue and subject thereto in accordance with their governing provisions.

11.

No person has made or threatened any claim (other than a routine claim for benefits) or complaint against the HHL Group or, so far as the Warrantors are aware, against any administrator(s) of the Disclosed Schemes or, again so far as the Warrantors are aware, made any complaint or report to the Occupational Pensions Regulatory Authority or The Pensions Regulator in respect of any act, event or omission arising out of or in connection with the

Disclosed Schemes and so far as the Warrantors are aware there are no circumstances which may give rise to any such claim, complaint or report being made.

12.	No act, event or omission has occurred which may lead to the winding-up of the Disclosed Schemes in whole or in part without the consent of the HHL Group.

13.	There are no circumstances which could result in any penalty for failure to comply with Part 1 of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000 becoming payable by the HHL Group. So far as the Warrantors are aware, the HHL Group and any administrator(s) of the stakeholder scheme have taken all steps necessary in order to comply with the legislation in relation to stakeholder pension schemes. The HHL Group does not, and has not made any agreement or promise, to contribute to a stakeholder scheme in respect of its employees.

14.	So far as the Warrantors are aware, there are no liabilities which have been or are or may be imposed on the HHL Group as a debt due pursuant to section 144 of the 1993 Act or section 75 (as amended) or section 75A of the 1995 Act from HHL Group to the trustees of the Main Scheme.

15.	In respect of the Main Scheme, since the date of the latest actuarial valuation reports or funding reviews, contributions have been made at rates no lower than those recommended by the actuary in those reports or funding reviews and no lower than the rates to enable the schemes to meet the minimum funding requirement.

16.	In respect of the Main Scheme, all information supplied for the purposes of the most recent actuarial valuations and funding reviews was true, complete, accurate and up-to-date.

17.	There have been no contribution notices, financial support directions or restoration orders issued by The Pensions Regulator against the HHL Group in respect of the Disclosed Schemes and, so far as the Warrantors are aware, neither is there any reason why such an order may be issued.

18.	There has been no correspondence with The Pensions Regulator (or the Occupational Pensions Regulatory Authority) other than as set out in the Disclosure Letter, on any matter which may give rise to ss 3 or 10 of the 1995 Act applying to the HHL Group or, so far as the Warrantors are aware, the trustees and administrators of the Disclosed Schemes and the Warrantors are not aware of any matter which has or may give rise in future to investigation by The Pensions Regulator in relation to the Disclosed Schemes.

19.	So far as the Warrantors are aware, no discretion or power has been exercised (or practice followed) under the Disclosed Schemes to:

19.1	augment benefits;

19.2	admit to membership a person who would not otherwise have been eligible for admission to membership;

19.3	admit to membership a person on terms which provided for or envisaged the payment of a transfer value or a transfer of assets from another scheme to the Disclosed Schemes in a case in which the payment or transfer has not been made in full;

19.4	provide a benefit which would not otherwise be provided; or

19.5	pay a contribution which would not otherwise have been paid.

20.	In respect of the Main Scheme, all liabilities of the final salary section have been bought out with an insurance company and there is no remaining liability for any such benefits within the Scheme.

SCHEDULE 5

Holdings Taxation

Part 1

Definitions and interpretation

1.	In this schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Accounts Relief” means any of:

(i)	a Relief which has been treated as an asset in the Holdings Accounts or the Holdings Management Accounts; or

(ii)	a Relief which has been taken into account in computing a provision for Tax (including deferred tax) which appears in the Holdings Accounts or the Holdings Management Accounts or has resulted in no provision for Tax being made in the Holdings Accounts or the Holdings Management Accounts;

“Actual Tax Liability” means any liability of Holdings to make a payment of or increased payment of or in respect of Tax whether or not Holdings is primarily liable for that Tax;

“Claim for Tax” means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including Holdings) or Tax Authority whether before or after the date hereof from which it appears that Holdings has or may have a Tax Liability;

“Effective Tax Liability” shall have the meaning given in paragraph 2 of this part 1;

“Event” means any payment, transaction, act, omission or occurrence of whatever nature whether or not Holdings and/or the Purchaser is a party to it including, without limitation, the execution of the Agreement, Completion, the death, winding up or dissolution of any person, any failure to take any action which would avoid a deemed distribution of income and any change in residence of any person for the purposes of Tax and shall also include any of the same which is deemed to occur under any Tax Statute;

“group relief” means any amount eligible for relief under sections 402-413 of the Taxes Act, advance corporation tax which is capable of being surrendered under section 240 of the Taxes

Act, any Tax refund which is capable of being surrendered under section 102 of the FA 1989, any relievable Tax which is capable of being surrendered pursuant to regulations made under section 806H of the Taxes Act or utilisation of any losses pursuant to an election under section 171A or section 179A of the TCGA;

“Holdings Tax Claim” means a claim under any Holdings Tax Warranty or the Holdings Tax Covenant;

“Purchaser’s Group” means the Purchaser and any companies within the same group or association of companies as the Purchaser for the purposes of the relevant Tax Statute;

“Purchaser’s Relief” means a Relief to the extent that it arises by reference to an Event occurring after Completion or a Relief to the extent that it arises to any member of the Purchaser’s Group (other than Holdings) at any time;

“Relief” means any loss, relief, allowance, credit deduction, exemption or set-off in each case in respect of Tax or any right to repayment of Tax;

“Taxation” or “Tax” means any form of taxation and duty, impost, contribution, deduction, withholding, levy or tariff in each case in the nature of taxation in the UK or elsewhere and all penalties and interest relating to any of them but excluding the Uniform Business Rate, Council Tax, water rates and other local authority rates or charges;

“Tax Authority” means HM Revenue & Customs or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise, having any power or authority or other function in relation to Tax;

“Tax Liability” means any Actual Tax Liability, Effective Tax Liability or other liability of Holdings which is relevant for the purposes of this schedule ;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

“Taxes Act” means the Income and Corporation Taxes Act 1988; and

“TCGA” means the Taxation of Chargeable Gains Act 1992.

2.	In this schedule an “Effective Tax Liability” shall mean the following:

2.1	the loss in whole or in part of any Accounts Relief;

2.2	the utilisation or set-off of any Purchaser’s Relief or any Accounts Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Purchaser under this schedule.

3.	The value of an Effective Tax Liability shall be as follows:

3.1	where the Effective Tax Liability involves the non-availability of any Accounts Relief:

3.1.1	if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the loss of the Accounts Relief; or

3.1.2	if the Accounts Relief was or is a right to repayment of Tax, the amount of the right which is lost;

3.2	where the Effective Tax Liability involves the utilisation or set-off of a Purchaser’s Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such set-off.

4.	Any reference to income, profits or gains earned, accrued or received shall include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for the purposes of any Tax.

5.	In this schedule, any reference to any Event occurring on or before Completion includes a reference to the combined result of two or more Events the first of which takes place or is deemed to have taken place on or before Completion outside the ordinary course of Holdings’ business and the Event which takes place after Completion shall only be taken into account if it occurs in the course of the performance of any agreement entered into by Holdings or HHL on or before Completion.

Part 2

Tax Warranties

TAX RETURNS AND COMPLIANCE

1.	Holdings has at all times submitted all relevant Tax returns to the relevant Tax Authorities by the requisite dates and those returns, notifications, computations, registrations and payments were, so far as the Warrantors are aware, when made complete and accurate.

2.	Holdings has discharged every Tax Liability which has fallen due.

3.	Holdings has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has to the extent required by law accounted for all such deductions, withholdings and retentions.

4.	Holdings has maintained and has in its possession, and under its control, all records and documentation that it is required by any Tax Statute to maintain and preserve and sufficient records relating to past events (including any elections made) to calculate accurately the liability to Tax of Holdings or its entitlement to any Relief which would arise on the disposal or realisation at Completion of all assets owned by Holdings at the Accounts Date or acquired by it since that date but before Completion.

5.	In the last three years Holdings has not been and, so far as the Warrantors are aware is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

GENERAL PROVISIONS FOR TAX

6.	To the extent required by generally accepted accounting principles, provision or reserve was made in the Holdings Accounts in respect of every Tax Liability for which Holdings at the Accounts Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of Holdings, and whether or not Holdings had, has or may have any right of reimbursement against any other person.

7.

Since the Accounts Date, Holdings has not been involved in any transaction which has given or may give rise to a liability to Taxation on Holdings (or would have given or might give rise to such a liability but for the availability of any Accounts Relief) other than: (i) corporation tax on interest; (ii) corporation tax on transaction in the ordinary course of its trade (and in particular management charges in relation to the supply of services of Rosemary Ormsby David made to HHL and/or the Subsidiaries); (iii) and liability to account for Taxation (including employer’s and employees’ national insurance contributions) to the relevant Tax Authority on any directors’ fees and remuneration due before Completion.

CHARGEABLE GAINS

8.	Holdings has not made and is not entitled to make any claims under s152 (roll-over relief), s153 (assets only partly replaced), s154 (new assets which are depreciating assets), s165 (gift of business assets) or s175 (replacement of business assets by members of a group) TCGA or Part 7 FA 2002 (roll-over relief in case of realisation and reinvestment) and no declaration has been made under s153A TCGA (provisional application).

STAMP DUTY AND STAMP DUTY LAND TAX

9.	Each document in the possession or under the control of Holdings, or to the production of which Holdings is entitled and on which Holdings relies or may rely as purchaser or lessee and which in the United Kingdom or elsewhere requires any stamp or mark to denote that:

9.1	any duty, tax or fee required to be paid by law has been paid; or

9.2	a duty, tax or fee referred to in paragraph 6.1 is not required to be paid, or that the document in question or the Event evidenced by it qualifies for a relief or an exemption from such duty, tax or fee; or

9.3	the document has been produced to an appropriate authority

has been properly stamped or marked as appropriate and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

10.	Holdings has duly filed all land transaction returns required to be filed by Holdings with any Tax Authority, has paid all stamp duty land tax to which Holdings is or may be liable and has never filed any self-certificate for the purposes of stamp duty land tax.

11.	Holdings has not claimed any relief or exemption from stamp duty land tax since 1 December 2003, nor will Holdings have any entitlement to such relief or exemption as a result of any land transaction entered into on or before Completion.

12.	Holdings will not be required to file any land transaction return with a Tax Authority, nor to make any payment of stamp duty land tax on or after Completion in respect of any chargeable interest acquired or held by or on behalf of Holdings on or before Completion other than as a consequence of a future abnormal rental increase.

13.	No relief or exemption from stamp duty or stamp duty land tax will be withdrawn in whole or in part as a result of the entering into of this Agreement or as a result of Completion.

VALUE ADDED TAX

14.	Holdings is under no obligation to register for the purposes of VAT whether in the United Kingdom or elsewhere.

RESIDENCE

15.	Holdings has always been resident for Tax purposes in its country of incorporation and will remain so at the Completion Date and Holdings has never been regarded or treated as being resident for Tax purposes or subject to Tax outside its country of incorporation.

CLAIMS AND RELIEFS

16.	So far as the Warrantors are aware there are no time limits which are expiring within six months of Completion which need to be met in respect of which Holdings (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to:

16.1	make any claim (including a supplementary claim) for or disclaimer of Relief under any Tax Statute;

16.2	make any election, including an election for one type or Relief, or one basis, system or method of Tax, as opposed to another;

16.3	appeal against an assessment to or a determination affecting Tax;

16.4	apply for the postponement of Tax; or

16.5	disclaim or require the postponement or reduction of any allowance in relation to Taxation.

TRANSFER PRICING AND NON ARM’S LENGTH TRANSACTIONS

17.	Holdings is not a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or shall receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value.

DISTRIBUTIONS

18.	No distribution within the meaning of Chapter II Part VI ICTA (matters which are distributions for the purposes of the corporation tax acts) as extended by s418 ICTA has been made since the Accounts Date.

ANTI-AVOIDANCE

19.	Holdings has, at all times, complied within the relevant time limits with its obligations under the provisions of any Tax Statute requiring the disclosure of schemes or arrangements including, without limitation, Part 7 FA 2004, any secondary legislation made pursuant to the provisions of Part 7 FA 2004 and Schedule 11A Value Added Tax Act 1994.

Part 3

Tax Covenant

1.	COVENANT

1.1	The Warrantors jointly and severally covenant to pay to the Purchaser, in accordance with clause 4 of this agreement, an amount equal to:

1.1.1	any Actual Tax Liability which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

1.1.2	any Actual Tax Liability which arises as a result of the failure by any person (other than any member of the Purchaser’s Group) at any time to make payment (or increased payment) of or in respect or on account of Tax (or of an amount deemed to be Tax) where that other person was, at any time on or before Completion, either a member of the same group as Holdings or had control of or was controlled by, or otherwise connected with Holdings or was controlled by the same person as Holdings for any Tax purpose;

1.1.3	the value of any Effective Tax Liability;

1.1.4	the reasonable costs and expenses properly incurred by the Purchaser or Holdings in connection with any claim under this part 3 of this schedule in respect of which the Purchaser would be entitled to receive payment from the Warrantors.

2.	DEDUCTIONS FROM PAYMENTS

2.1

All sums payable by the Warrantors under any claim under the Holdings Tax Covenant shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required, provided that this paragraph shall not apply to any interest payable under paragraph 5.3 of part 4 of this schedule.

2.2	If any amount payable under any claim under the Holdings Tax Covenant is subject to Tax, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question there shall be left an amount equal to the amount that would otherwise be payable under the claim, save that this paragraph shall not apply to the extent that such Tax arises or is increased as a consequence of any voluntary act of the Purchaser.

2.3	For the avoidance of doubt all amounts payable as a result of any provision of this schedule shall be payable from the Joint Account and in accordance with clause 4 of the Agreement.

Part 4

Limitations and Procedure

1.	LIMITATIONS

The Warrantors shall not be liable under any Holdings Tax Warranty or any claim under the Holdings Tax Covenant in respect of any Tax Liability to the extent that:

1.1	provision, reserve or allowance has been made in the Holdings Accounts or the Holdings Management Accounts in respect of any such Tax Liability or to the extent that the payment or discharge of any such Tax Liability has been taken into account in the Holdings Accounts or the Holdings Management Accounts or such Tax Liability has been discharged prior to Completion;

1.2	any provision for Tax made in the Holdings Accounts or the Holdings Management Accounts is only insufficient by reason of any increase in the rates of Tax or variation in the method of applying or calculating the rate of Tax made after the Completion Date whether or not with retrospective effect;

1.3	such liability arises or is increased as a result of any change in law (primary or delegated), in any Relevant Accounting Standard or in the published practice of a Tax Authority occurring after the Completion Date (but not announced before that date) in each case whether or not with retrospective effect;

1.4	such liability arises or is increased as a result of any voluntary act, transaction or omission of Holdings or the Purchaser after Completion otherwise than in the ordinary course of business of Holdings carried on at Completion and which the Purchaser knew, or ought to have known, would give rise to a breach of that liability, other than an act, transaction or omission required by any applicable legislation or done or omitted to be done pursuant to a binding obligation in force at the date of this agreement; or

1.5

the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of Holdings or the Purchaser, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Holdings Accounts or the Holdings Management Accounts and details of which have been given to the Purchaser not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice consent or other thing in question may be made given or done;

1.6	the liability arises or is increased as a result of either Holdings or the Purchaser failing to act in accordance with the provisions of paragraph 4 of this part of this schedule;

1.7	the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Purchaser or Holdings save where such change is made to comply with generally accepted accounting principles applicable to Holdings or with any rule or accepted practice of any regulatory authority or body in force at the Completion Date;

1.8	such liability arises as a result of:

1.8.1	any voluntary disclaimer by Holdings after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the Holdings Accounts or the Holdings Management Accounts;

1.8.2	the revocation or revision by Holdings after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the Holdings Accounts or the Holdings Management Accounts;

1.9	the income, profits or gains in respect of which the liability arises were actually earned, accrued or received by Holdings before Completion but were not reflected in the Holdings Accounts or the Holdings Management Accounts;

1.10	any Relief, other than an Accounts Relief or a Purchaser’s Relief, is available to Holdings (including by way of group relief from any member of the HHL Group) to relieve or mitigate that Tax Liability;

1.11	the liability has been satisfied otherwise than by the Purchaser or any member of the Purchaser’s Group and at no cost to the Purchaser or to any member of the Purchaser’s Group;

1.12	the liability is recoverable (directly or indirectly) as a result of a breach of any HHL Tax Warranty or as a result of the HHL Tax Covenant (ignoring for the purposes of this paragraph 1.12 of Part 4 of this Schedule the application of the provisions of paragraph 1 of part 4 of Schedule 6 other than paragraph 1.12 of part 4 of Schedule 6);

1.13	in relation to the Warrantors’ liability in respect of a breach of any Holdings Tax Warranty, the facts or information on which it is based are Disclosed;

1.14	the Tax Liability arises as a result of transactions in the ordinary course of the trade of Holdings (as carried on at Completion) between the Accounts Date and Completion and it is capable of being satisfied by funds available in Holdings immediately before Completion.

2.	The Warrantors shall not be liable in respect of any breach of the Holdings Tax Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the Holdings Tax Covenant which has been satisfied in full in cleared funds nor shall the Warrantors be liable in respect of a claim under the Holdings Tax Covenant if, and to the extent that, the amount claimed is or has been included in a claim for breach of the Holdings Tax Warranties which has been satisfied in full.

3.	DURATION AND EXTENT

3.1	No claim shall be admissible and the Warrantors shall not be liable in respect of any Holdings Tax Claim unless details of the Holdings Tax Claim shall have been notified in writing to the Warrantors within four years of the Completion Date and unless legal proceedings shall have been served in respect of the Tax Claim within twelve months of such notice.

3.2	The provisions of schedule 9 shall apply to limit or exclude, as the case may be, the liability of the Warrantors in respect of any Tax Claim to the extent expressly provided therein.

4.	CONDUCT OF CLAIMS

4.1	If the Purchaser or Holdings becomes aware of any Claim for Tax which gives or may give rise to a Holdings Tax Claim, the Purchaser shall, or shall procure that Holdings shall, as soon as practicable (and in any event in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than five clear Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Warrantors.

4.2	If the Warrantors require in writing, the Purchaser shall, or shall procure that Holdings shall, supply the Warrantors with such available and relevant details, documentation, correspondence and information and shall take such action as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax.

4.3	The Warrantors shall have the right to have any action mentioned in paragraph 4.2 conducted by their nominated professional advisers provided that the appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

4.4	The taking of action under paragraph 4.2, whether by the Warrantors or by their nominated professional advisers, is subject to the following conditions:

4.4.1	the Warrantors shall indemnify (subject always to the paragraphs 1.1 and 1.2 of Schedule 9) and secure to the Purchaser’s satisfaction Holdings and the Purchaser against all costs and expenses or other liabilities in connection with taking any such action (including without limitation any additional Claim for Tax, and the interest on Tax);

4.4.2	the Warrantors shall not be entitled to require the Purchaser or Holdings to make any settlement or compromise of any Claim for Tax or agree any matter in the conduct of any Claim for Tax which may have a materially adverse effect on the future liability to Tax of Holdings or the Purchaser or any member of the Purchaser’s Group as at Completion;

4.4.3	Holdings or the Purchaser may take any action it reasonably considers fit to settle or compromise any Claim for Tax if having given notice of the receipt of the relevant Claim for Tax the Purchaser has not, within 15 Business Days of the date of that notice, received any instructions from Warrantors (or their duly authorised agents) as to the conduct of the Claim for Tax;

4.4.4	neither Holdings nor the Purchaser shall be obliged to take any action which might mean contesting any Claim for Tax beyond the first appellate body (excluding the body making the Claim for Tax) unless the Warrantors have provided to the Purchaser an opinion of a Tax counsel approved for that purpose by the Purchasers stating that, on the balance of probabilities, an appeal is the recommended course of action;

4.4.5	the Purchaser or Holdings shall be entitled to admit, compromise, settle or discharge or otherwise deal with any Claim for Tax on such terms as it may in its reasonable discretion consider fit where any Tax Authority alleges in writing fraud, wilful default, or fraudulent conduct on the part of any of the Holdings Vendors or Holdings or any of its then directors, in all cases, in respect of any accounting period commencing before Completion; and

4.4.6	if there is a dispute between Warrantors and the Purchaser as to whether any action requested by the Warrantors under paragraph 4.2 is reasonable and the dispute is not resolved between the Warrantors and the Purchaser within 30 Business Days, the dispute shall be referred for determination to Tax counsel of at least 10 years’ call (or, in relation to a non-United Kingdom jurisdiction, a Tax lawyer of at least equivalent status in that jurisdiction) who is instructed by agreement between the Purchaser and the Warrantors or, in the absence of agreement within 10 Business Days of an individual first being proposed for the purpose by either the Purchaser or the Warrantors, appointed by the chairman for the time being of the Bar Council (or the officer of equivalent status in relation to a non-United Kingdom jurisdiction) at the expense of such party as determined by the appointed Tax counsel.

4.5	Neither the Purchaser nor Holdings shall incur any liability to the Warrantors as a result of any act or omission in connection with this paragraph 4 if the Purchaser or Holdings has acted in accordance with the written instructions of the Warrantors (or their duly authorised agents or advisors).

4.6	The Purchaser shall keep the Warrantors fully informed of the progress in settling the relevant Claim for Tax and shall, as soon as reasonably practicable, forward, or procure to be forwarded to the Warrantors, copies of all material correspondence pertaining to it.

5.	DATE FOR PAYMENT

5.1

Where a Holdings Tax Claim or any sum to which paragraph 2.2 of part 3 of this schedule applies involves the Purchaser or Holdings being under a liability to make a payment to any Tax Authority, the Warrantors shall (subject to clause 4 of this agreement) instruct the Vendors’ Solicitors to release from the Joint Account (subject to clause 4 of this agreement) to pay the Purchaser the relevant amount on or before the later of the fifth Business Day after demand is made for the amount in question and the fifth Business Day before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

5.2	Where a Holdings Tax Claim does not fall within paragraph 5.1, the due date for payment out of the Joint Account (subject to clause 4 of this agreement) under this schedule shall be:

5.2.1	in the case of a Holdings Tax Claim involving the loss of an Accounts Relief which is not a right to a repayment of Tax, the later of ten Business Days following service by the Purchaser of a written demand for the same and the date on which the Accounts Relief would otherwise have been used but for such loss;

5.2.2	in the case of a Holdings Tax Claim involving the loss of an Accounts Relief which is a right to repayment of Tax, the later of ten Business Days after the Purchaser has served a written demand for the same and the date on which repayment of Tax would have actually been received or credited against an Actual Tax Liability;

5.2.3	in the case of a Holdings Tax Claim involving the set-off of a Purchaser’s Relief or an Accounts Relief, the later of ten Business Days following the service by the Purchaser of a written demand for the same or the date on which the Actual Tax Liability against which the Purchaser’s Relief or Accounts Relief is set off would have fallen due but for such setting off; and

5.2.4	in any other case, ten Business Days following the service by the Purchaser of a written demand for the same.

5.3	If the Warrantors default in the payment when due of any sum payable under this schedule, the liability of the Warrantors shall be increased to include interest on that sum from the date when the payment was due until the date of actual payment (as well after as before judgment) at a rate per annum of 1 per cent. above the base rate from time to time of Barclays Bank plc. This interest shall be payable on demand.

6.	TAX AFFAIRS

6.1	The Warrantors (or their duly authorised agents or advisers) shall, at the reasonable expense of Holdings, prepare and submit the corporation tax computations and returns of Holdings (“Tax Computations”) for its accounting period(s) (within the meaning of section 12 of the Taxes Act) ended on or before the Accounts Date (“Relevant Accounting Period(s)”).

6.2	The Warrantors shall deliver to the Purchaser for comments any Tax Computation return document or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to HM Revenue and Customs before submission to HM Revenue and Customs and shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to HM Revenue and Customs.

6.3	The Warrantors shall deliver to the Purchaser copies of any material correspondence sent to, or received from, HM Revenue and Customs relating to the Tax Computations and returns and shall keep the Purchaser informed of its actions under this paragraph.

6.4	Subject to paragraphs 6.2 and 6.3, the Purchaser shall or shall procure that:

6.4.1	Holdings properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Warrantors shall reasonably require in relation to the Relevant Accounting Period(s);

6.4.2	Holdings provides to the Warrantors such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations;

6.4.3	any correspondence which relates to the Tax Computations shall, if received by the Purchaser or Holdings (or its agents or advisers), be copied to the Warrantors.

6.5	In respect of any matter which gives or may give the Purchaser a right to make a Holdings Tax Claim, the provisions of paragraph 4 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 6.

6.6	The Warrantors shall use all reasonable endeavours to submit the Tax Computations as soon as reasonably practicable and within applicable time limits.

6.7	Clauses 6.1 to 6.3, 6.5 and 6.6 shall apply, mutatis mutandis, to the Tax Computations in respect of the accounting period in which Completion occurs as if (i) the reference to the Purchaser were to the Warrantors (and vice versa) and (ii) the Warrantors’ rights to comment under clause 6.2 shall be limited to the time period from the Accounts Date and up to and including Completion.

7.	OVER-PROVISIONS AND CORRESPONDING BENEFIT

7.1	If:

7.1.1	any provision for Tax in the Holdings Accounts or the Holdings Management Accounts proves to be an over provision;

7.1.2	the amount by which any right to repayment of Tax which has been treated as an asset in the Holdings Accounts or the Holdings Management Accounts proves to have been under-stated; or

7.1.3	a payment by the Warrantors in respect of any Tax Liability under a Holdings Tax Claim or the matter giving rise to the Tax Liability in question results in Holdings or the Purchaser receiving or becoming entitled to any Relief (other than an Accounts Relief) which it utilises (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (“Relevant Amount”), shall be dealt with in accordance with paragraph 7.2.

7.2	The Relevant Amount:

7.2.1	shall first be set off against any payment then due from the Warrantors under a Holdings Tax Claim;

7.2.2	to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 7.2.1, a refund shall be made to the Warrantors of any previous payment or payments made by the Vendors under a Holdings Tax Claim and not previously refunded under this paragraph 7.2.2 up to the amount of such excess; and

7.2.3	to the extent that the excess referred to in paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under a Holdings Tax Claim.

7.3	If the Purchaser or Holdings becomes aware of any circumstances which shall or may give rise to the application of paragraph 7.1, the Purchaser shall or shall procure that Holdings shall as soon as reasonably practicable give written notice of the same to the Warrantors.

7.4	The Warrantors may (at their own expense) require the auditors of Holdings for the time being (acting as independent experts and not arbitrators) to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

7.5	If, for the purposes of clause 7.1.1 of Part 4 of this Schedule 5, any provision for Tax relating to the same underlying subject matter appears in both the Holdings Accounts and the Holdings Management Accounts and such provision is different as a result of the timing differences which stem from when the Holdings Accounts and Holding Management Accounts were drawn up, the provision that will be used the calculate the amount for the purposes of clause 7.1.1 of Part 4 of Schedule 5 will be the one calculated using the generally accepted accounting practices as applied by companies such as Holdings in the UK as at the date of Completion.

7.6

If, for the purposes of clause 7.1.2 of Part 4 of this Schedule 5, any right to a repayment of Tax relating to the same underlying subject matter appears in both the Holdings Accounts and the Holdings Management Accounts and such provision is different as a result of the timing differences which stem from when the Holding Accounts and Holdings Management Accounts were drawn up, the provision that will be used the calculate the amount for the purposes of clause 7.1.2 of Part 4 of Schedule 5 will be the one calculated using the generally accepted accounting practices as applied by companies such as Holdings in the UK as at the date of Completion.

7.7	To the extent that the a payment is required to be made as a result of the provisions of paragraph 7.2 of this Part 4 of this Schedule 5 and the Warrantors have made a payment referred to in paragraph 7.2.2 of this Part 4 of this Schedule 5 out of the Joint Account and the Joint Account is still being operated, the payment required to made as a result of the provisions of paragraph 7.2 will be made into the Joint Account. For the avoidance of doubt, in all other instances, any payment made as a result of the provisions of paragraph 7.2 will be made to the Warrantors.

8.	THIRD PARTY CLAIMS

8.1	If Holdings or the Purchaser is entitled to recover from any other person or a Tax Authority a sum in respect of any matter or Tax Liability to which a Holdings Tax Claim relates and which has been satisfied by the Warrantors from the Joint Account (subject to clause 4 of this agreement) the Purchaser shall as soon as practicable give written notice of the same to the Warrantors and the Purchaser shall, or shall procure that Holdings shall, take such action as may be reasonably requested by the Warrantors to enforce recovery against that person or Tax Authority, subject to the Warrantors indemnifying, to the Purchaser’s satisfaction, Holdings and the Purchaser against all costs and expenses incurred in taking such an action.

8.2	In the event that the Purchaser or Holdings recovers any sum referred to in paragraph 8.1 (whether after taking any action at the request of the Warrantors under that paragraph or otherwise), the Purchaser shall, as soon as reasonably practicable, account to the Warrantors for the lesser of:

8.2.1	the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

8.2.2	any amount paid by the Warrantors in respect of the matter giving rise to the relevant Holdings Tax Claim.

8.3

To the extent that the a payment is required to be made as a result of the provisions of paragraph 8.2 of this Part 4 of this Schedule 5 and the Warrantors have made a payment to the referred to in paragraph 8.1 of this Part 4 of this Schedule 5 out of the Joint Account and the Joint Account is still being operated, the payment required to made as a result of the provisions of paragraph 8.2 will be made into the Joint Account. For the avoidance of doubt, in all other instances, any payment made as a result of the provisions of paragraph 8.2 will be made to the Warrantors.

9.	MISCELLANEOUS

Any payment to the Purchaser or Holdings under any Holdings Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the Holdings Shares.

10.	COVENANT BY THE PURCHASER

10.1	The Purchaser and Holdings jointly and severally covenant with the Warrantors to pay to the Warrantors an amount equal to:

10.1.1	any liability (or increased liability) to Tax of the Warrantors or any person connected with the Warrantors arising under or by reference to section 767A or section 767AA of the Taxes Act or by virtue of the non-payment of Tax by Holdings for any reason or by the application of any Tax Statute save that this paragraph 10.1 shall not apply in respect of any Tax for which the Warrantors are liable to make (but have not yet made) payment to the Purchaser under this schedule;

10.1.2	the reasonable costs and expenses of the Warrantors or any person connected with the Warrantors in connection with any liability referred to or in taking any action under this paragraph.

10.2	For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

10.3	Paragraphs 4 and 5 of this part 4 of this schedule shall apply to this paragraph 10 (with all necessary changes) as if: (a) references to the Warrantors were references to the Purchaser (and vice versa); and (b) references to Holdings in the definition of Claim for Tax were references to the Warrantors or to any person connected with the Warrantors.

SCHEDULE 6

HHL Taxation

Part 1

Definitions and interpretation

1.	In this schedule the following words and expressions shall (except where the context otherwise requires) have the following meanings:

“Accounts Relief” means any of:

(i)	a Relief which has been treated as an asset in the HHL Accounts, HHL Management Accounts or the Completion Net Asset Statement; or

(ii)	a Relief which has been taken into account in computing a provision for Tax (including deferred tax) which appears in the HHL Accounts, HHL Management Accounts or Completion Net Asset Statement or has resulted in no provision for Tax being made in the HHL Accounts, HHL Management Accounts or Completion Net Asset Statement;

“Actual Tax Liability” means any liability of HHL to make a payment of or increased payment of or in respect of Tax whether or not HHL is primarily liable for that Tax;

“Claim for Tax” means any claim, notice, demand, assessment, letter or other document issued or any action taken by or on behalf of any person (including HHL) or Tax Authority whether before or after the date hereof from which it appears that HHL has or may have a Tax Liability;

“Effective Tax Liability” shall have the meaning given in paragraph 2 of this part 1;

“Event” means any payment, transaction, act, omission or occurrence of whatever nature whether or not HHL and/or the Purchaser is a party to it including, without limitation, the execution of the Agreement, Completion, the death, winding up or dissolution of any person, any failure to take any action which would avoid a deemed distribution of income and any change in residence of any person for the purposes of Tax and shall also include any of the same which is deemed to occur under any Tax Statute;

“group relief” means any amount eligible for relief under sections 402-413 of the Taxes Act, advance corporation tax which is capable of being surrendered under section 240 of the Taxes Act, any Tax refund which is capable of being surrendered under section 102 of the FA 1989, any relievable Tax which is capable of being surrendered pursuant to regulations made under section 806H of the Taxes Act or utilisation of any losses pursuant to an election under section 171A or section 179A of the TCGA;

“HHL Tax Claim” means a claim under any HHL Tax Warranty or the HHL Tax Covenant;

“Purchaser’s Group” means the Purchaser and any companies within the same group or association of companies as the Purchaser for the purposes of the relevant Tax Statute;

“Purchaser’s Relief” means a Relief to the extent that it arises by reference to an Event occurring after Completion or a Relief to the extent that it arises to any member of the Purchaser’s Group (other than HHL) at any time;

“Relief” means any loss, relief, allowance, credit deduction, exemption or set-off in each case in respect of Tax or any right to repayment of Tax;

“Taxation” or “Tax” means any form of taxation and duty, impost, contribution, deduction, withholding, levy or tariff in each case in the nature of taxation in the UK or elsewhere and all penalties and interest relating to any of them but excluding the Uniform Business Rate, Council Tax, water rates and other local authority rates or charges;

“Tax Authority” means HM Revenue & Customs or any authority or body, whether of the United Kingdom or elsewhere and whether national or otherwise, having any power or authority or other function in relation to Tax;

“Tax Liability” means any Actual Tax Liability, Effective Tax Liability or other liability of HHL which is relevant for the purposes of this schedule ;

“Tax Statute” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax;

“Taxes Act” means the Income and Corporation Taxes Act 1988; and

“TCGA” means the Taxation of Chargeable Gains Act 1992.

2.	In this schedule an “Effective Tax Liability” shall mean the following:

2.1	the loss in whole or in part of any Accounts Relief;

2.2	the utilisation or set-off of any Purchaser’s Relief or any Accounts Relief against any Tax or against income, profits or gains in circumstances where, but for such utilisation or set-off, an Actual Tax Liability would have arisen in respect of which the Warrantors would have been liable to the Purchaser under this schedule.

3.	The value of an Effective Tax Liability shall be as follows:

3.1	where the Effective Tax Liability involves the non-availability of any Accounts Relief:

3.1.1	if the Accounts Relief was not or is not a right to repayment of Tax, the amount of Tax which would have been saved but for the loss of the Accounts Relief; or

3.1.2	if the Accounts Relief was or is a right to repayment of Tax, the amount of the right which is lost;

3.2	where the Effective Tax Liability involves the utilisation or set-off of a Purchaser’s Relief or an Accounts Relief, the value of the Effective Tax Liability shall be the amount of Tax saved by such set-off.

4.	Any reference to income, profits or gains earned, accrued or received shall include income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for the purposes of any Tax.

5.	In this schedule reference to “HHL” shall in addition to HHL include every Subsidiary to the intent and effect that the provisions of this schedule shall apply to and be given in respect of each Subsidiary as well as HHL.

6.	In this schedule, any reference to any Event occurring on or before Completion includes a reference to the combined result of two or more Events the first of which takes place or is deemed to have taken place on or before Completion outside the ordinary course of HHL’s business and the Event which takes place after Completion shall only be taken into account if it occurs in the course of the performance of any agreement entered into by HHL or Holdings on or before Completion.

Part 2

Tax Warranties

TAX RETURNS AND COMPLIANCE

1.	HHL has at all times submitted all relevant Tax returns to the relevant Tax Authorities by the requisite dates and those returns, notifications, computations, registrations and payments were, so far as the Warrantors are aware, when made complete and accurate.

2.	HHL has discharged every Tax Liability which has fallen due.

3.	HHL has properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has to the extent required by law accounted for all such deductions, withholdings and retentions.

4.	HHL has maintained and has in its possession, and under its control, all records and documentation that it is required by any Tax Statute to maintain and preserve and sufficient records relating to past events (including any elections made) to calculate accurately the liability to Tax of HHL or its entitlement to any Relief which would arise on the disposal or realisation at Completion of all assets owned by HHL at the Accounts Date or acquired by it since that date but before Completion.

5.	In the last three years HHL has not been and, so far as the Warrantors are aware is not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority.

GENERAL PROVISIONS FOR TAX

6.	To the extent required by generally accepted accounting principles, provision or reserve was made in the HHL Accounts in respect of every Tax Liability for which HHL at the Accounts Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of HHL, and whether or not HHL had, has or may have any right of reimbursement against any other person.

7.

Since the Accounts Date, HHL has not been involved in any transaction which has given or may give rise to a liability to Taxation on HHL (or would have given or might give rise to such a liability but for the availability of any Accounts Relief) other than: (i) corporation tax on interest; (ii) corporation tax on accrued trading income of HHL arising from transactions in the ordinary course of business; and (iii) liability to account for Taxation (including employer’s and employees’ national insurance contributions) to the relevant Tax Authority on any directors’ or employees’ fees and remuneration due before Completion.

CHARGEABLE GAINS

8.	Save to the extent provided for in the deferred Tax provision in the HHL Accounts, no chargeable profit or gain would arise in respect of any asset of HHL:

8.1	treated as such in the HHL Accounts, if that asset were to be disposed of for consideration equal to the value attributed thereto in the HHL Accounts;

8.2	acquired after the Accounts Date, if that asset were to be disposed of for consideration equal to the consideration given for its acquisition in each case disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 TCGA.

9.	No chargeable gain or allowance loss which might accrue on a disposal by HHL of any asset is likely to be adjusted in accordance with ss30-34 TCGA (disposals and acquisition treated as made at market value).

10.	HHL has not made and is not entitled to make any claims under s152 (roll-over relief), s153 (assets only partly replaced), s154 (new assets which are depreciating assets), s165 (gift of business assets) or s175 (replacement of business assets by members of a group) TCGA or Part 7 FA 2002 (roll-over relief in case of realisation and reinvestment) and no declaration has been made under s153A TCGA (provisional application).

CAPITAL ALLOWANCES

11.	Save to the extent provided for in the deferred Tax provision in the HHL Accounts, if all the assets in respect of which allowances have been claimed under Part 2 of the Capital Allowances Act 2001 (Plant and Machinery Allowances) and Part 3 of the Capital Allowances Act 2001 (Industrial Buildings Allowances) and owned by HHL at the Accounts Date were to be sold by HHL for an amount equal to the value attributed to such assets in the HHL Accounts then (ignoring any reliefs or allowances available to HHL) no balancing charge would be made on HHL.

STAMP DUTY AND STAMP DUTY LAND TAX

12.	Each document in the possession or under the control of HHL, or to the production of which HHL is entitled and on which HHL relies or may rely as purchaser or lessee and which in the United Kingdom or elsewhere requires any stamp or mark to denote that:

12.1	any duty, tax or fee required to be paid by law has been paid; or

12.2	a duty, tax or fee referred to in paragraph 12.1 is not required to be paid, or that the document in question or the Event evidenced by it qualifies for a relief or an exemption from such duty, tax or fee; or

12.3	the document has been produced to an appropriate authority

has been properly stamped or marked as appropriate and no such document which is outside the United Kingdom would attract stamp duty if it were to be brought into the United Kingdom.

13.	HHL has duly filed all land transaction returns required to be filed by HHL with any Tax Authority, has paid all stamp duty land tax to which HHL is or may be liable and has never filed any self-certificate for the purposes of stamp duty land tax.

14.	HHL has not claimed any relief or exemption from stamp duty land tax since 1 December 2003, nor will HHL have any entitlement to such relief or exemption as a result of any land transaction entered into on or before Completion.

15.	HHL will not be required to file any land transaction return with a Tax Authority, nor to make any payment of stamp duty land tax on or after Completion in respect of any chargeable interest acquired or held by or on behalf of HHL on or before Completion other than as a consequence of a future abnormal rental increase.

16.	No relief or exemption from stamp duty or stamp duty land tax will be withdrawn in whole or in part as a result of the entering into of this Agreement or as a result of Completion.

VALUE ADDED TAX

17.	Hale Hamilton (Valves) Limited and Cambridge Fluid Systems Limited are registered as taxable persons for the purposes of VAT and, other than Hale Hamilton (Valves) Limited and Cambridge Fluid Systems Limited, HHL is under no obligation to register for the purposes of VAT whether in the United Kingdom or elsewhere.

18.	HHL has complied in all respects with all Tax Statutes relevant to VAT and guidance published by all relevant Tax Authorities in any form whatsoever and has made and obtained full, complete, correct and up-to-date records and invoices and other documents appropriate or requisite for the purposes of such Tax Statutes and guidance.

19.	HHL has not (nor has any relevant associate, as defined in Schedule 10 Paragraph 3(7) Value Added Tax Act 1994) at any time elected to waive exemption from VAT in relation to any of the Properties.

20.	HHL owns no assets and has not within the period of 10 years preceding the date of this Agreement owned any assets to which the Capital Goods Scheme in Part XV VAT Regulations 1995, SI 1995/2518 (adjustments to the deduction of input tax on capital items) or pursuant to similar provisions under any other Tax Statute applies.

RESIDENCE

21.	HHL has always been resident for Tax purposes in its country of incorporation and will remain so at the Completion Date and HHL has never been regarded or treated as being resident for Tax purposes or subject to Tax outside its country of incorporation.

CLAIMS AND RELIEFS

22.	So far as the Warrantors are aware there are no time limits which are expiring within six months of Completion which need to be met in respect of which HHL (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement to:

22.1	make any claim (including a supplementary claim) for or disclaimer of Relief under any Tax Statute;

22.2	make any election, including an election for one type or Relief, or one basis, system or method of Tax, as opposed to another;

22.3	appeal against an assessment to or a determination affecting Tax;

22.4	apply for the postponement of Tax; or

22.5	disclaim or require the postponement or reduction of any allowance in relation to Taxation.

TRANSFER PRICING AND NON ARM’S LENGTH TRANSACTIONS

23.	HHL is not a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or shall receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value.

24.	HHL has not disposed of or acquired any asset in such circumstances that the provisions of s17 TCGA (disposals and acquisitions treated as made at market value) or given or agreed to give any consideration to which s128(2) TCGA (consideration given or received by holder) and no allowable loss has accrued to HHL to which s18 TCGA (transactions between connected parties).

CLEARANCES

25.	All consents or clearances which should or could be obtained in respect of any transaction to which HHL has been a party have been so obtained and have been secured on the basis of full disclosure to the relevant Tax Authority.

26.	No application for any clearances relating to Tax has been made since the Accounts Date.

INTANGIBLE FIXED ASSETS

27.	HHL has sufficient records to identify intangible fixed assets (including goodwill) owned by HHL and treated for Tax purposes as assets falling within Schedule 29 FA 2002 (gains and losses of a company from intangible fixed assets) and no adjustments to net credits or debits will arise under Paragraph 58 Schedule 29 FA 2002 (company ceasing to be member of group (“degrouping”)) as a result of any transaction on or before Completion.

DISTRIBUTIONS

28.	No distribution within the meaning of Chapter II Part VI ICTA (matters which are distributions for the purposes of the corporation tax acts) as extended by s418 ICTA has been made since the Accounts Date.

ANTI-AVOIDANCE

29.	HHL has, at all times, complied within the relevant time limits with its obligations under the provisions of any Tax Statute requiring the disclosure of schemes or arrangements including, without limitation, Part 7 FA 2004, any secondary legislation made pursuant to the provisions of Part 7 FA 2004 and Schedule 11A Value Added Tax Act 1994.

Part 3

Tax Covenant

1.	COVENANT

1.1	The Warrantors jointly and severally covenant to pay to the Purchaser, in accordance with clause 4 of this agreement, an amount equal to:

1.1.1	any Actual Tax Liability which arises by reference to an Event occurring or income, profits or gains earned, accrued or received on or before Completion;

1.1.2	any Actual Tax Liability which arises as a result of the failure by any person (other than any member of the Purchaser’s Group) at any time to make payment (or increased payment) of or in respect or on account of Tax (or of an amount deemed to be Tax) where that other person was, at any time on or before Completion, either a member of the same group as HHL or had control of or was controlled by, or otherwise connected with HHL or was controlled by the same person as HHL for any Tax purpose;

1.1.3	the value of any Effective Tax Liability;

1.1.4	the reasonable costs and expenses properly incurred by the Purchaser or HHL in connection with any claim under this part 3 of this schedule in respect of which the Purchaser would be entitled to receive payment from the Warrantors.

2.	DEDUCTIONS FROM PAYMENTS

2.1	All sums payable by the Warrantors under any claim under the HHL Tax Covenant shall be paid gross, free and clear of any rights of counterclaim or set-off and without any deduction or withholding unless the deduction or withholding is required by law in which event the Warrantors shall pay such additional amount as shall be required to ensure that the net amount received and retained (free of any liability) by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required, provided that this paragraph shall not apply to any interest payable under paragraph 5.3 of part 4 of this schedule.

2.2	If any amount payable under any claim under the HHL Tax Covenant is subject to Tax, the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Tax in question there shall be left an amount equal to the amount that would otherwise be payable under the claim, save that this paragraph shall not apply to the extent that such Tax arises or is increased as a consequence of any voluntary act of the Purchaser.

2.3	For the avoidance of doubt all amounts payable as a result of any provision of this schedule shall be payable from the Joint Account and in accordance with clause 4 of the Agreement.

Part 4

Limitations and Procedure

1.	LIMITATIONS

The Warrantors shall not be liable under any HHL Tax Warranty or any claim under the HHL Tax Covenant in respect of any Tax Liability to the extent that:

1.1	provision, reserve or allowance has been made in the HHL Accounts, HHL Management Accounts or Completion Net Asset Statement in respect of any such Tax Liability or to the extent that the payment or discharge of any such Tax Liability has been taken into account in the HHL Accounts, HHL Management Accounts or Completion Net Asset Statement or such Tax Liability has been discharged prior to Completion;

1.2	any provision for Tax made in the HHL Accounts, HHL Management Accounts or Completion Net Asset Statement is only insufficient by reason of any increase in the rates of Tax or variation in the method of applying or calculating the rate of Tax made after the Completion Date whether or not with retrospective effect;

1.3	such liability arises or is increased as a result of any change in law (primary or delegated), in any Relevant Accounting Standard or in the published practice of a Tax Authority occurring after the Completion Date (but not announced before that date) in each case whether or not with retrospective effect;

1.4	such liability arises or is increased as a result of any voluntary act, transaction or omission of HHL or the Purchaser after Completion otherwise than in the ordinary course of business of HHL carried on at Completion and which the Purchaser knew, or ought to have known, would give rise to a breach of that liability, other than an act, transaction or omission required by any applicable legislation or done or omitted to be done pursuant to a binding obligation in force at the date of this agreement; or

1.5

the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of HHL or the Purchaser, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the HHL Accounts, HHL Management Accounts or Completion Net Asset Statement and

details of which have been given to the Purchaser not less than 30 days before the final date upon which the claim, election, surrender, disclaimer, notice consent or other thing in question may be made given or done;

1.6	the liability arises or is increased as a result of either HHL or the Purchaser failing to act in accordance with the provisions of paragraph 4 of this part of this schedule;

1.7	the liability arises or is increased as a result of any change after Completion in the bases, methods or policies of accounting of the Purchaser or HHL save where such change is made to comply with generally accepted accounting principles applicable to HHL or with any rule or accepted practice of any regulatory authority or body in force at the Completion Date;

1.8	such liability arises as a result of:

1.8.1	any voluntary disclaimer by HHL after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the HHL Accounts, the HHL Management Accounts or Completion Net Asset Statement;

1.8.2	the revocation or revision by HHL after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the HHL Accounts, the HHL Management Accounts or Completion Net Asset Statement;

1.9	the income, profits or gains in respect of which the liability arises were actually earned, accrued or received by HHL before Completion but were not reflected in the HHL Accounts, the HHL Management Accounts or Completion Net Asset Statement;

1.10	any Relief, other than an Accounts Relief or a Purchaser’s Relief, is available to HHL (including by way of group relief from another member of the HHL Group) to relieve or mitigate that Tax Liability;

1.11	the liability has been satisfied otherwise than by the Purchaser or any member of the Purchaser’s Group and at no cost to the Purchaser or to any member of the Purchaser’s Group;

1.12	the liability arises (directly or indirectly) as result of the holding of HHL Shares by Holdings;

1.13	in relation to the Warrantors’ liability in respect of a breach of any HHL Tax Warranty, the facts or information on which it is based are Disclosed.

2.	The Warrantors shall not be liable in respect of any breach of the HHL Tax Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the HHL Tax Covenant which has been satisfied in full in cleared funds nor shall the Warrantors be liable in respect of a claim under the HHL Tax Covenant if, and to the extent that, the amount claimed is or has been included in a claim for breach of the HHL Tax Warranties which has been satisfied in full.

3.	DURATION AND EXTENT

3.1	No claim shall be admissible and the Warrantors shall not be liable in respect of any HHL Tax Claim unless details of the HHL Tax Claim shall have been notified in writing to the Warrantors within four years of the Completion Date and unless legal proceedings shall have been served in respect of the Tax Claim within twelve months of such notice.

3.2	The provisions of schedule 9 shall apply to limit or exclude, as the case may be, the liability of the Warrantors in respect of any Tax Claim to the extent expressly provided therein.

4.	CONDUCT OF CLAIMS

4.1	If the Purchaser or HHL becomes aware of any Claim for Tax which gives or may give rise to a HHL Tax Claim, the Purchaser shall, or shall procure that HHL shall, as soon as practicable (and in any event in the case of the receipt of a Claim for Tax consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than five clear Business Days prior to the day on which the time for response or appeal expires) give written notice of the Claim for Tax to the Warrantors.

4.2	If the Warrantors require in writing, the Purchaser shall, or shall procure that HHL shall, supply the Warrantors with such available and relevant details, documentation, correspondence and information and shall take such action as the Warrantors may reasonably request in writing to negotiate, avoid, dispute, resist, compromise, defend or appeal against the Claim for Tax.

4.3	The Warrantors shall have the right to have any action mentioned in paragraph 4.2 conducted by their nominated professional advisers provided that the appointment of such professional advisers shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

4.4	The taking of action under paragraph 4.2, whether by the Warrantors or by their nominated professional advisers, is subject to the following conditions:

4.4.1	the Warrantors shall indemnify (subject always to paragraphs 1.1 and 1.2 of Schedule 9) and secure to the Purchaser’s satisfaction HHL and the Purchaser against all costs and expenses or other liabilities in connection with taking any such action (including without limitation any additional Claim for Tax, and the interest on Tax);

4.4.2	the Warrantors shall not be entitled to require the Purchaser or HHL to make any settlement or compromise of any Claim for Tax or agree any matter in the conduct of any Claim for Tax which may have a materially adverse effect on the future liability to Tax of Holdings or the Purchaser or any member of the Purchaser’s Group as at Completion;

4.4.3	HHL or the Purchaser may take any action it reasonably considers fit to settle or compromise any Claim for Tax if having given notice of the receipt of the relevant Claim for Tax the Purchaser has not, within 15 Business Days of the date of that notice, received any instructions from Warrantors (or their duly authorised agents) as to the conduct of the Claim for Tax;

4.4.4	neither HHL nor the Purchaser shall be obliged to take any action which might mean contesting any Claim for Tax beyond the first appellate body (excluding the body making the Claim for Tax) unless the Warrantors have provided to the Purchaser an opinion of a Tax counsel approved for that purpose by the Purchasers stating that, on the balance of probabilities, an appeal is the recommended course of action;

4.4.5

the Purchaser or HHL shall be entitled to admit, compromise, settle or discharge or otherwise deal with any Claim for Tax on such terms as it may in its reasonable discretion consider fit where any Tax Authority alleges in writing fraud, wilful default, or fraudulent conduct on the part of any of the Holdings

Vendors or HHL or any of its then directors, in all cases, in respect of any accounting period commencing before Completion; and

4.4.6	if there is a dispute between Warrantors and the Purchaser as to whether any action requested by the Warrantors under paragraph 4.2 is reasonable and the dispute is not resolved between the Warrantors and the Purchaser within 30 Business Days, the dispute shall be referred for determination to Tax counsel of at least 10 years’ call (or, in relation to a non-United Kingdom jurisdiction, a Tax lawyer of at least equivalent status in that jurisdiction) who is instructed by agreement between the Purchaser and the Warrantors or, in the absence of agreement within 10 Business Days of an individual first being proposed for the purpose by either the Purchaser or the Warrantors, appointed by the chairman for the time being of the Bar Council (or the officer of equivalent status in relation to a non-United Kingdom jurisdiction) at the expense of such party as determined by the appointed Tax counsel.

4.5	Neither the Purchaser nor HHL shall incur any liability to the Warrantors as a result of any act or omission in connection with this paragraph 4 if the Purchaser or HHL has acted in accordance with the written instructions of the Warrantors (or their duly authorised agents or advisors).

4.6	The Purchaser shall keep the Warrantors fully informed of the progress in settling the relevant Claim for Tax and shall, as soon as reasonably practicable, forward, or procure to be forwarded to the Warrantors, copies of all material correspondence pertaining to it.

5.	DATE FOR PAYMENT

5.1	Where a HHL Tax Claim or any sum to which paragraph 2.2 of part 3 of this schedule applies involves the Purchaser or HHL being under a liability to make a payment to any Tax Authority, the Warrantors shall (subject to clause 4 of this agreement) instruct the Vendors’ Solicitors to release from the Joint Account (subject to clause 4 of this agreement) to pay the Purchaser the relevant amount on or before the later of the fifth Business Day after demand is made for the amount in question and the fifth Business Day before the date on which the amount in question is payable to the relevant Tax Authority without any interest, penalty, fine or surcharge arising in respect of it.

5.2	Where a HHL Tax Claim does not fall within paragraph 5.1, the due date for payment out of the Joint Account (subject to clause 4 of this agreement) under this schedule shall be:

5.2.1	in the case of a HHL Tax Claim involving the loss of an Accounts Relief which is not a right to a repayment of Tax, the later of ten Business Days following service by the Purchaser of a written demand for the same and the date on which the Accounts Relief would otherwise have been used but for such loss;

5.2.2	in the case of a HHL Tax Claim involving the loss of an Accounts Relief which is a right to repayment of Tax, the later of ten Business Days after the Purchaser has served a written demand for the same and the date on which repayment of Tax would have actually been received or credited against an Actual Tax Liability;

5.2.3	in the case of a HHL Tax Claim involving the set-off of a Purchaser’s Relief or an Accounts Relief, the later of ten Business Days following the service by the Purchaser of a written demand for the same or the date on which the Actual Tax Liability against which the Purchaser’s Relief or Accounts Relief is set off would have fallen due but for such setting off; and

5.2.4	in any other case, ten Business Days following the service by the Purchaser of a written demand for the same.

5.3	If the Warrantors default in the payment when due of any sum payable under this schedule, the liability of the Warrantors shall be increased to include interest on that sum from the date when the payment was due until the date of actual payment (as well after as before judgment) at a rate per annum of 1 per cent. above the base rate from time to time of Barclays Bank plc. This interest shall be payable on demand.

6.	TAX AFFAIRS

6.1	The Warrantors (or their duly authorised agents or advisers) shall, at the reasonable expense of HHL, prepare and submit the corporation tax computations and returns of HHL (“Tax Computations”) for its accounting period(s) (within the meaning of section 12 of the Taxes Act) ended on or before the Accounts Date (“Relevant Accounting Period(s)”).

6.2	The Warrantors shall deliver to the Purchaser for comments any Tax Computation return document or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to HM Revenue and Customs before submission to HM Revenue and Customs and shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to HM Revenue and Customs.

6.3	The Warrantors shall deliver to the Purchaser copies of any material correspondence sent to, or received from, HM Revenue and Customs relating to the Tax Computations and returns and shall keep the Purchaser informed of its actions under this paragraph.

6.4	Subject to paragraphs 6.2 and 6.3, the Purchaser shall or shall procure that:

6.4.1	HHL properly authorises and signs the Tax Computations and makes and signs or otherwise enters into all such elections, surrenders and claims and withdraws or disclaims such elections, surrenders and claims and gives such notices and signs such other documents as the Warrantors shall reasonably require in relation to the Relevant Accounting Period(s);

6.4.2	HHL provides to the Warrantors such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit, negotiate and agree the Tax Computations;

6.4.3	any correspondence which relates to the Tax Computations shall, if received by the Purchaser or HHL (or its agents or advisers), be copied to the Warrantors.

6.5	In respect of any matter which gives or may give the Purchaser a right to make a HHL Tax Claim, the provisions of paragraph 4 with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 6.

6.6	The Warrantors shall use all reasonable endeavours to submit the Tax Computations as soon as reasonably practicable and within applicable time limits.

6.7	Clauses 6.1 to 6.3, 6.5 and 6.6 shall apply, mutatis mutandis, to the Tax Computations in respect of the accounting period in which Completion occurs as if (i) the reference to the Purchaser were to the Warrantors (and vice versa) and (ii) the Warrantors’ rights to comment under clause 6.2 shall be limited to the time period from the Accounts Date and up to and including Completion.

7.	OVER-PROVISIONS AND CORRESPONDING BENEFIT

7.1	If:

7.1.1	any provision for Tax in the HHL Accounts or the HHL Management Accounts or the Completion Net Asset Statement proves to be an over provision;

7.1.2	the amount by which any right to repayment of Tax which has been treated as an asset in the HHL Accounts or the HHL Management Accounts or the Completion Net Asset Statement proves to have been under-stated; or

7.1.3	a payment by the Warrantors in respect of any Tax Liability under a HHL Tax Claim or the matter giving rise to the Tax Liability in question results in HHL or the Purchaser receiving or becoming entitled to any Relief (other than an Accounts Relief) which it utilises (including by way of repayment of Tax) (“Corresponding Relief”), then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (“Relevant Amount”), shall be dealt with in accordance with paragraph 7.2.

7.2	The Relevant Amount:

7.2.1	shall first be set off against any payment then due from the Warrantors under a HHL Tax Claim;

7.2.2	to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 7.2.1, a refund shall be made to the Warrantors of any previous payment or payments made by the Vendors under a HHL Tax Claim and not previously refunded under this paragraph 7.2.2 up to the amount of such excess; and

7.2.3	to the extent that the excess referred to in paragraph 7.2.2 is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Warrantors under a HHL Tax Claim.

7.3	If the Purchaser or HHL becomes aware of any circumstances which shall or may give rise to the application of paragraph 7.1, the Purchaser shall or shall procure that HHL shall as soon as reasonably practicable give written notice of the same to the Warrantors.

7.4	The Warrantors may (at their own expense) require the auditors of HHL for the time being (acting as independent experts and not arbitrators) to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

7.5	If, for the purposes of clause 7.1.1 of Part 4 of this Schedule 6, any provision for Tax relating to the same underlying subject matter appears in any two or more of the HHL Accounts, the HHL Management Accounts and the Completion Net Asset Statement, and such provision is different as a result of the timing differences which stem from when the HHL Accounts, HHL Management Accounts and the Completion Net Asset Statement were drawn up, the provision that will be used the calculate the amount for the purposes of clause 7.1.1 of Part 4 of Schedule 6 will be the one calculated using the generally accepted accounting practices which would be applied to the HHL Accounts, the HHL Management Accounts or the Completion Net Asset Statement (as the case may be) as at the date of Completion.

7.6	If, for the purposes of clause 7.1.2 of Part 4 of this Schedule 6, any right to a repayment of Tax relating to the same underlying subject matter appears in any two of the HHL Accounts, the HHL Management Accounts and the Completion Net Asset Statement, and such provision is different as a result of the timing differences which stem from when the HHL Accounts, the HHL Management Accounts and the Completion Net Asset Statement were drawn up, the provision that will be used the calculate the amount for the purposes of clause 7.1.2 of Part 4 of Schedule 6 will be the one calculated using the generally accepted accounting practices which would be applied to the HHL Accounts, the HHL Management Accounts or the Completion Net Asset Statement (as the case may be) as at the date of Completion.

7.7	To the extent that the a payment is required to be made as a result of the provisions of paragraph 7.2 of this Part 4 of this Schedule 6 and the Warrantors have made a payment referred to in paragraph 7.2.2 of this Part 4 of this Schedule 6 out of the Joint Account and the Joint Account is still being operated, the payment required to made as a result of the provisions of paragraph 7.2 will be made into the Joint Account. For the avoidance of doubt, in all other instances, any payment made as a result of the provisions of paragraph 7.2 will be made to the Warrantors.

8.	THIRD PARTY CLAIMS

8.1	If HHL or the Purchaser is entitled to recover from any other person or a Tax Authority a sum in respect of any matter or Tax Liability to which a HHL Tax Claim relates and which has been satisfied by the Warrantors from the Joint Account (subject to clause 4 of this agreement) the Purchaser shall as soon as practicable give written notice of the same to the Warrantors and the Purchaser shall, or shall procure that HHL shall, take such action as may be reasonably requested by the Warrantors to enforce recovery against that person or Tax Authority, subject to the Warrantors indemnifying, to the Purchaser’s satisfaction, HHL and the Purchaser against all costs and expenses incurred in taking such an action.

8.2	In the event that the Purchaser or HHL recovers any sum referred to in paragraph 8.1 (whether after taking any action at the request of the Warrantors under that paragraph or otherwise), the Purchaser shall, as soon as reasonably practicable, account to the Warrantors for the lesser of:

8.2.1	the sum recovered net of any Tax on the sum and the costs and expenses of recovering the same; and

8.2.2	any amount paid by the Warrantors in respect of the matter giving rise to the relevant HHL Tax Claim.

8.3	To the extent that the a payment is required to be made as a result of the provisions of paragraph 8.2 of this Part 4 of this Schedule 6 and the Warrantors have made a payment to the referred to in paragraph 8.1 of this Part 4 of this Schedule 6 out of the Joint Account and the Joint Account is still being operated, the payment required to made as a result of the provisions of paragraph 8.2 will be made into the Joint Account. For the avoidance of doubt, in all other instances, any payment made as a result of the provisions of paragraph 8.2 will be made to the Warrantors.

9.	MISCELLANEOUS

Any payment to the Purchaser or HHL under any HHL Tax Claim shall be deemed to be a reduction of the total consideration payable hereunder for the HHL Shares.

10.	COVENANT BY THE PURCHASER

10.1	The Purchaser and HHL jointly and severally covenant with the Warrantors to pay to the Warrantors an amount equal to:

10.1.1	any liability (or increased liability) to Tax of the Warrantors or any person connected with the Warrantors arising under or by reference to section 767A or section 767AA of the Taxes Act or by virtue of the non-payment of Tax by HHL for any reason or by the application of any Tax Statute save that this paragraph 10.1 shall not apply in respect of any Tax for which the Warrantors are liable to make (but have not yet made) payment to the Purchaser under this schedule;

10.1.2	the reasonable costs and expenses of the Warrantors or any person connected with the Warrantors in connection with any liability referred to or in taking any action under this paragraph.

10.2	For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

10.3	Paragraphs 4 and 5 of this part 4 of this schedule shall apply to this paragraph 10 (with all necessary changes) as if: (a) references to the Warrantors were references to the Purchaser (and vice versa); and (b) references to HHL in the definition of Claim for Tax were references to the Warrantors or to any person connected with the Warrantors.

SCHEDULE 7

Completion

1.	Each of the Vendors shall, in respect of themselves, deliver or procure to be delivered to the Purchaser:

1.1	duly executed transfers of the Shares owned by that Vendor in favour of the Purchaser or its nominee(s) together with duly executed powers of attorney or other authorities pursuant to which any transfers have been executed and in the case of the HHL Vendor evidence to the Purchaser’s satisfaction of the authority of any person signing on their behalf;

1.2	the relevant share certificates (or an express indemnity in a form satisfactory to the Purchaser in the event of any found to be missing) in respect of the Shares;

1.3	in the case of the Holdings Vendors the written resignations in the agreed form of Angela Ormsby Chiswell, Rosemary Ormsby David, Katrina Ormsby McCrossan and Peter Bernard Wayte as directors of and Katrina Ormsby McCrossan as the secretary of Holdings;

1.4	the written resignations in the agreed form of Rosemary David and Barry Dean as directors of HHL;

1.5	the written resignation in the agreed form of the auditors of Holdings, HHL and each of the Subsidiaries;

1.6	all certificates of incorporation and certificates of incorporation on change of name for Holdings, HHL and the Subsidiaries;

1.7	the common seal and statutory books (including minute books) and books of account of Holdings, HHL and the Subsidiaries made up to the Completion Date;

1.8	share certificates in respect of all the issued shares of HHL held by Holdings and each of the Subsidiaries held by HHL or any of the Subsidiaries together with duly executed transfers in blank and declarations of trust in respect of all such shares as are beneficially owned by but not registered in the name of HHL or a Subsidiary;

1.9	the documents of title to the Properties (or in respect of any individual property charged to a third party where the charge is to stay in place certified true copies thereof) as shown in the schedule of deeds in the agreed form;

1.10	duly executed counterparts of the Letter of Instructions;

1.11	release of the debenture in favour of HSBC;

1.12	documentation relating to the discharge of the directors of Hale Hamilton Holdings Limited;

1.13	the Quotation and Terms of Business and evidence of any amount paid pursuant thereto;

1.14	a letter from HSBC in relation to the Matsuura Financing Lease;

2.	The Holdings Vendors shall procure that a meeting of the board of directors of Holdings is convened and held at which resolutions in the form set out in the Completion Board Minutes are duly passed.

3.	The Vendors shall procure that meetings of the boards of directors of HHL and each of the other Subsidiaries are convened and held at which resolutions in the form set out in the Completion Board Minutes are duly passed.

4.	The Purchaser shall pay to the Vendors’ Solicitors (on behalf of the Vendors) by transfer of funds through a UK clearing bank to a UK clearing bank account nominated by the Vendors’ Solicitors the sum of £22,800,000 in respect of the cash consideration payable at Completion, and by the same means shall pay £5,700,000 into the Joint Account. The Vendors’ Solicitors’ receipt shall be a sufficient discharge for such sum payable to the Vendors at Completion and the Purchaser shall not be concerned to see to the application thereof.

5.	The Purchaser shall deliver a duly executed counterpart of the Letter of Instructions.

6.	The Purchaser shall procure that the Environmental Insurance Policy is incepted and that following Completion the premium will be paid by any member of the Hale Group and a copy provided to the Warrantors.

SCHEDULE 8

The Properties

Part 1

Freehold

(1) Owned by	(2) Address	(3) HMLR Title No or root of title
Hale Hamilton (Valves) Limited	Frays Mill Works Cowley Road Uxbridge Middlesex UB8 2AF	NGL510324

Part 2

Leasehold

(1) Address	(2) Lessee	(3) Lessor	(4) Term
Unit P12 Bar Hill Industrial Estate Cambridge	Cambridge Fluid Systems Limited	Coal Pension Properties Limited	10 years from 5 September 2003

608-B Geylang Road Singapore 389547	CFS Technology Pte Limited	Grandwell Investment Pte Limited	No fixed term. 6 months notice required to terminate.

SCHEDULE 9

Limitations on the Vendors’ liability

1.	DURATION AND EXTENT

1.1	The aggregate liability of the Warrantors and the Holdings Vendors in respect of all claims under this agreement (apart from claims in respect of Holdings Title Warranties or under clause 2.5 of this agreement) made:

1.1.1	on or prior to 15 March 2007 (“Year 1 Claims”) shall (subject as provided in paragraph 1.2) not exceed the principal amount standing to the credit of the Joint Account from time to time plus twenty per cent of the Consideration as adjusted in accordance with clause 3.2; and

1.1.2	on or after 16 March 2007 and prior to the second anniversary of the Completion Date (“Year 2 Claims”) shall not exceed the principal amount standing to the credit of the Joint Account at the opening of business on 16 March 2007 less any amounts in respect of any Year 1 Claims which at the date any Year 2 Claim is due to be settled have been paid out of the principal monies in the Joint Account after 16 March 2007 provided that if any Year 2 Claim shall be settled and paid before all Year 1 Claims have been settled and paid then thereafter Year 1 Claims shall only be liable to be settled and paid to the extent that the aggregate of all Year 1 Claims which are settled and paid (whether before or after 16 March 2007) do not exceed an amount equal to forty per cent of the Consideration as adjusted in accordance with clause 3.2 reduced by the aggregate of any amounts in respect of those Year 2 Claims and Year 1 Claims which have then been paid.

1.2	The aggregate liability of the Warrantors in respect of all Tax Claims made after the second anniversary of Completion but prior to the fourth anniversary of Completion shall not exceed £1,000,000.

1.3	The aggregate liability of the HHL Vendor in respect of all claims under the HHL Title Warranties shall not exceed the amount of Consideration received by it from time to time.

1.4	No amount shall be payable by and the Warrantors shall not be liable in respect of any Claim unless the amount of each individual Claim is in excess of £5,000 and unless and until the aggregate cumulative liability of the Warrantors in respect of all such individual Claims which exceed £5,000, exceeds £200,000 in which case the Warrantors shall be liable for both the initial £200,000 and the excess.

1.5	The Warrantors shall not be liable for any Claim unless the Holdings Vendors’ Representative is given notice in writing of that Claim (whether actual or contingent) stating in reasonable detail the nature of the Claim and an estimate of the amount claimed on or before the second anniversary of Completion.

1.6	The Warrantors shall not be liable for any Indemnity Claim or Environmental Claim unless the Holdings Vendors’ Representative is given notice in writing of such Indemnity Claim or Environmental Claim (whether actual or contingent) stating in reasonable detail the nature of such claim, if reasonably ascertainable, and an estimate of the amount claimed on or before the second anniversary of Completion.

2.	LIMITATIONS

The Warrantors shall not be liable under any of the Holdings Warranties, the HHL Warranties or (to the extent provided in clause 7.5 and 8.2 only) Indemnity Claims or Environmental Claims as the case may be:

2.1	to the extent that the facts or information upon which it is based are Disclosed; or

2.2	to the extent that a provision, reserve or allowance relating to the subject matter of the relevant Holdings Warranties, HHL Warranty or an Indemnity Claim has been made in the Completion Net Asset Statement; or

2.3	to the extent that such liability arises or is increased as a result of any change or changes in legislation (primary or delegated) including without limitation any increase in rates of taxation or variation in the method of applying or calculating the rates of taxation or the introduction of any changes or new form of taxation or in the published practice of HM Revenue & Customs or any other relevant authority (in the United Kingdom or elsewhere) occurring after Completion whether or not with retrospective effect; or

2.4

to the extent that such liability occurs or arises as a result of a voluntary act, transaction or omission of the Purchaser or any member of the Hale Group, outside the ordinary course of business and which the Purchaser knew would give rise to a breach of the Holdings Warranties or HHL Warranties, other than an act, transaction or omission required by any applicable legislation or done or omitted to be done pursuant to a binding obligation in force at the date of this agreement; or

2.5	to the extent that the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of HHH, HHL or any of the Subsidiaries or the Purchaser or any of them to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to taxation the making, giving or doing of which was taken into account in computing the provision for taxation in the Holdings Accounts, the Holdings Management Accounts, the HHL Accounts or in the HHL Management Accounts; or

2.6	to the extent that such liability would not have arisen but for any changes after Completion in accounting policy of the Purchaser or any member of the Hale Group except for changes required to comply with Relevant Accounting Standards.

3.	THIRD PARTY CLAIMS

3.1

Where the Purchaser and/or Holdings and/or HHL and/or any of the Subsidiaries is/are at any time entitled to recover from some other person (including any insurer) any sum in respect of any matter giving rise to a Claim, Indemnity Claim or an Environmental Claim the Purchaser shall and shall procure that Holdings and/or HHL or any of the Subsidiaries shall take such reasonable steps to enforce such recovery (and in the case of recovery against any insurer, to pursue such claim as a reasonable and prudent insured who is not afforded the benefit of rights of indemnity such as those afforded under this agreement) prior to taking any action against the Warrantors (other than notifying the Warrantors of the Claim, Indemnity or Environmental Claim), but without affecting any action which the Purchaser may wish to bring against the Warrantors provided that in respect of an Environmental Claim this paragraph 3.1 shall only apply in respect of recovery against the Environmental Insurance Policy. In respect of such action that may be taken against third parties (other than under the Environmental Insurance Policy) in relation to the subject matter of an Environmental Claim the Purchaser agrees, upon satisfaction of the Environmental Claims, to assign and to procure the assignment by any member of the Hale Group of its and their rights to claim against such third party to the Warrantors and shall otherwise cooperate and procure the cooperation of any member of the Hale Group with the Warrantors insofar as they reasonably request subject to satisfactory indemnification for its or their costs and expenses in doing so. Subject to paragraph 1.1, the Warrantors shall indemnify and keep indemnified the Purchaser and the relevant members of the Hale Group to the Purchaser’s reasonable satisfaction, against all costs, charges, taxation and expenses which may be suffered or incurred by the Purchaser or relevant member of the Hale Group in relation to the performance of their obligations under this paragraph 3.1. In the event that the Purchaser or Holdings or HHL or any of the Subsidiaries shall recover any amount from such other person the amount of the Claim, Indemnity Claim or Environmental Claim shall be reduced by the amount recovered (including any repayment supplement) less all costs, charges and expenses incurred by the Purchaser or Holdings or HHL or any of the Subsidiaries in recovering that sum from such other person.

3.2	If the Warrantors pay at any time to the Purchaser or to Holdings or to HHL or to any of the Subsidiaries an amount pursuant to a Claim, an Indemnity Claim or Environmental Claim and the Purchaser or Holdings or HHL or any of the Subsidiaries subsequently recovers from some other person any sum in respect of any matter giving rise to such claims the Purchaser shall and shall procure that Holdings or HHL or the relevant Subsidiary shall as soon as reasonably practicable and in any event within ten Business Days after receipt thereof repay to the Warrantors so much of the amount paid by them to the Purchaser or Holdings or HHL or the relevant Subsidiary as does not exceed the sum recovered from such other person less all costs, charges, taxation and expenses incurred by the Purchaser or Holdings or HHL or the relevant Subsidiary in recovering that sum from such other person.

3.3	If any amount is repaid to the Warrantors by the Purchaser or Holdings or HHL or any Subsidiary pursuant to paragraph 3.2, an amount equal to the amount so repaid shall be deemed never to have been paid by the Warrantors for the purposes of paragraph 1.1 and accordingly shall not be treated as an amount in respect of which any liability has been incurred.

4.	CONDUCT OF CLAIMS

4.1	For the purposes of this paragraph any action taken or authorised by and any notice or document given to the Holdings Vendors’ Representative shall be deemed to be taken or authorised by or given to each of the Warrantors and shall be binding on each of them.

4.2	If the Purchaser or Holdings or HHL or any of the Subsidiaries become aware of any claim by a third party against any of them (“third party claim”) which does or might reasonably be expected to give rise to a Claim or an Indemnity Claim, the Purchaser shall (or shall procure that Holdings or HHL or any Subsidiary concerned shall) as soon as reasonably practicable give written notice to the Holdings Vendors’ Representative of the third party claim and shall consult with the Holdings Vendors’ Representative with respect to such matter but such notice shall not be a condition precedent to the liability of the Warrantors;

4.3	Subject to paragraphs 4.4 and 4.6, at the request of the Holdings Vendors’ Representative, the conduct of any proceedings of whatsoever nature arising in connection with any such third party claim shall be delegated entirely to the Holdings Vendors’ Representative and in that connection the Purchaser shall give or cause to be given to the Holdings Vendors’ Representative all such assistance as the Holdings Vendors’ Representative may reasonably require in disputing any such third party claim and shall instruct such solicitors or other professional advisers as the Holdings Vendors’ Representative may nominate to act on behalf of the Warrantors, the Purchaser or Holdings or HHL or any relevant Subsidiary but in accordance with the Holdings Vendors’ Representative’s instructions.

4.4	If any proceedings are delegated to the Holdings Vendors’ Representative in accordance with clause 4.3, the Holdings Vendors’ Representative shall keep the Purchaser fully and promptly informed of all material developments and not settle or compromise any such claim on terms that involve the Purchaser or any member of the Hale Group in any continuing liability or obligation to the third party claimant without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed taking into consideration the effect on the business, reputation and goodwill of the Purchaser’s Group). Without prejudice to the foregoing, the Holdings Vendors’ Representative shall fully and promptly consult with the Purchaser as to the most effective way to approach the conduct of negotiations and/or proceedings relating to the third party claim (including how to avoid, contest, dispute, resist, appeal, compromise or defend the same), and take reasonable account of its proposals and suggestions (taking into account the same considerations referred to above as to the effect thereof on the business, reputation and goodwill of the Purchaser’s Group).

4.5	Subject to paragraph 4.6, the Purchaser shall not, and shall ensure that no member of the Purchaser’s Group will, admit liability in respect of, or compromise or settle, the third party claim without the prior written consent of the Holdings Vendors’ Representative (such consent not to be unreasonably withheld or delayed).

4.6	The Purchaser and the members of the Hale Group shall not be obliged to take any action pursuant to, or to permit the Warrantors to take any action pursuant to paragraph 4.3 or to comply with paragraph 4.5 if:

4.6.1	the Holdings Vendors’ Representative has not complied with its obligations pursuant to paragraph 4.4;

4.6.2	any request made by the Holdings Vendors’ Representative pursuant to paragraph 4.3 is not made within a reasonable time (being not less than 15 Business Days) of receipt by the Vendors’ Representative of any notice of any third party claim given to the Vendors’ Representative (and, in any event, in the case of a third party claim which requires an appeal to be made or other action to be taken within a specified period of time, at least two Business Days prior to the expiry of such specified period); and

4.6.3	such action involves contesting any decision of any court or any other appellate body (including any tribunal or court) unless they have been advised in writing, at the expense of the Warrantors, by leading counsel instructed by agreement between the Purchaser and the Holdings Vendors’ Representative that an appeal against such decision would have at least a 50% chance of being won by the Purchaser or the relevant member of the Hale Group; and

4.6.4	save where the Warrantors provide indemnities and security reasonably satisfactory to the Purchaser therefore, such action is likely to increase the liability to Tax of any member of the Purchaser or the relevant member of the Hale Group for accounting periods ending after Completion.

4.6.5	subject to paragraph 1.1, the Purchaser and/or the relevant member of the Hale Group have not been indemnified to the reasonable satisfaction of the Purchaser against all costs, charges, taxation and expenses which may be thereby suffered or incurred by the Purchaser or the relevant member of the Hale Group.

5.	MISCELLANEOUS

5.1	Any payment to the Purchaser or to Holdings or to HHL or to any of the Subsidiaries under the Holdings Share Warranties, the HHL Warranties, the Holdings Title Warranties or the HHL Title Warranties or pursuant to an Indemnity Claim or Environmental Claim shall be deemed to be a reduction of the total consideration paid and received for the Shares.

5.2	Payment in respect of any Claim, any claim for breach of the HHL Title Warranties or the Holdings Title Warranties, any Indemnity Claim, Environmental Claim or any claim under the Tax Covenant shall pro tanto satisfy and discharge any other claim which is capable of being made in respect of the same subject matter and the Purchaser shall at all times procure that there is no duplication of any claim or claims relating to the same subject matter so that the Purchaser shall not be entitled to recover more than once in respect of the same loss.

5.3	The Purchaser will, and shall ensure that Holdings and HHL and the Subsidiaries will, so far as is reasonably practicable and for not less than a period of 4 years, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim, an Indemnity Claim, a Tax Claim or any other claim under this agreement.

5.4	The Purchaser shall (and shall procure that each member of the Hale Group shall) take all reasonable steps to mitigate any Losses which it suffers in consequence of a breach of the Warranties, or any matter event or circumstance the subject of an Indemnity Claim or Environmental Claim. Subject to paragraph 1.1, the Warrantors shall indemnify and keep indemnified the Purchaser and the relevant members of the Hale Group to the Purchaser’s reasonable satisfaction against all costs, charges, taxation and expenses which may thereby be suffered or incurred by the Purchaser or the relevant member of the Hale Group in relation to such steps.

5.5

Each of the Vendors (in their capacity as Vendors and not, for the avoidance of doubt, the Warrantors in their capacity as Warrantors) shall only be liable under this agreement for a breach by him, in the case of the Holdings Vendors of the Holdings Title Warranties, and the covenants in clauses 2.1, 2.3 and 12 and, in the case of the HHL Vendor of the HHL Title Warranties and the covenants in clauses 2.1, 2.2 and 12. The liability of each of the Vendors (in their capacity as Vendors and not, for the avoidance of doubt, the Warrantors in their capacity as Warrantors) shall not exceed the amount of Consideration received by him from time to time. The Warrantors liability for Holdings Title Warranties shall not exceed in the case of each individual Holdings Vendor the amount of the Consideration received by that Vendor from time to time.

5.6	In the event that the Warrantors become liable for a Claim pursuant to paragraph 7.6 of part 2 of schedule 4, the Purchaser shall (and shall procure that each member of the Purchaser’s Group shall) forthwith upon satisfaction of the Claim assign (without cost to the Warrantors) any debts which are the subject of such Claim to the Warrantors or such entity as the Warrantors shall direct.

SCHEDULE 10

Completion Net Asset Statement

Part 1

Determination and confirmation of Completion Net Worth

1.	THE COMPLETION NET ASSET STATEMENT

The Purchaser shall procure that the draft Completion Net Asset Statement shall be prepared by HHL within 60 days following Completion.

2.	BASIS OF PREPARATION

2.1	The Completion Net Asset Statement shall be prepared and all assets and liabilities valued and determined in accordance with the policies that are referred to and in the order shown in this Paragraph 2.1:

(a)	the specific accounting policies set out in Paragraph 2.2;

(b)	the accounting principles, practices, evaluation rules and procedures, methods and bases adopted by HHL in the preparation of the HHL Accounts to the extent not inconsistent with Paragraph 2.1(a) and to the extent not inconsistent with Paragraph 2.1(c); and

(c)	in accordance with Relevant Accounting Standards as at Completion to the extent not inconsistent with Paragraph 2.1(a).

2.2	The following are the policies referred to in Paragraph 2.1:

(a)	an accrual for management bonuses and Barry Dean’s severance payment in the aggregate amount of £1,342,000 (including national insurance contributions) shall be included in the Completion Net Asset Statement together with a corresponding adjustment to the Corporation Tax liability;

(b)	provision for deferred tax to the extent it exceeds £192,000;

(c)	accruals shall be made for the following payments to the extent such payments have not been made on or before 31 January 2006:

(i)	the cost of the Insured Benefits;

(ii)	any dividend declared or paid prior to Completion;

(iii)	£133,500 of the premium due in respect of the Environmental Insurance Policy (the balance of such provision being left out of account); and

(iv)	the costs referred to in clause 13.2,

and the Corporation Tax liability shall be adjusted accordingly.

(d)	fixed assets not disposed of since the Accounts Date are to be included at their value in the HHL Accounts and fixed assets acquired since the Accounts Date are to be included at their purchase price, but in each case less depreciation to the Completion Date in accordance with the depreciation policy adopted by HHL in the preparation of the HHL Accounts;

(e)	an accrual for pension liabilities in the amount of £140,000 and no more shall be included in the Completion Net Asset Statement (but no adjustment in respect thereof shall be made to the Corporation Tax Liability);

(f)	no general provision shall be made against warranty claims; and

(g)	goodwill in respect of the acquisition of shares in Cambridge Fluid Systems International Limited shall be included as a fixed asset in the sum of £37,000.

3.	CALCULATION OF THE COMPLETION NET WORTH

Without prejudice to paragraph 2 of this Schedule 10, the Completion Net Worth shall be the amount determined by reference to the pro-forma Completion Net Asset Statement in Part 2 of this Schedule (but the headings are illustrative only).

4.	PROCEDURE FOR DETERMINING COMPLETION NET WORTH

4.1	A physical inventory of the stocks and work in progress shall be conducted by HHL in the presence of representatives of the Purchaser and adjustments made to reflect the position as at close of business on 31 January 2006. Forthwith following preparation of the Completion Net Asset Statement, the Purchaser shall be entitled to forward the draft Completion Net Asset Statement to the Purchaser’s Accountants for review. Within 40 Business Days after Completion, the Purchaser shall provide to the Holding Vendors’ Representative (a) the draft Completion Net Asset Statement and (b) the draft calculation of the Completion Net Worth (the “Confirmation”).

4.2	The Holdings Vendors’ Representative shall be entitled to submit the draft Completion Net Asset Statement and draft Confirmation to the Vendor’s Accountants for review.

4.3

The Holdings Vendors’ Representative shall, within 20 Business Days of the draft Completion Net Asset Statement and draft Confirmation being submitted to the Holding Vendors’ Representative, notify the Purchaser in writing either that he approves of them or that he disagrees with them (a “Dispute Notice”) in which event he shall in such notification give details of the matters with which he disagrees (“Disputed Items”) and the reasons for such disagreement. If a Dispute Notice is given, the Purchaser and the Holdings Vendors’ Representatives shall attempt to resolve and agree the Disputed Items. If no such Dispute Notice is given before the expiry of the specified time, the Vendors shall be deemed to have accepted the draft Completion Net Asset Statement and draft Confirmation. Any such resolution which enables the Completion Net Worth to be agreed shall be expressed in a joint confirmation (the “Joint Resolution”), signed by both the Purchaser and the Holding Vendors’ Representative, stating the Completion Net Worth. If no Joint Resolution shall be issued within 20 Business Days of the Dispute Notice having been submitted to the Purchaser, the matter shall be referred to a firm of independent chartered accountants jointly agreed upon between the Purchaser and the Holdings Vendors’ Representative or (failing such agreement) appointed, at the request of either the Purchaser or the Holdings Vendors’ Representative at any time, by the President from time to time of the Institute of Chartered Accountants in England and Wales, which firm (the “Independent Accountants”) shall then determine the Disputed Items and shall confirm the Completion Net Worth. The Independent Accountants shall act as experts and not as arbitrators. Their decision shall be communicated in writing to the Purchaser and the Holdings Vendors’ Representative and shall be final and binding upon the Purchaser and the Holdings Vendors’ Representative. For the avoidance of doubt before such referral shall be made to such Independent Accountants the

Purchaser shall be entitled to review the Completion Net Asset Statement in the light of the matters raised by the Holdings Vendors’ Representative and/or the Vendors’ Accountants and to propose further adjustments to the draft Completion Net Asset Statement for review by the Independent Accountants.

4.4	The costs of the Purchaser’s Accountants, in connection with all matters specified in this Schedule shall be borne by the Purchaser, the costs of the Vendors’ Accountants shall be borne by the Holdings Vendors. The costs of the Independent Accountants shall be borne by the parties as determined by the Independent Accountants in accordance with the following formula:

A = B/C x 100

where:

A	=	the percentage costs to be borne by the relevant party;

B	=	the amount by which the relevant party’s calculation of Completion Net Worth varies from the final confirmation of Completion Net Worth; and

C	=	the difference in pounds between the Purchaser’s calculation of Completion Net Worth and the Vendor’s calculation of Completion Net Worth.

4.5	The Purchaser shall use reasonable endeavours to procure that all records, working papers and other information within its possession or control as may be reasonably required by the Purchaser’s Accountants and/or the Vendors’ Accountants and/or the Independent Accountants for the purposes of this Schedule, shall be made available upon a request for them subject to the provision by the relevant parties of any undertakings and indemnities required by auditors and shall generally render all reasonable assistance reasonably necessary for the preparation of the Completion Net Asset Statement.

4.6	For the purposes of the agreement “the final confirmation of Completion Net Worth” shall mean:

(a)

the Confirmation issued by the Purchaser pursuant to paragraph 4.1 (if such Confirmation is approved (or deemed accepted) by the Holding Vendors’ Representative pursuant to paragraph 4.3) in which case the final confirmation of Completion Net Worth shall, for the purposes of the agreement, be treated as issued five Business Days after notification has been given or is deemed to have been given that the Confirmation is accepted;

(b)	the Joint Resolution (if a disagreement shall have been resolved as mentioned in paragraph 4.3) in which case the final confirmation of Completion Net Worth shall, for the purposes of the Agreement, be treated as issued five Business Days after the date upon which the Joint Resolution has been given; or

(c)	the decision of the Independent Accountants (if any matter shall be referred to the Independent Accountants as mentioned in paragraph 4.3) in which case the final confirmation of Completion Net Worth shall, for the purposes of the agreement, be treated as issued five Business Days after the date upon which the decision shall have been given.

Part 2

Pro forma Completion Net Asset Statement

HHL

FIXED ASSETS

A. TOTAL FIXED ASSETS

CURRENT ASSETS

Stocks
Work-in-Progress
Debtors
Trade Debtors (Net of Bad Debts)
Other Debtors (Pre-payments & Accruals)
Cash Balance

B. TOTAL CURRENT ASSETS

CURRENT CREDITORS

Trade Creditors
Leases on Plant & Equipment (within 1 Year)
Other Creditors (inc. VAT)
Corporation Tax
Dividends

C. TOTAL CURRENT LIABILITIES

LONG TERM LIABILITIES

Leases on Plant & Equipment
Deferred Corporation Tax (if in excess of £192,000)
Pension Liability

D. TOTAL LONG-TERM LIABILITIES

Completion Net Worth is (A+B) - (C+D)

EXECUTED (but not delivered until the date hereof) as a deed by Howitzer Acquisition Limited acting by two directors or one director and the secretary:	) ) ) )	/s/ Kenneth W. Smith Kenneth W. Smith /s/ David A Bloss Sr. David A Bloss Sr.

EXECUTED (but not delivered until the date hereof) as a deed by Circor International Inc. acting by two directors or one director and the secretary:	) ) ) )	/s/ Kenneth W. Smith Kenneth W. Smith /s/ David A Bloss Sr. David A Bloss Sr.

SIGNED (but not delivered until the date hereof) as a deed by David Hamilton Fox as a tristee pf the K D Hamilton 1957 Settlement Trust by his attorney Charles N. Ouin:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Charles N. Ouin as a trustee of the J D Hamilton 1957 Settlement Trust:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by David Hamilton Fox as a trustee of the I F Hamilton 1962 Settlement Trust by his attorney Charles N. Ouin:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Charles N. Ouin as a trustee of the I F Hamilton 1962 Settlement Trust:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Katrina McCrossan as a trustee of the I F Hamilton 1962 Settlement Trust by her attorney Charles N. Ouin.	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Angela Ormsby Chiswell as trustee of the Ornsby Charitable Trust by her attorney Charles N. Ouin:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Rosemary Orrnsby David:	) )	/s/ Rosemary O. David Rosemary O. David

SIGNED (but not delivered until the date hereof) as a deed by Peter David by her attorney Rosemary O. David:	) )	/s/ Rosemary O. David Rosemary O. David

EXECUTED (but not delivered until the date hereof) as a deed by Fenchurch Nominees Limited by its attorney Ian D. Grant:	) )	/s/ Ian D. Grant Ian D. Grant

SIGNED (but not delivered until the date hereof) as a deed by B J McCrossan as trustee of the Warwick Charitable Trust by her attorney Charles N. Ouin:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Angela Ormsby Chiswell as a trustee of the Ormsby Charitable Trust by her attorney Charles N. Ouin:	) ) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Nicholas John Chiswell by his attorney Charles N. Ouin:	) )	/s/ Charles N. Ouin Charles N. Ouin

SIGNED (but not delivered until the date hereof) as a deed by Rosemary Ormsby David as a trustee of the Ormsby Charitable Trust:	) ) )	/s/ Rosemary O. David Rosemary O. David

SIGNED (but not delivered until the date hereof) as a deed by Katrina McCrossan as trustee of the Warwick Charitable Trust:	) )	/s/ Katrina McCrossan Katrina McCrossan

SIGNED (but not delivered until the date hereof) as a deed by D P McCrossan as a trustee of the Warwick Charitable Trust by his attorney Charles N. Ouin:	) ) )	/s/ Charles N. Ouin Charles N. Ouin